    As filed with the Securities And Exchange Commission on August 11, 2000
                                                         Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                INFOSPACE, INC.
             (Exact name of Registrant as specified in its charter)
        Delaware                     7375                    91-1718107
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)
                       601 108th Avenue N.E., Suite 1200
                           Bellevue, Washington 98004
                                 (425) 201-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------
                                 ELLEN B. ALBEN
                             Senior Vice President,
                           Legal and Business Affairs
                                InfoSpace, Inc.
                       601 108th Avenue N.E., Suite 1200
                           Bellevue, Washington 98004
                                 (425) 201-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:
                             BARRY E. TAYLOR, ESQ.
                            MAURINE M. MURTAGH, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ------------
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ------------
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Proposed Maximum
 Title of Each Class of                   Proposed Maximum    Aggregate
    Securities to be       Amount to be    Offering Price      Offering        Amount of
       Registered           Registered      Per Share(1)       Price(1)     Registration Fee
--------------------------------------------------------------------------------------------
Common Stock, $0.0001
 par value.............  4,500,000 shares     $31.9375     $143,718,750.00     $37,941.75
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act based on the average high and low trading price for the common stock on August 8, 2000.

                               ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2000
PROSPECTUS

                                4,500,000 Shares

                        [LOGO OF INFOSPACE APPEARS HERE]

                                  Common Stock

  This prospectus relates to the public offering, which is not being underwritten, of up to 4,500,000 shares of our common stock, all of which are being sold by some of our current stockholders.

  The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

  Our common stock is traded on the Nasdaq National Market under the symbol "INSP." On August 10, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $29.875 per share. See "Price Range of Common Stock."

                                   --------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                                   --------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is    , 2000.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
      About InfoSpace, Inc. .............................................   3

      Recent Acquisitions................................................   4

      Risk Factors.......................................................   5

      Forward-Looking Statements.........................................  18

      Use of Proceeds....................................................  19

      Dividend Policy....................................................  19

      Price Range of Common Stock........................................  19

      Capitalization.....................................................  20

      Selected Consolidated Financial Data...............................  21

      Management's Discussion and Analysis of
       Financial Condition and Results of Operations.....................  22

      Business...........................................................  38

      Management.........................................................  51

      Certain Relationships and Related Transactions.....................  59

      Security Ownership of Certain Beneficial Owners, Management and
       Selling Stockholders..............................................  61

      Description of Capital Stock.......................................  64

      Plan of Distribution...............................................  69

      Legal Matters......................................................  70

      Experts............................................................  70

      Additional Information.............................................  71

      Index to Financial Statements...................................... F-1

                               ----------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

  We began operations in March 1996 as a Washington corporation and were incorporated in Delaware in April 1996, at which time the operations of our Washington corporation predecessor were transferred to the Delaware corporation. As used in this prospectus, references to "we," "our," "us" and "InfoSpace" refer to InfoSpace, Inc., its predecessors and its consolidated subsidiaries.

  Our executive offices are located at 601 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004, and our telephone number is (425) 201-6100.

  We maintain a World Wide Web site at www.infospace.com. Information contained on our Web site does not constitute part of this prospectus.

  "InfoSpace" and "ActiveShopper" are registered trademarks of ours. We have also applied for federal registration of other marks, including
"ActivePromotion" and our logo. Each logo, product name, tradename or service mark of any other company appearing in this prospectus belongs to its holder.

  Except as otherwise noted, all information in this prospectus gives effect to two-for-one stock splits of our common stock consummated in May 1999, in January 2000 and in April 2000.

                             ABOUT INFOSPACE, INC.

  InfoSpace is an international information infrastructure services company. InfoSpace provides commerce, information and communication infrastructure services for wireless devices, merchants and Web sites. Our affiliates utilize and distribute these services through a network of wireless and other non-PC devices including PCs, cellular phones, pagers, screen telephones, television set-top boxes, online kiosks, and personal digital assistants as well as to PC-based Web sites. We have relationships with AT&T Wireless, Verizon Wireless, VoiceStream, USWest (now part of Qwest), Intel, Ericsson, Nokia, Mitsui and Acer America. InfoSpace's affiliate network also consists of more than 3,000 Web sites that include America Online (or AOL), Microsoft, Disney's GO Network, NBC's Snap, Lycos, Go2Net Inc., Dow Jones (The Wall Street Journal Interactive Edition) and ABC LocalNet, among others.

  We have developed a scalable, flexible technology platform that enables us to deliver a broad, integrated suite of services to Web sites, merchants and wireless carriers. All of our consumer, merchant and wireless services utilize the same core technology platform within the same operational infrastructure. Our consumer services are designed for the end user and are distributed through wireless devices and Web sites. These services include four main components:
(1) unified communication services, including device-independent email and instant messaging; (2) information services, such as integrated directory, news, and lifestyle information; (3) community services, including the "sticky" services such as online address books and calendars; and (4) the ability to offer collaboration services, including real-time document sharing. We target merchant services to local merchants (including service-based merchants such as restaurants and dry cleaners) and distribute these services through our relationships with the regional bell operating companies (RBOCs), merchant banks and other financial institutions and other local media networks, including newspapers and television and radio stations. These services include commerce services such as online storebuilding and technology that promotes merchant services. We target wireless services to mobile users, whether on a cellular phone, personal digital assistant (or PDA), pager or other non-PC device, and distribute these services through our relationships with wireless carriers and device manufacturers. These services include the ability to conduct secure commerce using single-click buying, integrated information services such as real-time stock quotes and traffic reports, and services that manage users' lives, including online address books and calendars.

  We design our infrastructure services to be highly flexible and customizable, enabling affiliates to select from among our broad range of consumer, merchant and wireless services. One of our principal strengths is our internally developed technology, which enables us to easily and rapidly add new affiliates and distribution partners by employing a distributed, scalable architecture adapted specifically to our Internet-based infrastructure services. We help our affiliates and distribution partners build and maintain their brands by delivering our consumer, merchant and wireless services with the look and feel and navigation features specific to each affiliate's delivery platform and format, including the growing number of emerging wireless devices.

  We have built a large distribution network through our direct sales force and through reseller channels. Our reseller channels are based on distribution agreements with online advertising networks, such as DoubleClick and Flycast, who offer both our consumer and merchant services to their network of thousands of Web sites; reseller agreements with RBOCs, including BellSouth, SBC, Bell Atlantic and USWest (now part of Qwest); merchant banks; and other local media networks who provide our services to local merchants.

  A key component of our strategy is expanding our operations into international markets. Our joint venture in the United Kingdom began providing content services in the third quarter of 1998. In March 1999 we began providing infrastructure services to Canadian affiliates through a Canadian subsidiary. In addition, with our acquisition of Saraide, we have begun to expand our wireless services into Europe, Japan and Canada. We expect to launch our subsidiary in India to provide comprehensive, localized consumer, merchant and wireless services to the India market. We have also entered into agreements to expand our services into Brazil and Australia and are currently investigating other international opportunities.

                              RECENT ACQUISITIONS

  Orchest, Inc. On August 4, 2000, we acquired all of the outstanding capital stock of Orchest, Inc., a privately held company based in Cupertino, California, for a purchase consideration of 255,288 shares of our common stock. Orchest is an online provider of financial services that enables users to access a consolidated view of their personal financial information from multiple institutions. The acquisition was accounted for as a purchase.

  Acquisition of Go2Net, Inc. On July 26, 2000 we announced that we had entered into a definitive agreement to acquire Go2Net, Inc. a public company. Under the terms of the agreement, we will exchange 1.82 of our shares for each share of Go2Net, and Go2Net will become our wholly-owned subsidiary. Go2Net operates several financial, entertainment and e-commerce Web sites. We believe that the acquisition of Go2Net will allow us to offer a broader range of e-commerce services and enhance the delivery of our services over broadband. We expect to complete the acquisition in the third or fourth quarter of 2000, subject to customary conditions, including approval of the stockholders of Go2Net. The acquisition is expected to be accounted for as a pooling of interests.

  TDLI.com Limited. TDLI.com Limited, a privately held company based in Hampshire, England ("TDLI") owns 50% of the share capital of TDL InfoSpace (Europe) Limited, a privately held company based in Hampshire, England (" TDL InfoSpace") .TDLI InfoSpace currently operates under a joint venture agreement between TDLI and InfoSpace Investments Limited, one of our English subsidiaries, and seeks to aggregate and syndicate content on the Internet that satisfies the needs of end users in Europe. On July 24, 2000, we entered into a definitive agreement with the shareholders of TDLI to acquire all of the outstanding shares and options of TDLI for a purchase consideration of between approximately $118 million and $144 million in shares of our common stock, including between approximately $14.4 million and $17.6 million in shares of Saraide Inc. ("Saraide"), one of our majority-owned subsidiaries. The election by the TDLI shareholders to take part of the consideration in the shares of Saraide Inc. is subject to the consent of certain of the minority shareholders of Saraide to our transfer of these shares from us to the TDLI shareholders. If that consent is not obtained by us prior to the effectiveness of this Registration Statement, the agreement provides that the TDLI shareholders will automatically receive all consideration in the shares of our common stock. We expect to complete the acquisition in the third quarter of 2000, subject to customary conditions, including the effectiveness of this Registration Statement. The acquisition will be accounted for as a purchase.

  IQorder.com, Inc. On July 3, 2000, we acquired all of the outstanding shares, warrants and options of IQorder.com, Inc., a privately held company based in Tempe, Arizona, for a purchase consideration of 989,959 shares of our common stock. IQorder's technology allows consumers to enter a model number, UPC code, part number, barcode or ISBN, or to scan in a UPC code, in order to locate a product, compare prices and make an instant purchase with a single click. The acquisition will be accounted for as a purchase.

  Millet Software. On March 31, 2000 we acquired all of the common stock of Millet Software, a privately held company based in Berkeley, California, for a purchase consideration of 488,224 shares of our common stock and acquisition expenses of $54,531. Millet develops e-commerce solutions to make online transactions more convenient, while enabling shoppers to check the privacy policies of online merchants at the point of purchase. The acquisition was accounted for as a purchase.

  Saraide Inc. On March 10, 2000 we acquired eighty percent of the common stock of Saraide, a privately held company based in San Mateo, California, for a purchase consideration of 9,233,672 shares and acquisition expenses of $340,489. Saraide provides wireless Internet services in Europe, Japan and Canada. The acquisition was accounted for as a purchase.

  Prio, Inc. On February 14, 2000, we acquired Prio, a privately held company based in Mountain View, California. The combination was accounted for as a pooling of interests. Prio provides "e-nabled" commerce solutions and specializes in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments. We issued 9,322,418 shares of our common stock in exchange for all the outstanding common and preferred stock of Prio. The Consolidated Financial Statements and Notes thereto and other consolidated financial data included elsewhere in this prospectus are presented as if Prio was a wholly-owned subsidiary during all periods presented.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

  This prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. These statements relate to our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

We Have a Limited Operating History and a History of Losses.

  We have a limited operating history, which makes it difficult to evaluate our business and prospects. We have incurred net losses from our inception in March 1996 through March 31, 2000. At March 31, 2000, we had an accumulated deficit of approximately $182.2 million. We expect to incur operating losses on a quarterly basis in the future. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services. To address the risks we face and to be able to achieve and sustain profitability, we must, among other things:

  . develop and maintain strategic relationships with potential affiliates, distribution partners and content providers;

  . identify and acquire the rights to additional content, technology and services;

  . successfully integrate new features with our consumer, merchant and wireless services;

  . expand our sales and marketing efforts, including relationships with third parties to sell our merchant services;

  .  successfully expand into international markets;

  .  retain and motivate qualified personnel; and

  .  successfully respond to competitive developments.

  If we do not effectively address the risks we face, our business will suffer and we may not sustain profitability. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Financial Results Are Likely to Fluctuate.

  Our financial results have varied on a quarterly basis and are likely to fluctuate substantially in the future. These fluctuations may be caused by several factors, many of which are beyond our control. These factors include:

  .  the addition or loss of affiliates;

  . variable demand for our consumer, merchant and wireless services by our affiliates and distribution providers;

  . the cost of acquiring and the availability of content, technology and services;

  . the growth and overall level of demand for consumer, merchant and wireless services;

  . our ability to attract and retain advertisers, content providers, affiliates and distribution partners;

  .  seasonal trends in Internet usage and advertising placements;

  . the amount and timing of fees we pay to our affiliates to include our information services on their Web sites and wireless devices;

  . the productivity of our direct sales force and the sales forces of our distribution partners;

  . the amount and timing of increased expenditures for expansion of our operations, including the hiring of new employees, capital expenditures and related costs;

  .  our ability to continue to enhance, maintain and support our technology;

  . the result of litigation that is currently ongoing against InfoSpace, or any litigation that is filed against us in the future;

  .  our ability to attract and retain personnel;

  . our ability to successfully integrate and manage newly acquired companies;

  . the introduction of new or enhanced services by us, our affiliates or distribution partners, or other companies that compete with us or our affiliates;

  . price competition or pricing changes in Internet information infrastructure services, such as ours;

  . technical difficulties, system downtime, system failures or Internet brown-outs;

  . political or economic events and governmental actions affecting Internet operations or content; and

  . general economic conditions and economic conditions specific to the Internet.

  If one or more of these factors or other factors occur, our business could suffer.

  In addition, because InfoSpace only began operations in March 1996, and because the market for Internet infrastructure services such as ours is new and evolving, it is very difficult to predict future financial results. As a result of our recent acquisitions and continued global expansion, we have significantly increased our sales and marketing, research and development and general and administrative expenses and intend to continue to do so for the remainder of the year 2000. Our expenses are partially based on our expectations regarding future revenues and estimated expenses from our acquisitions, which are largely fixed in nature, particularly in the short term. As a result, if our revenues in a period do not meet our expectations, our financial results will likely suffer.

Pending and Potential Acquisitions Involve Risks.

  We have acquired complementary technologies or businesses in the past, and intend to do so in the future. Acquisitions may involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could adversely affect our results of operations or stock price. Acquisitions involve numerous risks, including:

  . difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;

  .  diverting management's attention from other business concerns;

  . impairing relationships with our employees, affiliates, content providers and distribution partners;

  . being unable to maintain uniform standards, controls, procedures and policies;

  .  entering markets in which we have no direct prior experience; and

  .  losing key employees of the acquired company.

  We may not be able to successfully integrate the technology and personnel we have acquired or the other businesses, technologies or personnel that we acquire in the future. We and the businesses acquired by us may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to us. We have retained, and may in the future retain, existing management of acquired companies or technologies, under the overall supervision of our senior management. The success of the operations of these acquired companies and technologies will depend, to a great extent, on the continued efforts of the management of the acquired companies.

We Need to Manage Our Growth and Maintain Procedures and Controls.

  We have rapidly and significantly expanded our operations and anticipate further significant expansion to accommodate expected growth in our customer base and market opportunities. We have increased the number of employees from 15 at January 1, 1998 to 502 at June 30, 2000. We now have offices in Bellevue, Washington; San Francisco, San Mateo and Mountain View, California; New York City and Rochester, New York; Toronto and Ottawa, Canada; Papendrecht, Netherlands; and London, United Kingdom. This expansion has placed, and is expected to continue to place, a significant strain on our management and operational resources. We do not have experience managing multiple offices with multiple facilities and personnel in disparate locations. As a result, we may not be able to effectively manage our resources, coordinate our efforts, supervise our personnel or otherwise successfully manage our resources. We have recently added a number of key managerial, technical and operations personnel and we expect to add additional key personnel in the near future. We also plan to continue to significantly increase our employee base. These additional personnel may further strain our management resources.

  Our relationships with affiliates and distribution partners, content providers and advertisers are subject to frequent change. Prior to implementing procedures and controls in this area, these changes were often informal. In particular, we may have failed to perform our obligations under certain commercial contracts that may have been modified or terminated by verbal agreement. We believe that any failure to perform our obligations was not significant. This practice of the modification or termination of past written agreements by verbal agreement has resulted, and may result in the future, in disputes regarding the existence, interpretation and circumstances regarding modification or termination of commercial contracts. If our relationships with affiliates and distribution partners, content providers and advertisers evolve in an adverse manner, if we get into contractual disputes with affiliates and distribution partners, content providers or advertisers or if any agreements with such persons are terminated, our business could suffer. See "Business-- Legal Proceedings."

  The rapid growth of our business has strained our ability to meet customer demands and manage the growing number of affiliate relationships. In addition, our affiliate relationships are also growing in their size and complexity of services. As a result of the growth in the size, number, and complexity of our relationships we may be unable to meet the demands of our customer relationships, which could result in the loss of customers, subject us to penalties under our affiliate agreements and harm our business reputation.

  To manage the expected growth of our operations and personnel, we must continue maintaining and improving or replacing existing operational, accounting and information systems, procedures and controls.
Further, we must manage effectively our relationships with various Internet content providers, distribution partners, wireless carriers, advertisers, affiliates and other third parties necessary to our business. If we are unable to manage growth effectively, our business could suffer. See "--We Are Subject to Pending Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Rely on Advertising and Transaction Revenues.

  We have derived a significant amount of our revenues from the sale of national and local advertisements, and transaction fees from our affiliates who use our consumer services, and we expect this to continue into the third quarter of 2000. Our ability to increase and diversify our revenues will depend upon a number of factors, including the following:

  . the acceptance of the Internet as an advertising medium by national and local advertisers;

  . the acceptance and regular use of our information infrastructure services by a large number of users who have demographic characteristics that are attractive to advertisers;

  . the availability of attractive advertising space within our private label solutions;

  . the ability of our business development and sales personnel to effectively sell our broad suite of consumer, merchant and wireless services;

  . the development of the Internet as an attractive platform for electronic commerce;

  . the use of our integrated merchant tools by small and medium sized online and offline merchants;

  . the adoption of our wireless services and solutions by wireless carriers and device manufacturers; and

  . the use of our information services by subscribers on their wireless devices.

  Our ability to maintain or increase our advertising revenues will also be affected by changes in fee levels and structures. Many of our advertising contracts provide for fees to be paid for us on a cost per thousand impressions
(CPM) basis. If CPMs decrease in future contracts, or we fail to provide required minimum levels of user impressions, our revenue growth may slow or revenues may even decrease.

We Rely on Our Relationships with Affiliates.

  We will be able to continue generating revenues from advertising, transaction fees and promotions only if we can secure and maintain distribution for our information infrastructure services on acceptable commercial terms through a wide range of affiliates. In particular, we expect that a limited number of our affiliates, including America Online, Inc. (or AOL), its CompuServe and Digital City divisions and its Netscape Communications subsidiary and Microsoft Network, LLC, will account for a substantial portion of our affiliate traffic. Our distribution arrangements with our affiliates typically are for limited durations of between six months and two years and automatically renew for successive terms thereafter, subject to termination on short notice. We cannot assure you that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. We generally share with each affiliate a portion of the revenues generated by advertising on the Web pages that deliver our content services. We pay carriage fees to certain affiliates, including AOL. These relationships may not be profitable or result in benefits to us that outweigh the costs of the relationships. In addition, if we lose a major affiliate, we may be unable to timely or effectively replace the affiliate with other affiliates with comparable traffic patterns and user demographics. The loss of any major affiliate could harm our business.

Our Affiliates May Be Unable to Raise Sufficient Capital or May Experience Adverse Business Conditions.

  As a result of unfavorable conditions in the public equity markets, some of our affiliates may have difficulty raising sufficient capital to suppport their long-term operations. As a result, these affiliates may not be able to pay us some or all of the fees they are required to pay us under their existing agreements. In addition, our affiliates may experience adverse business conditions due to market conditions, industry conditions or other factors, which may render them unable to fulfill their contractual obligations to us. Such conditions may also prevent potential affiliates to enter into contractual relationships or other strategic business relationships with us.

We Rely on a Small Number of Customers.

  We derive a substantial portion of our revenues from a small number of customers. We expect that this will continue in the foreseeable future.

  Our top ten customers represented 64% of our revenues in the first quarter of 2000 and 57% of our revenues for fiscal year 1999. In particular, 800-U.S. Search, Inc. accounted for approximately 13% of our revenues for the quarter ended March 31, 2000 and 21% for the year ended December 31, 1999. If we lose any of these customers, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

Our Advertising Arrangements Involve Risks.

  We typically sell national advertisements pursuant to short-term agreements of less than six months. As a result, our national advertising customers could cancel these agreements, change their advertising expenditures or buy advertising from our competitors on relatively short notice and without penalty. Because we derive, and expect to continue to derive, a large portion of our consumer services revenues from sales of national advertising, these short-term agreements expose us to competitive pressures and potentially severe fluctuations in our financial results.

  In addition, we typically guarantee our national advertising customers a minimum number of impressions or click throughs by Web users. These arrangements expose us to potentially significant risks. If we fail to deliver these minimum levels, we typically have to provide free advertising to the customer until the minimum level is met, which could harm our financial results.

  We occasionally guarantee the availability of advertising space in connection with promotion arrangements and content agreements. In addition, we occasionally provide customized advertising campaigns for advertisers and agree with certain advertisers that we will not accept advertising from any other customer within a particular subject matter. All of these arrangements subject us to certain risks. These risks include:

  .  our potential inability to meet the guarantees we make to our customers;

  . our allocation of resources to create customized advertising that may not result in successful advertisements;

  . a requirement to forego advertising from potential customers whose advertisements would conflict with those of other customers; and

  .  a potential limitation on availability of additional advertising space.

  Any of these results could harm our financial results.

We Depend on Third Parties for Content.

  We typically do not create our own content. Rather, we acquire rights to information from more than 85 third-party content providers, and our future success is critically dependent upon our ability to maintain relationships with these content providers and enter into new relationships with other content providers.

  We typically license content under short-term arrangements that do not require us to pay royalties or other fees for the use of the content. However, we do enter into revenue-sharing arrangements with certain content providers, and we pay certain content providers a one-time fee, a periodic fee or a fee for each query from Web users. In the future, we expect that certain of our content providers will likely demand a greater portion of advertising revenues or increase the fees that they charge us for their content. If we fail to enter into and maintain satisfactory arrangements with content providers, our business will suffer. See "--We Need to Manage Our Growth and Maintain Procedures and Controls."

We Depend on Key Personnel.

  Our performance depends on the continued services of our executive officers and other key personnel, particularly within our merchant services and wireless services business areas. We maintain key person life insurance on Naveen Jain, our Chairman, in the amount of $5.0 million. We do not maintain key person life insurance policies on any of our other employees. If we lose the services of any of our executive officers or other key employees, our business could suffer. See "Business--Employees" and "Management--Executive Officers and Directors."

We Need to Hire Additional Personnel.

  Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. We intend to hire a significant number of technical, sales and marketing, business development and administrative personnel during the next year. Our services and the industries to which we provide our services are relatively new, particularly with respect to our wireless and merchant services. As a result, qualified technical personnel with relevant experience to our business are scarce and therefore difficult to recruit. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer.

Our International Expansion Plans Involve Risks.

  A key component of our strategy is expanding our operations into international markets. We entered into a joint venture agreement with Thomson Directories Limited to replicate our infrastructure services in Europe. The joint venture, TDL InfoSpace (Europe) Limited, launched content services in the United Kingdom in the third quarter of 1998. In July 2000, we entered into a definitive agreement with the other shareholders of TDLI to acquire all of the issued and outstanding shares and options of TDLI, thus giving us complete control of TDL InfoSpace. In March 1999, we began providing infrastructure services to Canadian affiliates through our wholly-owned subsidiary, InfoSpaceCanada.com. We expect to launch InfoSpace.com India to provide comprehensive localized consumer, merchant and wireless services to the Indian market. In addition, with our acquisition of Saraide, we have begun to expand our wireless services into Europe, Japan and Canada. We have also entered into agreements to expand our services into Brazil and Australia and are currently investigating other international opportunities.

  To date, we have limited experience in developing and syndicating localized versions of our information infrastructure services internationally, and we may not be able to successfully execute our business model in these markets. In addition, international markets experience lower levels of Internet usage and Internet advertising than the United States. We rely on our business partner in Europe for U.K. directory information and local sales forces and may enter into similar relationships if we expand into other international markets. Accordingly, our success in these markets will be directly linked to the success of our business partners in such activities. If our business partners fail to successfully establish operations and sales and marketing efforts in these markets, our business could suffer. See "Business--International Expansion."

  In addition, we face a number of risks inherent in doing business in international markets, including, among others:

  .  unexpected changes in regulatory requirements;

  .  potentially adverse tax consequences;

  .  export controls relating to encryption technology;

  .  tariffs and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  changing economic conditions;

  . exposures to different legal standards (particularly with respect to intellectual property, data privacy and distribution of information over the Internet);

  .  burdens of complying with a variety of foreign laws;

  .  fluctuations in currency exchange rates; and

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

  If any of these risks occur, our business could suffer.

Our Business Is Highly Competitive.

  We operate in the Internet information infrastructure services market, which is extremely competitive and is rapidly changing. Our current and prospective competitors include many large companies that have substantially greater resources than we have. We believe that the primary competitive factors in the market for Internet information infrastructure services are:

  . the ability to provide commerce, information, and communication infrastructure services of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Web sites and wireless devices to which the services are provided;

  . the ability to meet the specific information and service demands of a particular Web site or wireless device;

  . the cost-effectiveness and reliability of the consumer, merchant and wireless information services;

  . the ability to provide consumer, merchant and wireless information services that are attractive to advertisers and end users;

  . the ability to achieve comprehensive coverage of a particular category of information or services; and

  . the ability to integrate related information to increase the utility of the consumer, merchant and wireless information services offered.

We compete, directly or indirectly, in the following ways, among others:

  . our directory services compete with AnyWho? (a division of AT&T), GTE SuperPages, Switchboard, ZIP2 (which was recently acquired by Compaq), various RBOCs' directory services, infoUSA's Lookup USA, City Search Sidewalk and Yahoo! Yellow Pages and White Pages;

  . other information services we provide, such as classifieds, horoscopes and real-time stock quotes, compete with specialized content providers;

  . our U.K. operations compete with British Telecom's YELL service and Scoot (UK) Limited in directory services; Inktomi and Autonomy in infrastructure services; Excite, Yahoo! and MSN in syndication; Shopguide, Shopsmart and Yahoo! shopping for merchant services and various specialized content providers for information services;

  . our community services compete with services offered by Internet portals such as AOL, Yahoo! and Excite, as well as specialized content service providers such as Hotmail;

  . our merchant services compete with e-tailers such as Amazon.com, portals such as AOL, Yahoo! and MSN, and merchant aggregators such as Big Step and Microsoft's Bcentral; and

  . our wireless commerce services compete with portals such as AOL, Yahoo!, MSN and Lycos, and with specialized content providers.

  We expect that in the future we will experience competition from other Internet services companies and providers of Internet software, including Microsoft, Yahoo!, AOL, Excite, Disney, Lycos, Go2Net's MetaCrawler and NBC's Snap. Some of these companies are currently customers of ours, the loss of which could harm our business. We may also face increased competition from traditional media companies expanding onto the Internet.

  Many of our current customers have established relationships with certain of our current and potential future competitors. If our competitors develop Internet information infrastructure services that are superior to ours or that achieve greater market acceptance than ours, our business will suffer.

Our Business Relies on the Performance of Our Systems.

  Our success depends, in part, on the performance, reliability and availability of our consumer, merchant and wireless services. Our revenues depend, in large part, on the number of users that access our consumer, merchant and wireless services. We are currently transitioning our computer and communications hardware from our former headquarters in Redmond, Washington to our new headquarters in Bellevue, Washington.

  With the acquisitions of Prio and Saraide, we have data centers in Mountain View, California serving the promotions technology and Papendrecht, Netherlands serving wireless customers in Europe. None of our data centers are currently redundant. Our success on a global basis will depend in part on our ability to create carrier class infrastructure systems and build network operations centers worldwide that can support the delivery of integrated consumer, merchant and wireless services and the expected growth of these services. We may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems.

  The Company has entered into Service Level Agreements with certain merchant services distributors including merchant banks and most of our wireless customers. These agreements call for system up times and 24/7 support, and include penalties for non-performance. We may be unable to fulfill these commitments, which could subject us to penalties under our agreements, harm our reputation and result in the loss of customers and distributors, which would harm our business.

  Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for all the losses that may occur. In addition, systems that use sophisticated software may contain bugs, which could also interrupt service. Any system interruptions resulting in the unavailability of our consumer, merchant and wireless services would reduce the volume of users able to access our consumer, merchant and wireless services and the attractiveness of our service offerings to our affiliates, advertisers and content providers, which could harm our business.

Our Industry Is Experiencing Consolidation.

  The Internet industry has recently experienced substantial consolidation. For example, AOL has acquired Netscape and has agreed to acquire Time Warner, At Home has acquired Excite, and Compaq has acquired ZIP2. We expect this consolidation to continue. These acquisitions could affect us in a number of ways, including:

  . companies from whom we acquire content could be acquired by one of our competitors and stop licensing us content;

  . our customers could be acquired by one of our competitors and terminate their relationship with us; and

  . our customers could merge with other customers, which could reduce the size of our customer base.

  This consolidation in the Internet industry could harm our business.

We Rely on Internally Developed Software and Systems.

  We have developed custom software for our network servers and our private label solutions. This software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to fix. We must expand and upgrade our technology, transaction-processing systems and network infrastructure if the volume of traffic on our Web site or our affiliates' Web sites increases substantially. In addition, as we continue to expand our merchant and wireless services, we may have to significantly modify our systems. We could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our consumer, merchant and wireless services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business.

Rapid Technological Change Affects Our Business.

  Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize our market. Our market's early stage of development exacerbates these characteristics. Our future success depends in significant part on our ability to develop and introduce compelling services on a timely and competitive basis and to improve the performance, content and reliability of our consumer, merchant and wireless services in response to both the evolving demands of the market and competitive product offerings. Our efforts in these areas may not be successful. If a large number of affiliates adopt new Internet technologies or standards, we may need to incur substantial expenditures modifying or adapting our enabling technologies and Internet information infrastructure services.

We Rely on the Internet System Infrastructure.

  Our success depends, in large part, on other companies maintaining the Internet system infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet system infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, our business could suffer.

We Receive Information that May Subject Us to Liability.

  We obtain content and commerce information from third parties. When we integrate and distribute this information over the Internet, we may be liable for the data that is contained in that content. This could subject us to legal liability for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which we obtain content do not contain indemnity provisions in favor of us. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. We carry general business insurance, however, this coverage may be inadequate.

  In addition, individuals whose names appear in our yellow pages and white pages directories have occasionally contacted us. These individuals believed that their phone numbers and addresses were unlisted, and our directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While we have not received any claims from these individuals, we may receive claims in the future. Any liability that we incur as a result of content we receive from third parties could harm our financial results.

  We also gather personal information from users in order to provide personalized services. Gathering and processing this personal information may subject us to legal liability for negligence, defamation, product or service liability. We may also be subject to laws and regulations, both in the United States and abroad, regarding user privacy. See "Business--Governmental Regulation."

We May Become Subject to Governmental Regulation.

  Because of the increasing use of the Internet, the government may adopt laws and regulations with regard to the Internet covering issues such as user privacy, pricing, content, taxation, copyrights, distribution and product and services quality. For a description of certain risks relating to government regulation, see "Business--Governmental Regulation."

Our Networks Face Security Risks.

  Even though we have implemented security measures, our wireless and wireline networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our Internet operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Our wireless Internet services may present additional security risks that could lead to interruptions in services, security breaches and related problems. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement industry-standard security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our content services, any of which could harm our business. See "Business--Technology and Infrastructure--Data Network Infrastructure."

  Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. As we expand our merchant services, we intend to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to securely transmit confidential information, such as member profiles and customer credit card numbers. Users could possibly circumvent the measures we take to protect customer transaction data. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Any compromise of our security could harm our business.

We May Be Unable to Adequately Protect or Enforce Our Intellectual Property Rights.

  Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

  Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and we may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer. See "Business--Intellectual Property" and "--Legal Proceedings."

Our Stock Price Has Been and May Continue to Be Volatile.

  The trading price of our common stock has been and is likely to continue to be highly volatile. Since we began trading on December 15, 1998, our stock price has ranged from $1.875 to $138.50. Our stock price could be subject to wide fluctuations in response to factors such as the following:

  .  actual or anticipated variations in quarterly results of operations;

  . the addition or loss of affiliates, distribution partners or content providers;

  . announcements of technological innovations, new products or services by us or our competitors;

  . changes in financial estimates or recommendations by securities analysts;

  .  conditions or trends in the Internet and online commerce industries;

  . changes in the market valuations of other Internet, online service or software companies;

  . our announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  .  sales of our common stock;

  .  general market conditions; and

  .  other events or factors, many of which are beyond our control.

  In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

We Are Subject to Pending Legal Proceedings.

  From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us. Such claims, even if not meritorious, could require the expenditure of significant financial and managerial resources, which could harm our business.

  On February 8, 2000, we reached a settlement with an alleged former employee. Under the terms of the settlement, the alleged employee received a cash payment of $10.5 million.

  On December 15, 1999, a complaint was filed against us by a former employee alleging claims for breach of contract, fraud, negligent misrepresentation, and promissory estoppel. The former employee contends he agreed to work for us on the basis of certain misrepresentations, that he entered into an agreement with us that entitles him to an option to purchase 300,000 shares of our common stock, and that he was terminated without cause. The former employee is seeking the right to purchase the shares of stock, unspecified compensatory and punitive damages, and litigation costs and attorney's fees.

  On December 23, 1998, we filed a complaint against Internet Yellow Pages, Inc., or IYP, and Greg Crane, asserting claims for (a) account stated, (b) breach of contract, and (c) fraud. IYP has asserted counterclaims against us for breach of contract, fraud, extortion and violation of the Consumer Protection Act (RCW 19.86), and seeks relief consisting of $1,500,000 and other unquantified money damages, punitive damages, treble damages and attorney's fees.

  We believe we have meritorious defenses to all of these claims against us. Nevertheless, litigation is inherently uncertain, and we may not prevail in these suits.

  We had discussions with a number of individuals in the past regarding employment by us and also hired and subsequently terminated a number of individuals as employees or consultants. Furthermore, primarily during our early stage of development, our procedures with respect to the manner of granting options to new employees were not clearly documented. As a result of these factors, and in light of the receipt of the above claims, we have in the past received, and may in the future receive, similar claims from one or more individuals asserting rights to acquire shares of our stock or to receive cash compensation. We cannot predict whether such future claims will be made or the ultimate resolution of any currently outstanding or future claim. See "Business--Legal Proceedings."

We May Require Additional Funding.

  Although we believe that our cash reserves and cash flows from operations will be adequate to fund our operations for at least the next 12 months, such sources may be inadequate. Consequently, we may require additional funds during or after such period. Additional financing may not be available on favorable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our future capital requirements depend upon many factors, including, but not limited to:

  .  the rate at which we expand our sales and marketing operations;

  . the amount and timing of fees paid to affiliates to include our consumer, merchant and wireless services on their site or service;

  . the extent to which we expand our consumer, merchant and wireless services;

  . the extent to which we develop and upgrade our technology and data network infrastructure;

  .  the occurrence, timing, size and success of acquisitions;

  .  the cash requirements of entities we have acquired;

  . the number and amount of investments we make in privately held technology companies;

  .  the rate at which we expand internationally; and

  .  the response of competitors to our service offerings.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Management Owns a Large Percentage of Our Stock.

  As of July 31, 2000, our officers, directors and affiliated persons beneficially owned approximately 32% of our common stock. Naveen Jain, our Chairman, beneficially owned approximately 22% of our common stock as of that date. As a result, our officers, directors and affiliated persons may effectively be able to:

  .  elect, or defeat the election of, our directors;

  . amend or prevent amendment of our Certificate of Incorporation or Bylaws;

  . effect or prevent a merger, sale of assets or other corporate transaction; and

  . control the outcome of any other matter submitted to the stockholders for vote.

  Our public stockholders may have little control over the outcome of such transactions. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of InfoSpace, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

                           FORWARD-LOOKING STATEMENTS

  You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to:

  .  statements regarding our business and growth strategy,

  . the expected demand for and benefits of our Internet infrastructure services for our affiliates, advertisers, content providers and distribution partners,

  . anticipated benefits from the businesses and technologies we have acquired or intend to acquire,

  .  future carriage fees,

  .  increased advertising and public relations expenditures,

  .  increased operating expenses and the reasons for such increases,

  .  expected operating losses,

  .  increased costs of revenues,

  .  increased product development expenses,

  .  increased sales and marketing expenses,

  .  increased general and administrative expenses,

  .  anticipated capital equipment expenditures and

  .  anticipated cash needs.

  This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our and the strategic Internet services industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under "Risk Factors" and elsewhere in this prospectus.

  These forward-looking statements apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

  The shares of our common stock offered in this prospectus are to be sold by some of our current stockholders. We will receive no cash proceeds upon the sale of such shares.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and therefore do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been traded on the Nasdaq National Market under the symbol "INSP" since December 15, 1998, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market. These prices have been adjusted to give effect to two-for-one stock splits of our common stock consummated in May 1999, in January 2000 and in April 2000.

                                                                High      Low
                                                              --------- --------
   Fiscal Year Ended December 31, 1998:
     Fourth Quarter (from December 15, 1998)................. $  6.50   $ 1.875
   Fiscal Year Ending December 31, 1999:
     First Quarter........................................... $ 12.4063 $ 3.5625
     Second Quarter.......................................... $ 18.1563 $ 8.8125
     Third Quarter........................................... $ 14.7345 $ 9.2188
     Fourth Quarter.......................................... $ 54.25   $ 9.6875
   Fiscal Year Ending December 31, 2000:
     First Quarter........................................... $138.50   $40.25
     Second Quarter.......................................... $ 78.25   $37.125
     Third Quarter (through August 8, 2000).................. $ 60.00   $27.4375

  On August 10, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $29.875 per share. As of July 31, 2000, there were approximately 652 holders of record of our common stock. See "Risk Factors--Our Stock Price Has Been and May Continue to Be Volatile."

                                 CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 2000. This table should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                   As of
                                                               March 31, 2000
                                                             ------------------
                                                               (in thousands,
                                                             except share data)
Stockholders' equity:
  Preferred Stock, $0.0001 par value per share; 15,000,000
   shares authorized; one share issued and outstanding......      $    --
  Common Stock, $0.0001 par value per share; 900,000,000
   shares authorized; 227,733,868 shares issued and
   outstanding..............................................            23
  Additional paid-in capital................................       829,459
  Accumulated deficit.......................................      (182,228)
  Accumulated other comprehensive income....................         3,670
  Deferred expense--warrants................................        (2,080)
  Unearned compensation--stock options......................        (1,259)
                                                                  --------
    Total stockholders' equity..............................       647,585
                                                                  --------
      Total capitalization..................................      $647,585
                                                                  ========

--------
(1)  Excludes as of March 31, 2000:

  . 26,031,896 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $14.35 per share;

  . 19,932,048 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.94 per share; and

  . 15,399,094 shares of our common stock reserved for future issuance under our Restated 1996 Flexible Stock Incentive Plan and 1998 Employee Stock Purchase Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected consolidated balance sheet data at December 31, 1998 and 1999 are derived from our audited consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this prospectus. The consolidated financial statements give retroactive effect to the merger of the Company and Prio, Inc.
(Prio), which has been accounted for as a pooling of interests as described in
Note 7 to the consolidated financial statements. The balance sheet of Prio, Inc. (a development stage enterprise) as of December 31, 1998, and the related statements of operations, shareholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this prospectus. The selected consolidated statements of operations data for the three months ended March 31, 1999 and 2000 and the selected consolidated balance sheet data as of March 31, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the period from March 1, 1996 (inception of InfoSpace) to December 31, 1996 and the selected consolidated balance sheet data at December 31, 1996 and 1997 have been derived from audited consolidated financial statements that have not been included herein.

  The financial statement data below has been recast to reflect the pooling of interests with Prio, Inc. Accordingly, the data presented below for the periods prior to the inception of InfoSpace relate to Prio only. The selected consolidated statements of operations data for the year ended December 31, 1995 and the selected consolidated balance sheet data at December 31, 1995 have been derived from unaudited financial statements of Prio. This data, in the opinion of management, includes all adjustments that are necessary for a fair presentation of Prio's financial position and results of operations for these periods.

                                                                         Three Months
                                       Years Ended                           Ended
                                       December 31,                        March 31,
                         --------------------------------------------  ------------------
                          1995    1996     1997      1998      1999      1999      2000
                         ------  -------  -------  --------  --------  --------  --------
Consolidated Statements
 of Operations Data:
 Revenues...............    --   $   199  $ 1,817  $  9,632  $ 37,390  $  5,259  $ 19,006
 Cost of revenues.......    --        96      493     2,331     7,267     1,308     3,119
                         ------  -------  -------  --------  --------  --------  --------
   Gross profit.........    --       103    1,324     7,301    30,123     3,951    15,887
 Operating expenses:
   Product development..    250    1,989    4,560     7,567    11,316     2,487     4,777
   Sales and marketing..    --       257    1,477    10,783    47,651     5,417     8,452
   General and
    administrative......    262    2,319    5,069     7,378    12,486     2,650     6,078
   Amortization of
    intangibles.........    --       --        64       710     3,223       299     7,491
   Acquisition and
    related charges.....    --       --       --      2,800    13,351       --     86,397
   Other--non-recurring
    charges.............    --       --       137     4,500    11,359       --      2,888
                         ------  -------  -------  --------  --------  --------  --------
    Total operating
     expenses...........    512    4,565   11,307    33,738    99,386    10,853   116,083
                         ------  -------  -------  --------  --------  --------  --------
 Loss from operations...   (512)  (4,462)  (9,983)  (26,437)  (69,263)   (6,902) (100,196)
 Other income, net......      6       95       39       593    11,703     1,265     3,463
 Equity in loss from
  joint venture.........    --       --       --       (125)      (12)      --        --
 Unrealized gain on
  investments...........    --       --       --        --        --        --     23,598
 Minority interest......    --       --       --        --        --        --     (9,843)
 Income tax expense.....    --       --       --        --        --        --        (18)
 Cumulative effect of
  change in accounting
  principle.............    --       --       --        --        --        --       (719)
                         ------  -------  -------  --------  --------  --------  --------
 Net loss............... $ (506) $(4,367) $(9,944) $(25,969) $(57,572) $ (5,637) $(83,715)
                         ======  =======  =======  ========  ========  ========  ========
 Basic and diluted net
  loss per share........ $(0.38) $ (0.07) $ (0.11) $  (0.23) $  (0.29) $  (0.03) $  (0.39)
                         ======  =======  =======  ========  ========  ========  ========
 Shares used in
  computing basic net
  loss per share........  1,315   64,455   91,470   114,519   196,222   179,618   217,120
                         ======  =======  =======  ========  ========  ========  ========
 Shares used in
  computing diluted net
  loss per share........  1,315   64,455   91,697   114,519   196,222   179,618   217,120
                         ======  =======  =======  ========  ========  ========  ========

                                           December 31,
                               -------------------------------------- March 31,
                               1995   1996    1997    1998     1999     2000
                               ----  ------ -------- ------- -------- ---------
Consolidated Balance Sheet
 Data:
 Cash and short-term
  investments................  $236  $3,125 $ 11,961 114,266 $162,705 $150,021
 Working capital.............   (17)  3,284   10,561 108,753  169,562  170,013
 Total assets................   284   4,859   14,470 133,670  365,587  710,211
 Total stockholders' equity..    30   3,884   11,061 119,730  339,875  647,585

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere herein. See "Forward-Looking Statements." You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

Overview

  InfoSpace, Inc. is an international information infrastructure services company. Infospace provides commerce, information and communication infrastructure services for wireless devices, merchants and Web sites. We began operations in March 1996. During the period from inception through December 31, 1996, we had insignificant revenues and were primarily engaged in the development of technology for the aggregation, integration and distribution of Internet content and the hiring of employees. In 1997, we expanded our operations, adding business development and sales personnel in order to capitalize on the opportunity to generate Internet advertising revenues. We began generating material revenues in 1997 with our consumer services. Revenues in 1998 were also primarily generated through our consumer services. Throughout 1999 and the first quarter of 2000, we have expanded our infrastructure services to enhance our consumer, merchant and wireless services. The following provides greater detail on each of our service offerings:

  Consumer Services: We provide information of broad appeal to users of wireless devices and PC's including directories, sports, news and entertainment, financial data and traffic reports. We also offer an integrated platform of consumer services that includes community building services such as online address books, calendars, online chat and message boards, and communication services including device independent e-mail and instant messaging. Our consumer services are designed for the end user and are distributed through wireless devices and Web sites.

  Revenues from our consumer services are generated from advertising, subscriber fees and guaranteed transaction fees in lieu of revenue share.

  Merchant Services: We provide comprehensive end-to-end merchant services and an extensive distribution network that includes regional bell operating companies (known as RBOCs), merchant banks and other local media networks. Our end-to-end merchant services give merchants the ability to create, promote, sell and distribute their products and services across multiple channels through our broad distribution network. We have extensive reseller agreements with RBOCs, including BellSouth, SBC, Bell Atlantic, and USWest (now part of Qwest), merchant banks such as American Express and other local media networks such as newspapers and television and radio stations who provide our services to millions of local merchants worldwide.

  Our merchant services consist of a comprehensive platform of technology that enables us to deliver unique services such as:

  . the online delivery of promotions to any device that can be used online and offline;

  . buying from any Web site directly from a wireless device with a single click;

  .  PageExpress(TM) which enables local merchants to create a Web presence;

  .  StoreBuilder which enables merchants to build online stores;

  . ActivePromotion(TM) which enables merchants to create targeted product promotions and distribute them across our network; and

  . ActiveShopper(TM) which provides an open marketplace where consumers can find, research and purchase products from our merchant network.

  Revenues from our merchant services are primarily generated from commerce fees and subscriber fees, including per store/per month or per promotion/per month fees.

  Wireless Services: Our wireless services are comprised of a comprehensive, integrated suite of wireless portal services that provide mobile users relevant information services such as real-time stock quotes and traffic reports, the ability to conduct secure commerce transactions including single click buying, communication services such as device-independent instant messaging and e-mail, personalization capabilities and location-based services that enable the user to search for location-based information such as the restaurant closest to the mobile user's current location. These services are distributed through wireless carriers, device manufacturers and software providers.

  Our wireless services are private-labeled for each carrier, preserving the brand of the carrier and their relationship with their customer and creating a barrier to switch. Revenues are primarily generated from the carrier and include licensing fees, per subscriber/per month fees in the U.S. and per query/per message fees in Europe and Japan. In addition we receive commerce revenue for the transactions delivered on the wireless devices.

  All of our services are built on our core technology platform and use the same operational infrastructure. We do not allocate development or operating costs to any of these services.

  In May 1997, we acquired Yellow Pages on the Internet, LLC, or YPI, a Washington limited liability company that provided Internet yellow pages directory information. In June 1998, we acquired Outpost, a Washington corporation engaged primarily in electronic commerce through the sale of cards and gifts via the Internet. In June 1999, we acquired the MyAgent technology and related assets from Active Voice Corporation. In October 1999, we acquired Union-Street.com, a provider of business services including private label e-mail, address book, calendar, personal home page, chat and message boards. In December 1999, we acquired eComLive.com, Inc., a provider of Web-based real-time collaboration and interaction solutions specialized for consumer-to-consumer, business-to-business and business-to-consumer vertical markets and Zephyr Software Inc., an infrastructure services company for the Indian market. These acquisitions were accounted for under the purchase method and, accordingly, are included in our operating results from the date of acquisition forward. The impact of the YPI acquisition on our consolidated statement of operations was not substantial. The acquisitions of Outpost, MyAgent, Union-Street and eComLive resulted in write-offs of in-process research and development and the recording of goodwill, assembled workforce and core technology. The acquisition of Zephyr Software resulted in the recording of goodwill. We have integrated these businesses and the acquired technologies with our other products and services.

  In October 1999, we acquired INEX Corporation, a developer of Internet commerce solutions designed for small and medium-sized merchants. This transaction was accounted for as a pooling of interests. The consolidated financial statements for the three years ended December 31, 1999 and the accompanying notes reflect the Company's financial position and results of operations as if INEX was a wholly-owned subsidiary since inception.

  In February 2000, we acquired Prio, Inc., a provider of commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments. The consolidated financial statements and accompanying notes reflect the Company's financial position and results of operations as if Prio was a wholly-owned subsidiary since inception. In March 2000, we acquired an eighty-percent interest in Saraide Inc. (formerly saraide.com, inc), a provider of wireless Internet services in Europe, Japan and Canada. Also in March 2000, we acquired Millet Software (privacybank.com). Millet developed secure technology that provides an automated process for filling in payment forms. The acquisitions of Saraide and Millet are accounted for as purchases and their results of operations are included in the consolidated financial statements from the date of acquisition.

  In July 1998, we entered into a joint venture agreement with Thomson to form TDL InfoSpace to replicate our content, community and consumer services in Europe. TDL InfoSpace launched content services in the United Kingdom in the third quarter of 1998. Under the Web site services agreement, Thomson provides its directory information to TDL InfoSpace and sell Internet yellow pages advertising for the joint venture through its local sales forces. We also license our technology and provide hosting services to TDL InfoSpace. Thomson and we each purchased a 50% interest in TDL InfoSpace and are required to provide reasonable working capital to TDL InfoSpace. As of December 31, 1999, we had contributed $496,000 to the joint venture. We account for our investment in the joint venture under the equity method. For the years ended December 31, 1999 and 1998, we recorded a loss from the joint venture of $12,000 and $125,000, respectively.

  We have incurred losses since our inception and, as of March 31, 2000, we had an accumulated deficit of approximately $182.2 million. For the quarter ended March 31, 2000, our net loss totaled $83.7 million, including $86.4 million in acquisition and related charges associated with the acquisitions of Prio, Saraide and Millet and $2.9 million in other non-recurring charges related to warrants issued by Prio for services provided. For the year ended December 31, 1999, our net loss totaled $57.6 million, including $13.4 million in acquisition and related charges and $29.0 million in other non-recurring charges. See "--Acquisitions" and "Business--Legal Proceedings."

  We believe that our future success will depend largely on our ability to continue to offer consumer, merchant and wireless solutions that are attractive to our existing and potential future affiliates and distribution partners. Accordingly, we plan to significantly increase our operating expenses in order to, among other things:

  . expand our affiliate network, which may require us to pay additional carriage fees to certain affiliates;

  . expand our business development and marketing operations and hire more sales and business development personnel;

  . increase our advertising and promotional activities;

  . develop and upgrade our technology and purchase equipment for our operations and network infrastructure;

  . expand internationally; and

  . expand our commerce, merchant and wireless services.

  After giving effect to our recent acquisitions, we expect to incur significant operating losses on a quarterly basis in the future. In light of the rapidly evolving nature of our business and limited operating history, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful, and you should not rely upon them as indications of future performance. Although we have experienced sequential quarterly growth in revenues over the past eleven quarters, we do not believe that our historical growth rates are necessarily sustainable or indicative of future growth. For information on recent and pending acquisitions see "-- Acquisitions."

Recent Developments

  Results of Operations for the Three Months and Six Months Ended June 30, 2000. On July 26, 2000 we announced our quarterly results for the three months and six months ended June 30, 2000. In the three-month period ended June 30, 2000, revenues increased $17.6 million, or 251%, to $24.6 million, from

$7.0 million for the comparable period in 1999. In the six-month period ended June 30, 2000, revenues increased $31.3 million, or 256%, to $43.6 million, from $12.2 million for the comparable period in 1999. These increases are due primarily to strong growth in our wireless, merchant and consumer areas. Our net loss for the three months ended June 30, 2000 was $31.2 million, or a loss of ($0.14) per share, compared to a net loss of $9.9 million, or a net loss of ($0.05) per share, for the three months ended June 30, 1999. Our net loss for the six months ended June 30, 2000 was $114.9 million, or a net loss of ($0.51) per share, compared to a net loss of $15.5 million, or a net loss of ($0.08) per share, for the six months ended June 30, 1999.

Historical Results of Operations

  The following table sets forth the historical results of our operations expressed as a percentage of total revenues.

                                                              Three Months
                                       Year Ended                Ended
                                      December 31,             March 31,
                                  ------------------------   ----------------
                                   1997     1998     1999     1999     2000
                                  ------   ------   ------   ------   -------
Revenues........................   100.0 %  100.0 %  100.0 %  100.0 %   100.0 %
Cost of revenues................    27.1     24.2     19.4     24.9      16.4
                                  ------   ------   ------   ------   -------
  Gross profit..................    72.9     75.8     80.6     75.1      83.6
Operating expenses:
  Product development...........   251.0     78.6     30.3     47.3      25.1
  Sales and marketing...........    81.3    111.9    127.4    103.0      44.5
  General and administrative....   279.1     76.6     33.4     50.4      32.0
  Amortization of intangibles...     3.5      7.4      8.6      5.7      39.4
  Acquisition and related
   charges......................     --      29.1     35.8      --      454.6
  Other--non-recurring charges..     7.5     46.7     30.4      --       15.2
                                  ------   ------   ------   ------   -------
    Total operating expenses....   622.3    350.3    265.9    206.4     610.8
                                  ------   ------   ------   ------   -------
Loss from operations............  (549.4)  (274.5)  (185.2)  (131.3)   (527.2)
Other income, net...............     2.1      6.2     31.3     24.1      18.2
Equity in loss from joint
 venture........................     --      (1.3)     --       --        --
Unrealized gain on investments..     --       --       --       --      124.2
Minority interest...............     --       --       --       --      (51.8)
Income tax expense..............     --       --       --       --       (.00)
Cumulative effect of change in
 accounting principle...........     --       --       --       --       (.04)
                                  ------   ------   ------   ------   -------
Net loss........................  (547.3)% (269.6)% (154.0)% (107.2)% (436.64)%
                                  ======   ======   ======   ======   =======

Results of Operations for the Years Ended December 31, 1997, 1998 and 1999 and Three Months Ended March 31, 1999 and 2000

  Revenues. Currently our revenue is derived from our consumer, merchant and wireless services. These include advertising, subscriber fees, commerce transaction fees, and guaranteed transaction fees in lieu of revenue share. We tailor agreements to fit the needs of our customers, affiliates and distribution partners, and under any one agreement we may earn revenue from a combination of these sources. We also have agreements that utilize services from more than one of our areas of service. Revenues were $37.4 million the year ended December 31, 1999, $9.6 million the year ended December 31, 1998 and $1.8 million for the year ended December 31, 1997. The increases are primarily due to significant growth in our consumer and merchant services as a result of increased expansion of our affiliate network, which consists of more than 3,000 Web sites and wireless devices, increased traffic to our affiliate network that results in increased page views, increased use of our consumer, merchant and wireless services, as well as larger and longer term agreements with advertisers, affiliates and distribution partners. We entered into 286 new agreements with advertisers, affiliates and distribution partners during the year ended December 31, 1999.

  Revenues increased $13.7 million, or 261%, to $19.0 million in the three-month period ended March 31, 2000, from $5.3 million for the comparable period in 1999. This increase is due primarily to significant growth in our consumer and merchant services as a result of the expansion of our affiliate network, which consists of more that 3,000 Web sites and wireless devices, increased traffic to our affiliate network that results in increased page views, and increased use of our consumer, merchant and wireless services, as well as larger and longer term agreements. We entered into 111 new agreements in the first quarter of 2000.

  Cost of Revenues. Cost of revenues consists of expenses associated with the enhancement, maintenance and support of our consumer, merchant and wireless services, including direct personnel expenses, communication costs such as high-speed Internet access, server equipment depreciation, and content license fees. Cost of revenues were $7.3 million, or 19% of revenues, for the year ended December 31, 1999 compared to $2.3 million, or 24% of revenues, for the year ended December 31, 1998 and $493,000, or 27% of revenues, for the year ended December 31, 1997. Cost of revenues were $3.1 million, or 16% of revenues, for the three-month period ended March 31, 2000 compared to $1.3 million, or 25% of revenues, for the three-month period ended March 31, 1999. The absolute dollar increases are primarily attributable to personnel costs and other costs incurred in order to support greatly increased delivery of our consumer, merchant and wireless solutions, including communication lines, data licenses and equipment. We currently anticipate that cost of revenues will be in the high teens as a percentage of revenues for the remainder of 2000.

  Product Development Expenses. Product development expenses consist principally of personnel costs for research, design and development of the proprietary technology we use to integrate and distribute our consumer, merchant and wireless services. Product development expenses were $11.3 million or 30% of revenues for the year ended December 31, 1999, compared to $7.6 million or 79% of revenues, for the year ended December 31, 1998 and $4.6 million, or 251% of revenues, for the year ended December 31, 1997. Product development expenses increased $2.3 million, or 92%, to $4.8 million in the three-month period ended March 31, 2000, from $2.5 million for the comparable period in 1999. These expenses have declined significantly as a percentage of revenues due to our rapid revenue growth. The increases in absolute dollars are primarily attributable to increases in engineering personnel needed for continued development of our products and service offerings. We believe that significant investments in technology are necessary to remain competitive. Accordingly, we expect product development expenses to continue to increase in absolute dollars as we hire additional personnel who will develop and enhance our proprietary technology.

  On January 1, 1999 we adopted Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires certain product development costs to be capitalized and amortized over future periods, which, prior to the adoption of SOP 98-1, were expensed. For the year ended December 31, 1999, we capitalized approximately $478,000 of product development costs.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, advertising and promotion expenses, carriage fees, sales office expenses and travel expenses. Sales and marketing expenses were $30 million or 80% of revenues, for the year ended December 31, 1999 compared to $10.8 million or 112% of revenues, for the year ended December 31, 1998 and $1.5 million or 81% of revenues, for the year ended December 31, 1997. The absolute dollar increases from the prior year were primarily due to carriage fees paid to certain affiliates, increased advertising, expansion of our sales and business development teams in North America and distribution revenue sharing. Sales and marketing expenses increased $3.0 million, or 56%, to $8.5 million in the three-month period ended March 31, 2000, from $5.4 million for the comparable period in 1999. The absolute dollar increase is primarily due to increased personnel costs, carriage fees paid to certain affiliates to include our content services on their Web sites and travel expenses. Included in the 1999 expense is $17.7 million of expense recorded for the fair market value of warrants issued by Prio, Inc. Prio had issued warrants for services provided.

  General and Administrative Expenses. General and administrative expenses consist primarily of salaries and benefits, fees for professional services, occupancy and general office expenses. General and administrative expenses were $12.5 million or 33% of revenues, for the year ended December 31, 1999 compared to $7.4 million or 77% of revenues, for the year ended December 31, 1998 and $5.1 million or 279% of revenues, for the year ended December 31, 1997. The absolute dollar increases were primarily due to increased staffing levels necessary to manage and support our expanding operations, expansion of our facilities and professional services. General and administrative expenses were $6.1 million or 32% of revenue for the three-months ended March 31, 2000. This compares to $2.7 million or 50% of revenue for the comparable period in 1999. These increases are primarily due to increased staffing levels, office expansion at our headquarter offices and other North America locations and professional services.

  Amortization of Intangibles. Amortization of intangibles includes amortization of goodwill, core technology, purchased domain names, trademark, contract lists and assembled workforce. Amortization of intangibles was $3.2 million in 1999, compared to $710,000 in 1998 and $64,000 in 1997.
Amortization of intangibles was $7.5 million in the first quarter of 2000, compared to $299,000 in the first quarter of 1999. The increases are a result of amortization of intangibles recorded from the acquisitions of Saraide and Millet Software in March 2000, Zephyr Software and eComLive in December of 1999, Union-Street in October 1999, the MyAgent technology acquisition in June 1999 and Outpost Network in July 1998. With the exception of Zephyr, intangibles of applicable goodwill, core technology, contract list and acquired workforce for each acquisition are being amortized over five years. The amortization of goodwill for Zephyr is over three years. As a result of these acquisitions, we expect amortization expense to be higher in future quarters than the first quarter of 2000. In the event that we complete additional acquisitions, which we expect to do, expenses relating to the amortization of intangibles could increase in the future.

  Acquisition and Related Charges. Acquisition and other related charges consist of in-process research and development and other one-time charges related directly to acquisitions, such as legal and accounting fees. The acquisition and related charges in 1999 were one-time in-process research and development charges and costs incurred in the purchase acquisitions of eComLive, Union-Street and the My Agent technology. Also included in acquisition and other related charges in 1999 are the costs incurred in the acquisition of INEX, which was accounted for as a pooling of interests. Total in-process research and development charges in 1999 were $9.2 million. The acquisition and related charges in the first quarter of 2000 were one-time in-process research and development charges and costs incurred in the purchase acquisitions of Saraide and Millet Software. Also included in acquisition and other related charges in 2000 are the costs incurred in the acquisition of Prio, which was accounted for as a pooling of interests transaction. Total in-process research and development charges in the first quarter of 2000 was $74.1 million. We expect to continue to pursue an aggressive growth strategy to enhance and expand our consumer, merchant and wireless services. In the event we complete additional acquisitions, we could incur additional acquisition and related charges in the future.

  Other Non-Recurring Charges. Other non-recurring charges in 1999 consist of costs associated with litigation settlements. In the first quarter of 2000, other non-recurring charges consist of an expense recorded for the fair market value of warrants issued by Prio. In February 2000, we reached a settlement with an alleged employee in a lawsuit for a cash payment of $10.5 million. We accrued and expensed this liability in 1999. On July 23, 1999, we settled a patent infringement claim in exchange for a lump sum royalty payment of $209,500. This expense was recorded in 1999. On February 22, 1999, we reached a settlement with a former employee for a cash payment of $4.5 million. We accrued and expensed this liability in 1998.

  Prio issued warrants for services which vested as the services were provided. These warrants were accounted for under variable plan accounting. Subsequent to the acquisition of Prio, the agreement pursuant to which these warrants were granted was terminated and the remaining unvested warrants accelerated to full vesting. For 1999 the warrant expense was $17,652,693 and for the first quarter of 2000 the warrant expense was $2,887,609. As these warrants are fully vested, no additional expense for these warrants will be recorded in future quarters.

  Unrealized Gain on Investments Held. Unrealized gain on investments held represents the unrealized gain on the investments in the InfoSpace Venture Capital Fund 2000 of which InfoSpace owned 58.3% as of March 31, 2000. In accordance with Accounting for Investments in Venture Capital Funds, the investments are recorded at their market value and the unrealized gains are reflected in the income statement in the Fund, which is fully consolidated. The unrealized gain recognized in the first quarter of 2000 is not necessarily indicative of future results.

  Minority Interest in Venture Capital Fund. As holders of 58.3%, the majority interest, in the InfoSpace Venture Capital Fund 2000, we have recorded 100% of the balance sheet and statement of operations in our consolidated financial statements. The non-InfoSpace portion of the net income in the fund has been reflected as minority interest.

  Other Income, Net. Other income consists primarily of interest income for all periods. Other income was $11.7 million in 1999, $593,000 in 1998 and $39,000 in 1997. Other income was $3.5 million in the first quarter of 2000, compared to $1.3 million from the first quarter of 1999. The increase from the prior years is primarily due to interest earned on higher average cash balances resulting from private financings in July and August of 1998, the net proceeds from our initial public offering completed in December 1998, and the net proceeds from our follow-on offering, which closed in April 1999.

  We have reinvested and will continue to reinvest part of our fixed income securities in equity investments. We anticipate that our expansion plans may require greater cash uses in the remainder 2000 than in prior years. With these two factors, we anticipate that our interest income from our fixed securities will decrease in the remainder 2000.

  Equity in Loss from Joint Venture. Equity in loss from joint venture consists of losses attributable to our 50% interest in TDL InfoSpace, our joint venture with Thomson in the United Kingdom. Our 1999 loss was $12,000, compared to $125,000 in 1998. The losses incurred in 1998 were primarily from start-up operating costs associated with the venture.

  Provision for Income Taxes. Net operating losses have been incurred to date on a cumulative basis, and no tax benefit has been recorded, as sufficient uncertainty exists regarding the realizability of the deferred tax assets. The income tax expense in the first quarter of 2000 is from our international operations in Europe.

Liquidity and Capital Resources

  From our inception in March 1996 through May 1998, we funded operations with approximately $1.5 million in equity financing and, to a lesser extent, from revenues generated for services performed. In May 1998, we completed a $5.1 million private placement of our common stock, and in July and August 1998, we completed an additional private placement of our common stock for $8.2 million. Sales of our common stock to employees pursuant to our 1998 Stock Purchase Rights Plan also raised $1.7 million in July 1998. Our initial public offering in December 1998 yielded net proceeds of $77.8 million and a follow-on public offering in April 1999 yielded net proceeds of $185.0 million. As of March 31, 2000, we had cash, cash equivalents and short-term investments of $150.0 million and long-term investments of $101.7 million.

  Net cash used by operating activities was $18.5 million in 1999. Cash used in operating activities for the year ended December 31, 1999 consisted primarily of net operating losses and increases in accounts receivable, notes receivable and prepaid expenses. These uses of cash were partially offset by increases in accrued expenses. Net cash used by operating activities was $2.7 million in 1998. Cash used in operating activities in 1998 consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses. These uses of cash were partially offset by increases in accrued expenses. Net cash used by operating activities was $1.2 million in 1997, which was primarily comprised of the net loss. Net cash used by operating activities was $5.8 million in the first quarter of 2000. Cash used in operating activities for the quarter ended March 31, 2000 and consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses and the decrease in accrued liabilities. Net cash used by operating activities was $10.4 million during the quarter ended March 31, 1999 consisted primarily of net operating losses and decreases in accounts payable and accrued expenses.

  Net cash used by investing activities was $160.1 million in the year ended December 31, 1999. For 1999, cash used in investing activities was primarily comprised of business acquisitions, securities investments, other investments and purchase of fixed assets. The change in securities investments is primarily a result of investing proceeds from our follow-on offering in short and long-term investments. Net cash used in investing activities in 1998 was $78.7 million. This was primarily a result of investing the cash proceeds from the initial public offering in short and long-term investments. Net cash used by investing activities in 1997 was $225,000 and was primarily for the purchase of fixed assets. Net cash provided by investing activities was $15.9 million in the quarter ended March 31, 2000. For this period, cash provided by investing activities was primarily comprised of the reduction of short-term and long-term investments and inclusion of minority interest. This cash increase was offset by business acquisition costs, issuance of notes receivable and additional investments. Net cash provided by investing activities during the quarter ended March 31, 1999 was $20.9 million. This was primarily a result of investing the cash proceeds from the initial public offering in short and long-term investments.

  Cash provided by financing activities in 1999 was $193.0 million and was primarily comprised of our net proceeds from our follow-on offering in April 1999. Cash provided by financing activities in 1998 was $96.2 million. The 1998 net proceeds were primarily from our initial public offering and, to a lesser extent, from private placements of common stock. Cash provided by financing activities in 1997 was primarily from private placements of our common stock. Cash used in financing activities in the quarter ended March 31, 2000 of $12.5 million was primarily comprised of payments of debt assumed in the acquisition of Saraide and was offset by proceeds from the exercise of stock options, warrants and issuance of shares under our 1998 Employee Stock Purchase Plan. Cash provided by financing activities in the quarter ended March 31, 1999 of $2.2 was primarily comprised of proceeds from the issuance of common stock. The proceeds are related to equity financings of Prio and INEX, which have been accounted for as pooling of interests.

  We plan to use our cash for strategic investments and acquisitions, investments in internally developed technology and advertising and marketing initiatives. In addition, we relocated our headquarter offices from Redmond, Washington to Bellevue, Washington during the second quarter of 2000. Included in the costs of this move is the construction of a new data center, tenant improvements and furniture. We will also purchase capital equipment for our headquarters and our other world-wide locations, including Mountain View, California; Ottawa, Canada; and Papendrecht, Netherlands. We expect these capital expenditures to be approximately $24 million for the remainder of 2000. These costs will be capitalized and amortized over their estimated useful lives.

  We believe that existing cash balances, cash equivalents and cash generated from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, the underlying assumed levels of revenues and expenses may not prove to be accurate. We may seek additional funding through public or private financings or other arrangements prior to such time. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, dilution to existing stockholders will result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. See "Risk Factors--We May Require Additional Funding."

Acquisitions

  Orchest, Inc. On August 4, 2000, we acquired all of the outstanding capital stock of Orchest, Inc., a privately held company based in Cupertino, California, for a purchase consideration of 255,288 shares of our common stock. Orchest is an online provider of financial services that enables users to access a consolidated view of their personal financial information from multiple institutions. The acquisition was accounted for as a purchase.

  Acquisition of Go2Net, Inc. On July 26, 2000 we entered into a definitive agreement to acquire Go2Net, Inc. a public company. Under the terms of the agreement, we will exchange 1.82 of our shares for each share of Go2Net, and Go2Net will become our wholly-owned subsidiary. Go2Net operates several financial, entertainment and e-commerce Web sites. We believe that the acquisition of Go2Net will allow us to offer a broader range of e-commerce services and enhance the delivery of our services over broadband. We expect to complete the acquisition in the third or fourth quarter of 2000, subject to customary conditions, including approval of the stockholders of Go2Net. The acquisition is expected to be accounted for as a pooling of interests.

  TDLI.com Limited. TDLI.com Limited, a privately held company based in Hampshire, England ("TDLI") owns 50% of the share capital of TDL InfoSpace (Europe), a privately held company based in Hampshire, England ("TDL InfoSpace".) TDLI InfoSpace currently operates under a joint venture agreement between TDLI and InfoSpace Investments Limited, one of our English subsidiaries, and seeks to aggregate and syndicate content on the Internet that satisfies the needs of end users in Europe. On July 24, 2000, we entered into a definitive agreement with the shareholders of TDLI to acquire all of the outstanding shares and options of TDLI for a purchase consideration of between approximately $118 million and $144 million in shares of our common stock, including between approximately $14.4 million and $17.6 million in shares of Saraide Inc. ("Saraide"), one of our majority-owned subsidiaries. The election by the TDLI shareholders to take part of the consideration in the shares of Saraide Inc. is subject to the consent of certain of the minority shareholders of Saraide to our transfer of these shares from us to the TDLI shareholders. If that consent is not obtained by us prior to the effectiveness of this Registration Statement, the agreement provides that the TDLI shareholders will automatically receive all consideration in the shares of our common stock. We expect to complete the acquisition in the third quarter of 2000, subject to customary conditions, including the effectiveness of this Registration Statement. The acquisition will be accounted for as a purchase.

  IQorder.com, Inc. On July 3, 2000, we acquired all of the outstanding shares, warrants and options of IQorder.com, Inc., a privately held company based in Tempe, Arizona, for a purchase consideration of 989,959 shares of our common stock. IQorder's technology allows consumers to enter a model number, UPC code, part number, barcode or ISBN, or to scan in a UPC code, in order to locate a product, compare prices and make an instant purchase with a single click. The acquisition will be accounted for as a purchase.

  Millet Software. On March 31, 2000 we acquired all of the common stock of Millet Software, a privately held company, for a purchase consideration of 488,224 shares of our common stock and acquisition expenses of $54,531. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

  In this transaction, we assumed net assets of $5.9 million. This includes $6.0 million in purchased technology which includes in-process research and development, $170,000 of acquired workforce and $294,020 in net liabilities. We issued shares with a fair value of $29.6 million and incurred acquisition costs of $54,531. This resulted in $18.5 million of goodwill.

  We recorded a non-recurring charge of $2.4 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development the estimated stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the estimated expected life of each module, estimated cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounted the present value the cash flows associated with the in-process technologies. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the Millet Software applications, we utilized a relatively high rate of return (30%) to discount to present value the cash flows associated with the in-process technologies.

  Within the Millet Software technology there are three technologies, Form L, Smart Mapper and Screen Walking. As of the date of acquisition, we estimated that the Form L, Smart Mapper and Screen Walking technologies were 100%, 85% and 65% completed, respectively. The percentage completed pre-acquisition for each application was based primarily on the evaluation of two major factors: time-based data and complexity-based data. The core technology reliance for the Smart Mapper and Screen Walking technologies was 40% and 20%, respectively.

  We expect to fully integrate these technologies into our full suite of Internet information infrastructure service offerings. Further, the modules will not be distinguishable market segments for financial reporting purposes or for management purposes. Consequently, there will be no separate and distinguishable allocations or utilizations of net working capital, and no specific charges for use of contributory assets. None of our operating expenses are allocated to specific service offerings. The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

  Our revenue assumptions for these modules were based on the subscription and transaction revenue we expect to generate from our shopping services. Our expense assumptions for these modules included cost of revenues, which we estimated to be 3% of revenues as we will incur minimal costs to deliver this technology on the platforms already developed and in use by us. Sales and marketing expenses combined with general and administrative expenses were estimated to be 35% in the first two years, and thereafter to range between 30% to 35% as a percentage of revenues. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

  While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the three modules are not yet in service. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

  We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated Millet technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge customers for access and use of these modules will be greatly influenced by market forces and competitor's pricing of their own packaged and integrated offerings.

  Saraide Inc. On March 10, 2000 we acquired eighty percent of the common stock of Saraide, a privately held company, for a purchase consideration of 9,233,672 shares and acquisition expenses of $340,489. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

  In this transaction, we assumed net liabilities of $16.2 million. The purchase includes $97.0 million in purchased technology which includes in-process research and development, $16.0 million of contract list, $2.1 million of acquired workforce and $16.2 million in net liabilities.

  We issued shares with a fair value of $347.0 million and incurred acquisition costs of $340,489. This resulted in $248.4 million of goodwill.

  We recorded a non-recurring charge of $71.7 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the expected life of each module, estimating cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounting to present value the cash flows associated with the in-process technologies.

  At the date of acquisition, Sariade had eight technologies which had not yet reached technological feasibility: (1) asynchronous bridges, (2) lookup service/persistent cache services, (3) transaction services, (4) open standards application provider interface ("API"), (5) SS7 signaling functionality, (6) security infrastructure, (7) location enabler, and (8) commerce enabler. With the exception of the asynchronous bridges, all projects were estimated to be commercially deployable in 2000. Once complete, these projects will provide the fundamental operating system and infrastructure for the distributed networked system platform ("DNSP"), Saraide's value added service platform under development.

  The expected life of the modules being developed was assumed to be five to seven years, after which substantial modification and enhancement would be required for the modules to remain competitive.

  Our revenue assumptions for these modules were based on the number of carriers in Europe and North America we estimated would utilize these services, and the number of messages per month for Europe and the number of subscribers per month for North America signed up with these carriers that would utilize these services.

  Our expense assumptions for these modules included cost of revenues, which we estimated to be 65% for 2000 and decreasing to 43% of revenues as we will incur costs to deploy the technology globally. Research and development costs were estimated to be of 4.4% of revenues in 2000, decreasing to 2.2%. Sales and marketing expenses combined with general and administrative expenses were estimated to be 70% for 2000, and thereafter decreasing to range 20% as a percentage of revenues in line with industry levels as the Company capitalizes on economies of scale. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

  While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the technologies are in the process of being integrated and released with our full suite of integrated Internet information infrastructure technologies and services for wireless devices. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the Saraide technologies, we utilized a relatively high rate of return (35.0% to 37.5%) to discount to present value the cash flows associated with the in-process technologies.

  We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated Saraide technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge the wireless carriers and device manufacturers for access and use of these modules will be greatly influenced by market forces and competitor's pricing of their own packaged and integrated offerings.

  Prio, Inc. On February 14, 2000, we consummated the acquisition, pursuant to an Agreement and Plan of Acquisition and Amalgamation, of Prio, a privately held company. The combination was accounted for as a pooling of interests. We issued 9,322,418 shares of our common stock in exchange for all the outstanding common and preferred stock of Prio.

  Prio provides commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments developed and marketed Internet commerce applications that deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. We have added these service offerings to our merchant services. The consolidated financial statements for the three months ended March 31, 2000 and the accompanying notes reflect our financial position and the results of operations as if Prio was our wholly-owned subsidiary since inception.

  Zephyr Software Inc.: On December 29, 1999, we acquired all of the common stock of Zephyr Software Inc., a privately held company, and its wholly owned subsidiary Zephyr Software (India) Private Limited for a purchase consideration of 651,392 shares of our common stock and acquisition expenses of $539,512. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board ("APB") No. 16. Results of operations for Zephyr have been included with our results of operations for the period subsequent to the date of acquisition.

  In this transaction, we assumed net liabilities of $20,690, issued shares with a fair value of $8,643,105 and incurred acquisition costs of $539,512. This acquisition resulted in our recording $9,203,307 of goodwill.

  eComLive.com, Inc.: On December 16, 1999, we acquired all of the common stock of eComLive.com, Inc., a privately held company, for a purchase consideration of 1,372,712 shares and acquisition expenses of $582,246. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

  In this transaction, we assumed net assets of $5,439,075. This includes $5,300,000 in purchased technology which includes in-process research and development, $140,000 of acquired workforce and $925 in net liabilities. We issued shares with a fair value of $31,995,220 and incurred acquisition costs of $582,246. This acquisition resulted in our recording $27,138,391 of goodwill.

  We recorded a non-recurring charge of $2.0 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

  The eComLive technology is built on client-server architecture. There are three main applications, Interactive eComLive for the Consumer to Consumer
(C2C) market, Business eComLive targeted to the Business to Business (B2B) market and Consumer eComLive for the Business to Consumer (B2C) market. We have the ability to integrate the C2C eComLive technology into the InfoSpace Web site and launch this technology with our consumer services. We also plan to offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

  Union-Street: On October 14, 1999 we acquired all of the common stock of Union-Street, a privately held company, for a purchase consideration of 1,746,588 shares and acquisition expenses of $395,656. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

  In this transaction, we assumed net assets of $5,352,781. This includes $5,300,000 in purchased technology which includes in-process research and development, $160,000 of acquired workforce and $107,219 in net liabilities. We issued shares with a fair value of $20,487,518 and incurred acquisition costs of $395,656. This acquisition resulted in our recording $15,530,393 of goodwill.

  We recorded a non-recurring charge of $3.3 million for in-processs research and development that had not yet reached technological feasibility and had no alternative future use.

  The Union-Street technology called Traction Series 3.0 is comprised of six modules that promote inter-activity on the customer's Web site. Businesses can integrate individual modules onto their sites or integrate all of the modules to form a comprehensive community solution. The modules include (1) Web Site Creator, (2) Event Manager, (3) Relationship Manager, (4) Forums, (5) Chat and
(6) Email. We have integrated most
of the Union-Street technology into the InfoSpace Web site and have launched the technology with our consumer services. We also plan to offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

  INEX Corporation: On October 14, 1999, we consummated an Agreement and Plan of Acquisition and Amalgamation with INEX Corporation, a privately held company. The combination was accounted for as a pooling of interests. We issued 3,600,000 shares of our common stock (1) directly to those INEX shareholders who elected to receive our common stock in exchange for their INEX shares at the closing of the combination, (2) upon the exchange or redemption of the exchangeable shares of InfoSpace.com Canada Holdings Inc., an indirect subsidiary of ours, which exchangeable shares were issued to those INEX shareholders who elected to receive exchangeable shares, or who did not make an election to receive shares of our common stock at the closing, and (3) upon the exercise of outstanding warrants and options to purchase INEX common shares, which we assumed and which will become exercisable for shares of our common stock.

  INEX developed and marketed Internet commerce applications that deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. We have added these products to our merchant services. The consolidated financial statements for the three years ended December 31, 1999 and the accompanying notes reflect our financial position and the results of operations as if INEX were our wholly-owned subsidiary since inception.

  MyAgent(TM) Technology: On June 30, 1999, we acquired the MyAgent technology and related assets from Active Voice Corporation for a cash payment of $18 million dollars. In addition, we hired six employees who comprised the MyAgent development team at Active Voice. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. Other than the MyAgent technology modules, no other assets or liabilities were assumed as part of this acquisition.

  The total purchase price of the acquisition of the MyAgent technology was $18.1 million including direct acquisition expenses of $83,054. In this transaction, we assumed net assets of $4,380,000. This includes $4,300,000 in purchased technology, which includes in-process research and development, and $80,000 of acquired workforce. This acquisition resulted in our recording $13,703,054 of goodwill.

  We recorded a non-recurring charge of $3.9 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. Separately, we recorded a one-time charge of $1.0 million for expenses related to bonus payments made to the Active Voice MyAgent team employees who accepted employment with us on the date of the MyAgent technology acquisition, but who have no obligation to continue their employment with us.

  Within the MyAgent technology there are three main modules, the Client, Server Intelligence, and Web Interface. We integrated the MyAgent technology into the InfoSpace Web site and launched the technology with our desktop portal. We also plan to offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. The Client and Server Intelligence and Web interface were released in the fourth quarter of 1999.

  Technology from Outpost: In June 1998, we acquired Outpost, which included the acquisition of the Outpost technology and the hiring of approximately ten employees. In the second quarter of 1998, we wrote off approximately $2.8 million of in-process research and development in connection with the Outpost acquisition.

  Within the acquired Outpost technology (smart-shopping services) there are four main modules:

  . integrated content that provides users with product pricing and merchant information;

  . transaction proxy that allows us to track sales transactions from beginning to end and to receive confirmation reports from the retailers;

  . branding that allows users to travel to affiliate Web sites without leaving the InfoSpace.com Web site; and

  . universal shopping cart that allows users to make multiple purchases at different retailers in one execution.

  These modules have been integrated into our full suite of Internet service offerings. The integrated content module was completed and integrated into our Web site in the third quarter of 1998. Relevant portions of the transaction proxy, branding and shopping cart modules were completed and integrated into our ActiveShopper(TM) electronic commerce private label solution that was launched in 1999.

Quarterly Results of Operations

  The following table sets forth certain consolidated statements of operations data for our nine most recent quarters, as well as such data expressed as a percentage of revenues. We have derived this information from our unaudited consolidated financial statements. In management's opinion, we have prepared this unaudited information on the same basis as the audited annual consolidated financial statements, and this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation for the quarters presented. You should read this information in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                     March 31,  June 30,   September 30, December 31, March 31,  June 30,   September 30, December 31, March 31,
                       1998       1998         1998          1998       1999       1999         1999          1999       2000
                     ---------  --------   ------------- ------------ ---------  --------   ------------- ------------ ---------
                                                                (in thousands)
Revenues...........   $ 1,028   $ 1,881       $ 2,613      $  4,110    $ 5,259   $ 6,980       $10,465      $ 14,686   $  19,006
Cost of revenues...       213       378           632         1,108      1,309     1,644         2,027         2,287       3,119
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
 Gross profit......       815     1,503         1,981         3,002      3,950     5,336         8,438        12,399      15,887
Operating expenses:
 Product
  development......     1,044     1,629         2,207         2,688      2,487     2,439         2,647         3,743       4,777
 Sales and
  marketing........     1,461     2,099         2,782         4,441      5,417     8,013         8,352         8,217       8,452
 General and
  administrative...     1,005     2,069         1,975         2,329      2,650     2,620         3,069         4,147       6,078
 Amortization of
  intangibles......        14       107           293           296        299       305         1,014         1,605       7,491
 Acquisition and
  related
  charges..........       --      2,800           --            --         --      4,970           926         7,455      86,397
 Other--non-
  recurring
  charges..........       --        240           --          4,260        --        210         1,487        27,315       2,888
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
   Total operating
    expenses.......     3,524     8,944         7,257        14,014     10,853    18,557        17,495        52,482     116,083
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
Loss from
 operations........    (2,709)   (7,441)       (5,276)      (11,012)    (6,903)  (13,221)       (9,057)      (40,083)   (100,196)
Other income, net..       123        31           124           316      1,336     3,367         3,351         3,650       3,463
Equity in loss from
 joint venture.....       --        --            (76)          (49)       (70)       (6)          (24)           88         --
Unrealized gain on
 investments.......       --        --            --            --         --        --            --            --       23,598
Minority interest..       --        --            --            --         --        --            --            --       (9,843)
Income tax
 expense...........       --        --            --            --         --        --            --            --          (18)
Cumulative effect
 of change in
 accounting
 principle.........       --        --            --            --         --        --            --            --         (719)
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
Net income (loss)..   $(2,586)  $(7,410)      $(5,228)     $(10,745)   $(5,637)  $(9,860)      $(5,730)     $(36,345)  $ (83,715)
                      =======   =======       =======      ========    =======   =======       =======      ========   =========

                     March 31,  June 30,   September 30, December 31, March 31,  June 30,   September 30, December 31, March 31,
                       1998       1998         1998          1998       1999       1999         1999          1999       2000
                     ---------  --------   ------------- ------------ ---------  --------   ------------- ------------ ---------
                                                         (as a percentage of revenues)
Revenues...........     100.0 %   100.0 %       100.0 %       100.0 %    100.0 %   100.0 %       100.0 %       100.0 %     100.0 %
Cost of revenues...      20.7      20.1          24.2          27.0       24.9      23.6          19.4          15.6        16.4
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
Gross profit.......      79.3      79.9          75.8          73.0       75.1      76.4          80.6          84.4        83.6
Operating expenses:
 Product
  development......     101.6      86.6          84.5          65.4       47.3      34.9          25.3          25.5        25.1
 Sales and
  marketing........     142.1     111.6         106.5         108.1      103.0     114.8          79.8          56.0        44.5
 General and
  administrative...      97.8     110.0          75.6          56.7       50.4      37.5          29.3          28.2        32.0
 Amortization of
  intangibles......       1.4       5.7          11.2           7.2        5.7       4.4           9.7          10.9        39.4
 Acquisition and
  related
  charges..........       --      148.9           --            --         --       71.2           8.8          50.8       454.6
 Other--non-
  recurring
  charges..........       --       12.8           --          103.6        --        3.0          14.2         186.0        15.2
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
   Total operating
    expenses.......     342.8     475.5         277.7         341.0      206.4     265.9         167.2         357.4       610.8
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
Loss from
 operations........    (263.5)   (395.6)       (201.9)       (267.9)    (131.3)   (189.4)        (86.5)       (272.9)     (527.2)
Other income, net..      12.0       1.6           4.7           7.7       25.4      48.2          32.0          24.9        18.2
Equity in loss from
 joint venture.....       --        --           (2.9)         (1.2)      (1.3)     (0.1)         (0.2)          0.6         --
Unrealized gain on
 investments.......       --        --            --            --         --        --            --            --        124.2
Minority interest..       --        --            --            --         --        --            --            --        (51.8)
Income tax
 expense...........       --        --            --            --         --        --            --            --          0.0 %
Cumulative effect
 of change in
 accounting
 principle.........       --        --            --            --         --        --            --            --         0.04 %
                      -------   -------       -------      --------    -------   -------       -------      --------   ---------
Net income (loss)..    (251.6)%  (393.9)%      (200.1)%      (261.4)%   (107.2)%  (141.3)%       (54.8)%      (247.5)%    (436.6)%
                      =======   =======       =======      ========    =======   =======       =======      ========   =========

  Our quarterly and annual revenue, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Because of these fluctuations, we believe that period-to-period comparisons are not a good indication of our future financial performance. We may not be able to sustain or increase our level of revenue or our rate of revenue growth on a quarterly or annual basis. Our quarterly or annual operating results may not meet the expectations of investors. If this happens, the price of our stock could decline. See "Risk Factors--Our Financial Results Are Likely to Fluctuate" and "--Our Stock Price Has Been and May Continue to Be Volatile."

Recent Accounting Pronouncements

  In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. We adopted SAB 101 on January 1, 2000. Prior to January 1, 2000 and implementation of the SAB, we recorded gross revenues from customers for development fees, implementation fees and/or integration fees when the service was completed. If this revenue were recognized on a straight-line basis, in accordance with SAB 101, we would have deferred $719,216 of revenue and recognized in 2000 and 2001. In accordance with SAB 101, the Company recorded a cumulative effect of change in accounting principle of $719,216 and recorded $213,473 in revenue in the first quarter of 2000 related to previously recognized development, implementation and/or integration fees that would have been recorded as revenue if the fees were recognized on the straight-lined basis in prior periods. The remaining balance of $502,743 will be recognized from April 2000 through November 2001.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS 133, as amended by SFAS 137, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of the Company.

Quantitative and Qualitative Disclosures About Market Risk

  We are exposed to financial market risks, including changes in interest rates and equity price fluctuations.

  Interest Rate Risk: We invest our excess cash in high-quality corporate issuers, and in debt instruments of the U.S. Government and its agencies. By policy, we limit our credit exposure to any one issuer. We do not have any derivative instruments in our investment portfolio. We protect and preserve invested funds by limiting default, market and reinvestment risk. Investments in both fixed rate and floating rate interest earning instruments carries a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, the Company's future investment income may fall short of expectations due to changes in interest rates or the Company may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates.

  Equity Investment Risk The Company invests in equity instruments of public and privately-held, technology companies for business and strategic purposes. These investments are recorded as long-term assets and are classified as available-for-sale. For the privately-held investments, our policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying value. For our publicly-held investments, we are subject to significant fluctuations in fair market value due to the volatility of the stock market. Changes in fair market value are recorded as a component of other comprehensive income and do not effect net income until the securities are sold and a realized gain or loss is incurred.

                                    BUSINESS

Overview

  InfoSpace is an international information infrastructure services company. InfoSpace provides commerce, information and communication infrastructure services for wireless devices, merchants and Web sites. Our affiliates utilize and distribute these services through a network of wireless and other non-PC devices including PCs, cellular phones, pagers, screen telephones, television set-top boxes, online kiosks, and personal digital assistants as well as PC-based Web sites. We have relationships with AT&T Wireless, Verizon Wireless, VoiceStream, USWest (now part of Qwest), Intel, Ericsson, Nokia, Mitsui and Acer America. InfoSpace's affiliate network also consists of more than 3,000 Web sites that include America Online (or AOL), Microsoft, Disney's GO Network, NBC's Snap, Lycos, Go2Net Inc., Dow Jones (The Wall Street Journal Interactive Edition) and ABC LocalNet, among others.

Our Infrastructure Services

  We have developed a scalable, flexible technology platform that enables us to deliver a broad, integrated suite of services to Web sites, merchants and wireless carriers. All of our consumer, merchant and wireless services utilize the same core technology platform within the same operational infrastructure. Our consumer services are designed for the end user and are distributed through wireless devices and Web sites. These services include four main components:
(1) unified communication services, including device-independent email and instant messaging; (2) information services, such as integrated directory, news, and lifestyle information; (3) community services, including the "sticky" services such as online address books and calendars; and (4) the ability to offer collaboration services, including real-time document sharing. We target merchant services to local merchants (including service-based merchants such as restaurants and dry cleaners) and distribute these services through our relationships with the regional bell operating companies (RBOCs), merchant banks and other financial institutions and other local media networks, including newspapers and television and radio stations. These services include commerce services such as online storebuilding and technology that promotes merchant services. We target wireless services to mobile users, whether on a cellular phone, personal digital assistant (or PDA), pager or other non-PC device, and distribute these services through our relationships with wireless carriers and device manufacturers. These services include the ability to conduct secure commerce using single-click buying, integrated information services such as real-time stock quotes and traffic reports, and services that manage users' lives, including online address books and calendars.

  We design our infrastructure services to be highly flexible and customizable, enabling affiliates to select from among our broad range of consumer, merchant and wireless services. One of our principal strengths is our internally developed technology, which enables us to easily and rapidly add new affiliates and distribution partners by employing a distributed, scalable architecture adapted specifically to our Internet-based infrastructure services. We help our affiliates and distribution partners build and maintain their brands by delivering our consumer, merchant and wireless services with the look and feel and navigation features specific to each affiliate's delivery platform and format, including the growing number of emerging wireless devices.

  We have built a large distribution network through our direct sales force and through reseller channels. Our reseller channels are based on distribution agreements with online advertising networks, such as DoubleClick and Flycast, who offer both our consumer and merchant services to their network of thousands of Web sites; reseller agreements with RBOCs, including BellSouth, SBC, Bell Atlantic and USWest (now part of Qwest); merchant banks; and other local media networks who provide our services to local merchants.

  A key component of our strategy is expanding our operations into international markets. Our joint venture in the United Kingdom began providing content services in the third quarter of 1998. In March 1999 we began providing infrastructure services to Canadian affiliates through a Canadian subsidiary. In addition, with our acquisition of Saraide, we have begun to expand our wireless services into Europe, Japan and Canada. We expect to launch our subsidiary in India to provide comprehensive, localized consumer, merchant and wireless services to the India market. We have also entered into agreements to expand our services into Brazil and Australia and are currently investigating other international opportunities.

Consumer Services

Information Services

  We provide information of broad appeal to users of wireless devices and PCs, including maps, directories, financial data, traffic reports, sports, news and entertainment. In most cases, we receive regular data feeds from our content providers and store the content on our Web servers in order to maintain its reliability and increase its accessibility. In other cases, our proprietary technology allows Web users to transparently access content that is stored directly on the content provider's system. In either case, our technology enables us to integrate heterogeneous content from multiple sources and make it appear as if it comes from one source, which is then delivered to our affiliates. Our technology pulls the information dynamically into a Web page or device output display that maintains the look and feel and navigation features of each affiliate's Web site or wireless device.

  We have acquired rights to third-party content pursuant to more than 85 license agreements, typically having terms of one to five years. The license agreements require the content provider to update content on a regular basis, the frequency of which varies depending on the type of content. In certain arrangements, the content provider pays us a carriage fee for syndication of its content to our network of affiliates. In other instances, we share with the content provider advertising revenues attributable to end-user access of the provider's content. For certain of our content, including our core directory and map content, we pay a one-time or periodic fee or fee per content query to the content provider. We typically enter into nonexclusive arrangements with our content providers. However, in certain instances we have entered into exclusive relationships, which may limit our ability to enter into additional content agreements.

  For our directory services, we integrate our yellow pages and white pages information with each other and utilize yellow pages category headings in combination with a natural word search feature to provide a user-friendly interface and navigation vehicle within our directory services. We also typically include maps and directions for addresses included in our directory services. We further enhance the relevance and accuracy of responses to user queries by employing a radial search feature to our directory services, which allows users to specify the geographic scope within a radial distance of a specific address, rather than more conventional methods of searching by zip code or city and county.

  In addition to our directory services, we distribute other valuable information of broad appeal with everyday significance, such as classifieds, news, travel and city guide information, real-time stock quotes and financial information, Web directories and entertainment.

  Our future success will depend on our ability to continue to integrate and distribute information services of broad appeal. Our ability to maintain our relationships with content providers and to build new relationships with additional content providers is critical to the success of our business.

Community and Communications Services

  We offer an extensive and integrated platform of consumer services that includes community services and communication services.

  Community-building services that we offer our affiliates include the "sticky" services that are designed to keep a user on an affiliates' site. These include personalized Web-based address books and calendars, personal home pages, online chat and message boards.

  We also offer unified communication services including device-independent email and instant messaging. We integrate these services into the community-building services we offer, making it easy for users to send email and instant messages directly from their address book from any device and also view "buddy lists" on any device.

Our Affiliate Network

  We offer our infrastructure services to wireless device manufacturers such as Nokia and Ericcson, wireless carriers such as AT&T Wireless, Verizon Wireless, Voicestream and USWest (now part of Qwest) and wireless service providers such as AvantGo. Our PC-based affiliate network now consists of over 3,000 portals and affinity sites, including 4 of the top 5 most trafficked sites, according to Media Metrix. In addition, we believe our affiliate network now reaches over 90% of all Internet users based on data as of March 31, 2000, provided by Media Metrix.

  Our consumer services revenue is derived from advertising, licensing fees and guaranteed transaction fees in lieu of revenue share.

Merchant Services

  Our merchant services give merchants the ability to create, promote, sell and distribute their products and services across multiple channels through our broad distribution network. We have reseller agreements with RBOCs, including BellSouth, SBC, Bell Atlantic and USWest (now part of Qwest), merchant banks and other local media networks, such as newspapers, who provide our services to local merchants worldwide.

  Based on a broad platform of technology, we can deliver a broad array of merchant services such as:

  . the online delivery to any device of promotions that can be used online and offline;

  . single-click buying from any Web site directly from a wireless device;

  . Page Express, which enables local merchants to create a Web presence;

  . StoreBuilder, which enables merchants to build online stores;

  . ActivePromotion, which enables merchants to create targeted product promotions and distribute them across our network; and

  . ActiveShopper, which provides an open marketplace where consumers can find, research and purchase products from our merchant network.

  With our acquisition of Prio, Inc. in February 2000, we can now integrate online promotion technologies with an offline merchant's existing credit card processing infrastructure, bridging the gap between the online and offline worlds. Our enhanced commerce infrastructure will be designed to target and deliver online promotions to consumers on their wireless devices or while they are looking for goods and services on Web sites. To take advantage of the promotion, the user can purchase the goods online, through a catalog or at a physical retail store.

  Through our acquisition of Millet Software (PrivacyBank.com), we believe we will be able to provide a server-based technology that enables wireless Internet devices to become commerce-enabled devices by giving mobile users the ability to press one key to make on-the-spot purchases from virtually any Web site. This is possible through a patent-pending secure technology that provides an automated process for completing payment forms, eliminating the need to continually enter in payment or shipping information, register at sites or enter any specific passwords.

  Buyers can also purchase multiple products from multiple merchants, using our shopping cart that provides the convenience of single-click purchasing.

  Currently, over 400,000 merchants use our merchant service offerings.

Wireless Services

  Our wireless services are comprised of an integrated suite of wireless portal services that provide mobile users with relevant information services, such as real-time stock quotes and traffic reports, the ability to conduct secure commerce transactions from a wireless device, including single-click buying, communication services such as device-independent instant messaging and email, personalization capabilities and location-based services that enable users to search for location-based information, such as the restaurant closest to the mobile user's current location.

  As a result of our acquisition of Saraide, we have begun to expand our wireless services into Europe, Japan and Canada.

  Our wireless services are distributed through the following wireless carriers, device manufacturers and software providers.

   Wireless Carriers              AT&T Wireless, Verizon Wireless, VoiceStream,
                                  USWest (now part of Qwest)
   Wireless Software Application
    Developers                    AvantGo, JP Systems, WolfeTech, Phone.com
   Wireless Device Manufacturers  Nokia and Ericcson
   Pagers                         Motorola
   Web Appliances                 Intel

  Our platform of wireless services includes:

  . Form-filling instant buying technology, which allows mobile users to press a single key to conduct transactions from virtually any Web site.

  . Promotions technology, which allows mobile users to find and receive real-time promotions on wireless devices from retailers and service-based merchants, such as dry cleaners and restaurants, that can be used online and offline. To take advantage of the promotion, the user can either purchase the goods online, go to the retail store or simply utilize the service. Promotions are seamlessly matched and automatically credited to the user's credit card statement through secure back-end transaction processing.

  . Location-based directory services, that enable mobile users to search for information, such as finding an Italian restaurant closest to where they are when they conduct the search.

  . Secure wireless commerce through a collaboration with VeriSign to deliver a broad range of services aimed at facilitating trusted and secure commerce applications across the wired and wireless Internet. By incorporating VeriSign's strengths in Internet authentication, validation and payment services, we will be able to offer a broad range of secure services tailored to the wireless market.

  Our wireless Internet services are device-independent and provide a platform which enables our wireless carriers to support HDML and SMTP and a variety of emerging protocols such as WAP, VXML and PQA's for Palm VII. Our services are compatible with a variety of gateway technologies including WAP gateways from Nokia, Phone.com and Ericsson.

  Our wireless services are private-labeled for each carrier, preserving the brand of the carrier and their relationship with their customer and helping to create a barrier to switch. Revenues are primarily generated from the carrier and include licensing fees, per subscriber/per month fees in the United States and per query/per message fees in Europe. In addition, we receive commerce revenue for the transactions completed on the wireless devices.

International Expansion

  We intend to capitalize on what we perceive to be a significant opportunity for our services in international markets. We currently maintain offices in the United States, Canada, the Netherlands, France, and the United Kingdom. Our wholly-owned subsidiary, InfoSpaceCanada.com, was formed in early 1999 and has affiliate relationships with canada.com, a leading Canadian Web site and search engine, as well as AOL Canada, MSN Canada and Sprint Canada. InfoSpace.com India was formed as a result of our December 1999 acquisition of privately-held Zephyr Software and its wholly-owned subsidiary, Zephyr Software (India) Private Limited.

  In 1998, we entered into a joint venture with Thomson Directories Limited to form TDL InfoSpace to replicate our infrastructure services in Europe. TDL InfoSpace has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. In July 2000, we entered into a definitive agreement with the shareholders of TDLI to acquire all of the issued and outstanding shares and options of TDLI thus giving us complete control of TDL InfoSpace. Under the license agreement between Thomson and TDL InfoSpace, Thomson licenses its U.K. directory information database to TDL InfoSpace. Under the Web site services agreement between Thomson and TDL InfoSpace, Thomson also sells Internet yellow pages advertising for the joint venture through its local sales force. Under our license agreement with TDL InfoSpace, we license our technology and provide hosting services to TDL InfoSpace.

  With our acquisition of Saraide Inc. in March 2000, we have begun to expand our wireless services into Europe, Japan and Canada. We have also entered into agreements to expand our services into Brazil and Australia and are currently investigating additional international opportunities. The expansion into international markets involves a number of risks. See "Risk Factors--Our International Expansion Plans Involve Risks" for a description of these risks.

Revenue Sources

  We have derived substantially all of our revenues for our consumer, merchant, and wireless services from national and local advertising, licensing fees, commerce transaction fees, and guaranteed transaction fees in lieu of revenue share.

Advertising

 National Advertising

  Throughout our consumer services, we sell banner advertisements based on costs per thousand impressions (CPMs) and other CPM-based national advertising. Our national advertising agreements generally have terms of less than six months and guarantee a minimum number of impressions. Actual CPMs depend on a variety of factors, including, without limitation, the degree of targeting, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis. Because of these factors, actual CPMs may fluctuate. Our guarantee of minimum levels of impressions exposes us to potentially significant financial risks, including the risk that we may fail to deliver required minimum levels of user impressions, in which case we typically continue to provide advertising without compensation until such levels are met.

 Local Internet Yellow Pages Advertising

  We generate a basic Internet yellow pages listing free of charge for all U.S. local business listings. Similar to traditional yellow pages industry practices, we generate revenues by selling enhancements to this basic listing. Internet yellow pages advertising agreements provide for terms of one year with costs to the local advertisers ranging from $50 to $300 or greater per year, depending on the types of enhancements selected.

Subscription Fees

  We receive subscription fees from some of our consumer, merchant and wireless services. Subscription fees are derived from the distribution of our consumer services to many of the affiliates in our network. Subscription fees from merchant services are derived through our reseller relationships with wireless carriers, device manufacturers, RBOCs, merchant banks and other local media networks, and include per store/per month fees and per service/per month fees. Subscription fee agreements for our consumer and merchant services generally range from one to three years in duration.

Commerce Fees

  We generate commerce fees from links and completed transactions through our merchant services delivered on wireless devices and the PC. Under our merchant services arrangements, merchants agree to pay us a commission-based transaction fee when a user clicks through to their site and purchases a product. These commissions typically range from 5 to 25 percent of the purchase amount. These fees are generally paid to us monthly or quarterly, after the merchant has collected its payment from the user.

Guaranteed Transaction Fees

  We have agreements with some affiliates and merchants under which they agree to pay us guaranteed transaction fees. These arrangements are individually negotiated and have a range of specially adapted features involving various compensation structures. These are often based on the range and extent of customization rather than on CPMs. These arrangements vary in terms and duration, but generally have longer terms than arrangements for our CPM-based advertising. In some of these arrangements, we may also receive transaction revenues when transactions exceed the guaranteed minimum payments. If the merchant offers a commerce opportunity in its promotion, we may derive transaction revenues based on the number of transactions made through the promotion.

  We also have arrangements with wireless carriers, device manufacturers and software providers whereby we receive guaranteed transaction fees as well as transaction revenues on a per-subscriber and per-query basis on existing devices, such as pagers, in excess of the guaranteed minimum payments.

  We generate a significant amount of our revenues from advertising and guaranteed transaction fees from our affiliates who use our consumer services, which involves a number of risks. For additional information about these risks, see "Risk Factors--We Rely on Advertising and Transaction Revenues" and "--Our Advertising Arrangements Involve Risks."

Technology and Infrastructure

  One of our principal strengths is our internally developed technology, which we have designed specifically for our Internet-based consumer, merchant and wireless services. Our technology architecture features specially adapted capabilities to enhance performance, reliability and scalability, consisting of multiple proprietary software modules that support the core functions of our operations. Our technology includes Web Server Technology, Database Technology, a Web Scraping Engine, Gateway Technology and database network infrastructure.

Web Server Technology

  We designed our Web Server Technology to enable rapid development and deployment of information over multiple platforms and formats. It incorporates an automated publishing engine that dynamically builds a page to conform to the look and feel and navigation features of each affiliate. Our wireless Internet services are device-independent and provide a platform which enables our wireless carriers to support HDML and SMTP and a variety of emerging protocols such as WAP, VXML and PQA's for Palm VII. Our services are compatible with a variety of gateway technologies including WAP gateways from Nokia, Phone.com and Ericsson.

  Our Web Server Technology includes other features designed to optimize the performance of our information infrastructure services, including:

  . an HTML compressor that enables modifications of file content to reduce size, thereby reducing download time for users;

  . an "Adaptive Keep-Alive" feature that maximizes the time during which client server connections are kept open, based on current server load, thereby increasing user navigation and Web site traversal speed; and

  . a Proxy Server that provides the capability for real-time integration and branding of content that resides remotely with third-party content providers.

Database Technology

  We have developed proprietary database technology to address the specific requirements of our business strategy and information infrastructure services. We designed our Co-operative Database Architecture to function with a high degree of efficiency within the unique operating parameters of the Internet, as opposed to commonly used database systems that were developed prior to the widespread acceptance of the Internet. The architecture is tightly integrated with our Web Server Technology and incorporates the following features:

  Our Heterogeneous Database Clustering allows disparate data sources to be combined and accessed through a single uniform interface, regardless of data structure or content. These clusters facilitate database bridging, which allows a single database query to produce a single result set containing data extracted from multiple databases, a vital component of our ability to aggregate content from multiple sources. Database clustering in this manner reduces dependence on single data sources, facilitates easy data updates and reduces integration efforts. In addition, our pre-search and post-search processing capabilities enable users to modify search parameters in real time before and after querying a database.

  Our Dynamic Parallel Index Traversal mechanism utilizes the search parameters supplied by the user to determine the appropriate database index (from among multiple indices) to efficiently locate the data requested. Further, an index compression mechanism allows us to achieve an efficient balance between disk space and compression/decompression when storing or accessing data.

  In a response to a database query, conventional databases access previously displayed results in order to display successive results to a given query, thus increasing response time by performing redundant operations. Our Automatic Query State Recovery mechanism decreases response time by maintaining the state of a query to allow the prompt access of successive results. This feature is particularly important, for example, when an end-user query retrieves a large number of results.

  We incorporate a natural word search interpreter, which successfully utilizes familiar category and topic headings traditional to print directory media to generate relevant and related results to information queries. By incorporating a familiar navigation feature into our services, we believe we provide end users with a more intuitive mechanism to search for and locate information.

  For our merchant services we have developed a comprehensive enterprise-wide data warehouse. This data warehouse contains information relating to merchants, products, services, users, customers, profiles, storefronts, purchases, site traffic and metrics. The aggregation of this information in one place allows us to leverage our development efforts and reduce redundant information.

Web Scraping Engine

  We have developed our Web Scraping Engine to allow data from a variety of sources on the Internet to be retrieved, parsed and presented as a single virtual database result, either in real-time or at predetermined intervals. Our State Machine-Based Profiling system catalogs the data on each source site, which is later accessed by our Web Scraping Engine for real-time retrieval. Data results can be internally cached to reduce network traffic and deliver the fastest possible results to the end user.

  The Web Scraping Engine has numerous applications, one of which is collecting real-time information from multiple sources in a manner that eliminates the need for a data provider to perform any local modifications. This technology is currently being applied in the price comparison feature of our ActiveShopper merchant service. Various other potential uses of the technology have been identified, including the collection and real-time updating of event data such as concert information, performing arts schedules and sporting events, and the aggregation of classified listings, such as employment listings from corporate Web sites.

Gateway Technology

  Our Gateway Technology allows us to take content from one source protocol and forward it to a device destination that does not include any of the hardware or software necessary for establishing an Internet connection. The content can be sent directly or may have some processing performed before transmission to the destination. This can be used for a single message, or multiple messages sent on a timed basis such as weather, stock quotes, news and horoscopes. Messages may be sent to a single user or group of users.

Data Network Infrastructure

  We maintain a carrier-class data network center designed to ensure high-level performance and reliability of our information services. We connect directly to the Internet from our facilities in Bellevue and, until the transition of our data center is complete, Redmond, Washington through redundant, dedicated DS-3 communication lines provided by multiple telecommunication service providers. Our hardware resides in a secure climate-controlled room. As we expand our operations, we expect to locate server facilities at various strategic geographic locations.

  With the acquisitions of Prio and Saraide, we have data centers in Mountain View, California serving the promotions technology and Papendrecht, Netherlands serving wireless customers in Europe.

Product Development

  We believe that our technology platform is essential to successfully implement our strategy of expanding our affiliate network, acquiring value-added content to add to our consumer, merchant and wireless services, expanding internationally and into other services and maintaining the attractiveness and competitiveness of our private label solutions. We have invested significant time and resources in creating our proprietary technology. Product development expenses were $4.8 million for the quarter ended March 31, 2000, $11.3 million for the year ended December 31, 1999, $7.6 million for the year ended December 31, 1998 and $4.6 million for the year ended December 31, 1997.

  Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize our market. See "Risk Factors--Rapid Technological Change Affects Our Business" for a discussion of certain risks in this regard.

Intellectual Property

  Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. All of our employees have executed confidentiality and nonuse agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential content providers and affiliates regarding our business and technologies, we generally require that such parties enter into a nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of our intellectual property rights. For example, our standard affiliate agreement provides that we retain ownership of all patents and copyrights in our technology and requires our customers to display our copyright and trademark notices.

  "InfoSpace" and "ActiveShopper" are registered trademarks of ours. We also have applied for registration of certain other service marks and trademarks, including "ActivePromotion" and the "InfoSpace" logo in the United States and in other countries, and will seek to register additional service marks and trademarks, as appropriate. We may not be successful in obtaining the service marks and trademarks for which we have applied. We have been issued one U.S. patent and have filed 33 U.S. patent applications relating to various aspects of our technology for querying and developing databases, for developing and constructing web pages, for electronic commerce for on-line directory services and for web scraping. Our issued patent covers private-label commerce solutions and tracking the purchase of products, services and information on the Internet and on wireless devices. We are preparing additional patent applications on other features of our technology. We have instituted a formal patent program and anticipate on-going patent application activity in the future. Patents with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties.

  Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

  Companies in the Internet services industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer. See "--Legal Proceedings."

Competition

  We operate in the Internet information infrastructure services market, which is extremely competitive and is rapidly changing. Our current and prospective competitors include many large companies that have substantially greater resources than we have. We believe that the primary competitive factors in the market for Internet information infrastructure services are:

  . the ability to provide information of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Web sites and wireless devices to which the services are provided;

  . the ability to meet the specific information and service demands of a particular Web site or wireless device;

  . the cost-effectiveness and reliability of the consumer, merchant or wireless information services;

  . the ability to provide consumer, merchant or wireless information services that are attractive to advertisers and end users;

  . the ability to achieve comprehensive coverage of a particular category of information or services; and

  . the ability to integrate related information to increase the utility of the consumer, merchant or wireless information services offered.

  We compete, directly or indirectly, in the following ways, among others:

  . our directory services compete with AnyWho? (a division of AT&T), GTE
    SuperPages, Switchboard, ZIP2 (which was acquired by Compaq), various RBOCs' directory services, infoUSA's Lookup USA, City Search's Sidewalk and Yahoo! Yellow Pages and White Pages;

  . other information services we provide, such as classifieds, horoscopes and real-time stock quotes, compete with specialized content providers;

  . our U.K. operations compete with British Telecom's YELL service and Scoot
    (UK) Limited in directory services; Inktomi and Autonomy in infrastructure services, Excite, Yahoo! and MSN in syndication; Shopguide, Shopsmart and Yahoo! shopping for merchant services and various specialized content providers for information services;

  . our community and communication services compete with services offered by Internet portals such as AOL, Yahoo!, and Excite, as well as specialized content service providers such as Hotmail;

  . our merchant services compete with e-tailers such as Amazon.com, portals such as AOL, Yahoo! and MSN and merchant aggregators such as Big Step and Microsoft's Bcentral; and

  . our wireless services compete with portals such as AOL, Yahoo!, MSN and Lycos, and with specialized content providers.

  We expect that in the future we will experience competition from other Internet services companies and providers of Internet software, including Microsoft, Yahoo!, AOL, Excite, Disney, Lycos, Go2Net's MetaCrawler and NBC's Snap. Some of these companies are currently customers of ours, the loss of which could harm our business. We may also face increased competition from traditional media companies expanding onto the Internet.

  Many of our current customers have established relationships with certain of our current and potential future competitors. If our competitors develop information infrastructure services that are superior to ours or that achieve greater market acceptance than ours, our business will suffer.

Governmental Regulation

  Because of the increasing use of the Internet, U.S. and foreign governments have adopted or may in the future adopt laws and regulations relating to the Internet, addressing issues such as user privacy, pricing, content, taxation, copyrights, distribution and product and services quality.

  Recent concerns regarding Internet user privacy has led to the introduction of U.S. federal and state legislation to protect Internet user privacy. Existing laws regarding user privacy that we may be subject to include the Children's Online Privacy Protection Act, which regulates the online collection of personal information from children under 13, and the Gramm-Leach-Bliley Act, which regulates the collection and processing of personal financial information. In addition, the Federal Trade Commission has initiated investigations and hearings regarding Internet user privacy which could result in rules or regulations that could adversely affect our business. As a result, we could become subject to new laws and regulations that could limit our ability to conduct targeted advertising, or to distribute or collect user information.

  European legislation to protect Internet user privacy has not heretofore greatly impacted us. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. European countries may pass new laws in accordance with the directive, or may seek to more strictly enforce existing legislation, which may prevent us from offering some or all of our services in some European countries.

  We may be subject to provisions of the Federal Trade Commission Act that regulate advertising in all media, including the Internet, and require advertisers to substantiate advertising claims before disseminating advertising. The Federal Trade Commission has the power to enforce this Act. It has recently brought several actions charging deceptive advertising via the Internet and is actively seeking new cases involving advertising via the Internet.

  We may also be subject to the provisions of the recently enacted Communications Decency Act. This Act imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet. Also recently enacted was the Children's Online Protection Act, which restricts the distribution of certain materials deemed harmful to children. Although some court decisions have cast doubt on the constitutionality of these Acts, they could subject us to substantial liability.

  These or any other laws or regulations that may be enacted in the future could have several adverse effects on our business. These effects include:

  . we may be subject to substantial liability, including fines and criminal penalties;

  . we may incur substantial expense in order to comply with such laws and regulations;

  . we could be prevented from offering certain products or services; and

  . the growth in Internet usage could be substantially limited.

  There is substantial uncertainty as to how existing laws and regulations, including those relating to privacy, taxation and intellectual property, apply to activities conducted on the Internet. Also, due to the global nature of the Internet, it is possible that governments of states or countries in which we did not knowingly conduct business may attempt to regulate our activities of prosecute us for violations of their laws. To the extent that there is uncertainty in the application of existing laws, or that new laws are enacted in the future, we cannot predict the impact these laws may have on our business.

Employees

  As of June 30, 2000, we had 502 employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff and for personnel with experience in wireless services. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. See "Risk Factors--We Need to Manage Our Growth and Maintain Procedures and Controls" and "--We Depend on Key Personnel" and "--We Need to Hire Additional Personnel."

Facilities

  In June 2000 we relocated to significantly larger facilities under a lease for a new principal administrative, engineering, marketing and sales facility located in Bellevue, Washington totaling approximately 131,118 square feet. Under the five-year lease , we will pay a monthly base rent of $250,825 per month during the first year, $252,647 per month during the second year, $263,551 per month during the third year, $265,373 per month during the fourth year and $276,276 per month during the final year.

  Previously, our principal administrative, engineering, marketing and sales facilities totaled approximately 16,864 square feet and were located in Redmond, Washington. Under that lease, which commenced on July 13, 1998, and expires on August 31, 2003, we pay a monthly base rent of $19,775 through August 2001 and $22,030 during the final two years of the lease. Subsequent to our move to Bellevue, we continue to maintain our data center in Redmond and have sublet the remaining space to third parties.

  We maintain a sales office housed in an approximately 2,271-square-foot space in San Francisco, California under a lease that expires on November 30, 2001 with a monthly base rent of $5,299. We also maintain a sales office in New York City for 1,900 square feet with a monthly base rent of $3,667, under a lease that expires April 2004. We do not own any real estate.

  With the acquisitions of Saraide and Prio, we now have facilities in Mountain View and San Mateo, California; Ottawa, Canada; Papendrecht, Netherlands; and London, United Kingdom.

  We are currently transitioning our computer and communications hardware from our facilities in Redmond, Washington to our new headquarters in Bellevue, Washington. We intend to install additional hardware and high-speed Internet connections at a location outside the West Coast as well as in the United Kingdom to support TDL InfoSpace.

  Our systems and operations at these locations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. See "Risk Factors--Our Business Relies on the Performance of Our Systems."

Legal Proceedings

  From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us. These claims, even if not meritorious, could require the expenditure of significant financial and managerial resources.

  On December 15, 1999, a complaint was filed against us on behalf of a former employee in federal court in New Jersey alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, and promissory estoppel. The former employee contends he agreed to work for InfoSpace on the basis of certain misrepresentations, that he entered into an agreement with us that entitles him to an option to purchase 300,000 shares of our common stock, and that he was terminated without cause. The former employee seeks (1) the right to purchase 300,000 shares of our common stock, (2) unspecified compensatory and punitive damages, and (3) litigation costs and attorney's fees. On January 31, 2000, we answered the complaint, denying the claims. Discovery is complete. The case has been transferred to the United States District Court for the Western District of Washington, and trial has not yet been set. We are currently investigating the claims at issue and believe we have meritorious defenses to such claims. Nevertheless, litigation is uncertain and we may not prevail in this suit.

  On February 18, 1999, a former consultant filed a complaint in the Superior Court for Santa Clara County, California alleging, among other things, that he had the right in connection with his consulting to the Company to purchase 56,924 shares of our common stock. We settled this lawsuit in September 1999. Under the settlement, the former consultant was permitted to purchase 33,012 shares of our common stock at a price of $.05 per share.

  On January 26, 1999, Civix-DDI, LLC filed a complaint in the U.S. District Court in Colorado against us and 19 other defendants for infringement of two patents relating to electronic mapping systems. In July 1999 we settled this litigation by entering into a license agreement for these patents, pursuant to which we made a single lump sum royalty payment.

  On December 23, 1998, we initiated litigation against Internet Yellow Pages, Inc. ("IYP") by filing suit in United States District Court for the Western District of Washington. On February 3, 1999, we served a first amended complaint on IYP and Greg Crane, an agent of IYP, in which we asserted claims for (a) account stated, (b) breach of contract, and (c) fraud. On March 5, 1999, IYP answered our complaint in the Washington action, and asserted claims for breach of contract, fraud, extortion and Consumer Protection Act violations. IYP seeks relief consisting of approximately $1,500,000 and other unquantified money damages, treble damages under the CPA, and attorneys' fees. Discovery is complete. We are currently investigating the claims at issue and believe we have meritorious defenses to such claims. Nevertheless, litigation is uncertain and we may not prevail in these suits. The case is scheduled for a streamlined mini-trial before a federal magistrate on July 31, 2000.

  On December 7, 1998, a complaint was filed against us on behalf of an alleged former employee in Superior Court for Suffolk County in the Commonwealth of Massachusetts alleging that he was terminated without cause and that he entered into an agreement with us that entitles him to an option to purchase 4,000,000 shares of our common stock or 10% of our equity. We settled this lawsuit in February 2000. Under the settlement, we made a cash payment of $10.5 million.

  On April 16, 1998, one of our former employees filed a complaint in the Superior Court for Santa Clara County, California alleging, among other things, that he had the right in connection with his employment to purchase shares of our common stock representing up to 5% of our equity as of an unspecified date. We settled this lawsuit in February 1999. Under the settlement, we made a cash payment of $4.5 million.

  We had discussions with a number of individuals in the past regarding employment by us and also hired and subsequently terminated a number of individuals as employees or consultants. Furthermore, primarily during our early stage of development, our procedures with respect to the manner of granting options to new employees were not clearly documented. As a result of these factors, and in light of the receipt of the above claims, we have in the past received, and may in the future receive, similar claims from one or more individuals asserting rights to acquire shares of our stock or to receive cash compensation. We cannot predict whether such future claims will be made or the ultimate resolution of any currently outstanding or future claim.

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

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information as of July 31, 2000 with respect to our executive officers and directors:

 Name                                 Age Position
 ----                                 --- --------
 Naveen Jain.........................  40 Chairman of the Board
 Arun Sarin..........................  45 Vice Chairman, Chief Executive
                                           Officer and President, Wireless
                                           Services
 Ashok Narasimhan....................  52 Chief Operating Officer, President,
                                           Merchant Services and Director
 Rand L. Rosenberg...................  47 Chief Financial Officer and Senior
                                           Vice President, Finance and
                                           Corporate Development
 Ellen B. Alben......................  37 Senior Vice President, Legal and
                                           Business Affairs and Secretary
 Rasipuram ("Russ") V. Arun..........  42 Chief Technology Officer
 Tammy D. Halstead...................  37 Senior Vice President and Chief
                                           Accounting Officer
 Joanne R. Harrell...................  46 Senior Vice President, Human
                                          Resources and Facilities
 Arif Janjua.........................  44 Senior Vice President, Corporate
                                           Development and Content
 Chris Nabinger......................  43 Senior Vice President, Worldwide
                                          Operations
 John E. Cunningham, IV(1)...........  42 Director
 Peter L.S. Currie(1)(2).............  43 Director
 David C. House(2)...................  50 Director
 Rufus W. Lumry, III.................  53 Director
 Carl Stork(2).......................  40 Director

--------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

  Naveen Jain founded InfoSpace in March 1996. Mr. Jain has served as our Chief Executive Officer since its inception to April 2000, as its President since its inception to November 1998 and as its sole director from its inception to June 1998, when he was appointed Chairman of the Board upon the Board's expansion to five directors. From June 1989 to March 1996, Mr. Jain held various positions at Microsoft Corporation, including Group Manager for MSN, Microsoft's online service. From 1987 to 1989, Mr. Jain served as Software Development Manager for Tandon Computer Corporation, a PC manufacturing company. From 1985 to 1987, Mr. Jain served as Software Manager for UniLogic, Inc., a PC manufacturing company and from 1982 to 1985, he served as Product Manager and Software Engineer at Unisys Corporation/Convergent Technologies, a computer manufacturing company. Mr. Jain holds a B.S. from the University of Roorkee and a M.B.A. from St. Xavier's School of Management.

  Arun Sarin joined InfoSpace in April 2000 as Chief Executive Officer and President, Wireless Services. He was appointed a director in April 2000 and was appointed Vice Chairman in May 2000. He served as Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch, Plc from June 1999 to April 2000. From February 1997 to June 1999, Mr. Sarin was the President and Chief Operating Officer of AirTouch Communications, Inc., a wireless telecommunications services company (which was merged with Vodafone Group Plc to form Vodafone AirTouch, Plc in June 1999). He served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. After joining Pacific Telesis Group in 1984 (from which AirTouch was spun off in 1994), Sarin held a variety of positions, including Vice President and General Manager--Bay and Regional Markets, Vice President--Chief Financial Officer, Controller and Strategy at Pacific Bell; and Vice President of Corporate Strategy for Pacific Telesis Group. Mr. Sarin currently serves on the Boards of Directors of Vodafone AirTouch, Plc, Charles Schwab

Corporation and Cisco Systems, Inc. Mr. Sarin holds an M.B.A. and an M.S. degree from the University of California at Berkeley and a B.S. in engineering from the Indian Institute of Technology.

  Ashok Narasimhan joined InfoSpace in February 2000 as President, Merchant Services and was appointed Chief Operating Officer and a director in April 2000. He founded Prio, Inc. in March 1996, and served as Chairman and Chief Executive Officer. We acquired Prio in February 2000. During the seven years prior to forming Prio, he was part of the core management team at VeriFone, where he served as Vice President of Product Development. Prior to VeriFone, he was the founding Chief Executive Officer of the computer businesses of Wipro, the largest computer, software and information technology company in India. He holds a B.S. and an M.B.A. from the Indian Institute of Management, associated with the Sloan School of Management at MIT.

  Rand L. Rosenberg joined InfoSpace in June 2000 as Chief Financial Officer and Senior Vice President, Corporate Finance and Development. He was a Senior Managing Director in the media and telecommunications group at Bank of America Securities (formerly Montgomery Securities) from February 1996 to January 2000. From February 1994 to February 1996, Mr. Rosenberg was a Managing Director at Salomon Brothers (now Salomon Smith Barney), where he was head of the global telecommunications group. Prior to joining Salomon Brothers, Mr. Rosenberg was a Vice President in the telecommunications and media group at Goldman Sachs, and served as Executive Director, Corporate Development of Pacific Telesis Group. Mr. Rosenberg has a B.A. from Whitman College and an M.B.A. from the University of Chicago.

  Ellen B. Alben joined InfoSpace in May 1998 as Vice President, Legal and Business Affairs and Secretary, and became a Senior Vice President in September 1999. From April 1997 to May 1998, she was a senior attorney with Perkins Coie LLP. From September 1996 to April 1997, Ms. Alben served as a consultant to Paragon Trade Brands, Inc., a private-label diaper manufacturer, and as special securities counsel to companies raising private financing. From September 1995 through June 1996, she served as Vice President, General Counsel and Secretary of Paragon Trade Brands. Paragon Trade Brands filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in January 1997. From July 1994 to September 1995, she served as Senior Associate Counsel of The Hillhaven Corporation, a nursing home provider, and from June 1993 to July 1994 she served as Associate Counsel of Hillhaven. Prior to joining Hillhaven, Ms. Alben was in private practice, specializing in corporate securities, finance, and mergers and acquisitions. She holds a B.A. from Duke University and a J.D. from Stanford Law School.

  Rasipuram ("Russ") V. Arun joined InfoSpace in May 2000 as Chief Technology Officer. From 1992 to May 2000, he worked for Microsoft where he served in various capacities including Product Unit Manager, responsible for development and strategy of products for handheld devices, Win95 Base Program Manager, Windows 98 Team Group Manager and Java Group Performance Manager. Prior to joining Microsoft, Mr. Arun had ten years of experience working for SunSoft, Inc., Multisolutions, Inc. and Zenith Data Systems. Mr. Arun holds a B.S. from the Indian Institute of Technology, an M.S. from Syracuse University and an M.B.A. from the University of California at Los Angeles.

  Tammy D. Halstead joined InfoSpace in July 1998 as Corporate Controller. In December 1998, she was appointed Vice President and Chief Accounting Officer, and from November 1999 to June 2000 she served as Acting Chief Financial Officer. In June 1999, she became a Senior Vice President. From March 1997 to June 1998, she worked at the Seattle office of USWeb Corporation, an Internet professional services firm, where she served as Director of Finance and Administration and later as Vice President, Finance and Administration. From April 1996 to March 1997, she was the Director of Finance and Administration at Cosmix, Inc., which was acquired by USWeb Corporation in March 1997. From December 1993 to February 1996, she served as Controller of ConnectSoft, Inc., a software development company. Prior to joining ConnectSoft, Inc., she spent eight years in private industry with a division of Gearbulk Ltd., an international shipping company, and in public accounting with Ernst & Whinney (now Ernst & Young LLP). She holds a B.A. in Business Administration from Idaho State University and is a licensed CPA.

  Joanne R. Harrell joined InfoSpace in May 2000 as Senior Vice President, Human Resources and Facilities. She was President and Chief Executive Officer for United Way of King County from July 1997 to May 2000. Prior to joining United Way, Ms. Harrell worked at USWest for 19 years. Most recently, she headed Nebraska Operations for USWest from July 1995 until July 1997, and served as Vice President and General Manager for USWest Public Services from June 1990 to June 1995. Ms. Harrell holds a B.A and an M.B.A. from the University of Washington.

  Arif Janjua joined InfoSpace in December 1999 as President, Consumer Services and was named Senior Vice President, Corporate Development and Content in May 2000. From February 1999 to November 1999, he was General Manager of North American operations at Saraide. Prior to Saraide, from 1995 to 1999, he was a Vice President at A.T. Kearney, a global management consulting firm, where he led the firm's high technology practice. Prior to that, Mr. Janjua was Director of Business Operations at a graphics semiconductor firm, S3, where he had marketing responsibility for all desktop products. From 1991 to 1994, Mr. Janjua was a senior manager with Gemini Consulting, specializing in the communications and computer industry. From 1985 to 1989, Mr. Janjua was Director of Marketing at the Imaging and Graphics Division of Gould Electronics. From 1981 to 1985, Mr. Janjua was Product Marketing Manager at International Imaging Systems. He holds a B.S and M.S. in Electrical Engineering from University of Windsor, Canada and an M.B.A. from University of California, Berkeley.

  Chris Nabinger joined InfoSpace as Senior Vice President, Worldwide Operations, in February 2000. He was with Prio, Inc. from October 1998 until its acquisition by Infospace where he served as the Executive Vice President of Engineering and Operations and oversaw the development and delivery of a complete suite of online promotional and back-office systems that make up and support the Prio "e-nabled" commerce product. From March 1996 to October 1998, Mr. Nabinger served as Vice President, Information Technology at ICG Netcom, an internet service provider, and from February 1996 to September 1999, he served as Chief Information Officer for Mobile Telecommunications Technologies Corporation and GTE Airfone. From September 1994 to February 1996, Mr. Nabinger was Vice President--Information Services of Mobile Telecommunications Technologies Corporation. Mr. Nabinger holds a B.S. in Industrial Technology from Binghamton University and an M.S. in Management, Computing and Systems from Houston Baptist University.

  John E. Cunningham, IV has served as a director of InfoSpace since July 1998. Since April 1995 he has served as President of Kellett Investment Corporation, an investment fund for later-stage, high-growth private companies. He is on the Board of Directors of Petra Capital, LLC, Meals.com, digiMine.com and Gear.com. Mr. Cunningham also serves as an advisor to Array Microsystems, Inc. and Virtual Bank.com. During 1997, Mr. Cunningham was interim Chief Executive Officer of Real Time Data. From December 1994 to August 1996, he was President of Pulson Communications, Inc. From February 1991 to November 1994, he served as Chairman and Chief Executive Officer of RealCom Office Communications, a privately held telecommunications company that merged with MFS Communications Company, Inc., and was subsequently acquired by WorldCom, Inc. Mr. Cunningham holds a B.A. from Santa Clara University and an M.B.A. from the University of Virginia.

  Peter L. S. Currie has served as a director of InfoSpace since July 1998. Mr. Currie is Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, where he has held various management positions since April 1995. From April 1989 to April 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., including Executive Vice President and Chief Financial Officer and Executive Vice President of Corporate Development. Before joining McCaw Cellular, he was a Principal at Morgan Stanley & Co., Incorporated. Mr. Currie currently serves on the Board of Directors of Corsair Communications, Inc. Mr. Currie holds a B.A. from Williams College and an M.B.A. from Stanford University.

  David C. House has served as a director of InfoSpace since January 2000. Since October 1995, Mr. House has served as President, Establishment Services Worldwide of American Express Travel Related Services Company, Inc. From January 1993 to October 1995, he served as Senior Vice President of Sales and Field Marketing for the United States Establishment Services Group of American Express. In addition, Mr. House served as a director of Prio, Inc. prior to its acquisition by the Company in March 2000. Mr. House holds a B.S. from the University of Minnesota and completed the Program for Management Development at the Harvard Graduate School of Business Administration.

  Rufus W. Lumry, III has served as a director of InfoSpace since December 1998. Since 1992, Mr. Lumry has served as President of Acorn Ventures, Inc., a venture capital firm he founded. Prior to founding Acorn Ventures, Mr. Lumry served as a director and Chief Financial Officer of McCaw Cellular Communications. Mr. Lumry was one of the founders of McCaw in 1982, and retired from McCaw in 1990 as Executive Vice President and Chief Financial Officer. Mr. Lumry holds an A.B. from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

  Carl Stork has served as a director of InfoSpace since September 1998. Since April 1998, Mr. Stork has been General Manager, Hardware Strategy and Business Development, at Microsoft Corporation. Mr. Stork has held various other management positions at Microsoft since 1981. Mr. Stork holds a B.A. from Harvard College and an M.B.A. from the University of Washington.

Board of Directors

  Our Restated Certificate of Incorporation and Restated Bylaws provide that the Board of Directors shall be composed of not less than five or more than nine directors, with the specific number to be set by resolution of the Board. We currently have eight directors.

  Our Board of Directors is divided into three classes, with each class to be as equal in number as possible. Each Class 2 director will serve until our next annual meeting of stockholders, each Class 3 director will serve until the following annual meeting of stockholders, and each Class 1 director will serve until the third ensuing annual meeting of stockholders. Thereafter, each newly elected director will serve for a term ending at the third annual meeting of stockholders following such election. Messrs. Cunningham, Narasimhan and Sarin serve as Class 1 directors; Messrs. House, Lumry and Stork serve as Class 2 directors; and Messrs. Jain and Currie serve as Class 3 directors. Directors may be removed by stockholders only for cause.

Committees of the Board of Directors

  The Compensation Committee consists of Messrs. Cunningham and Currie. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, administers our Stock Incentive Plan and makes recommendations to the Board of Directors regarding such matters.

  The Audit Committee consists of Messrs. Currie, House and Stork. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our balance sheet, statement of operations and cash flows and reviews and evaluates our internal control functions.

Compensation Committee Interlocks and Insider Participation

  No member of the Board of Directors or of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

  We pay directors $750 for each Board of Directors meeting attended in person, $500 for each Board of Directors meeting attended by telephone and $500 for each committee meeting attended. We also reimburse directors for travel expenses incurred to attend meetings of the Board of Directors or committee meetings. Directors are eligible to participate in the Stock Incentive Plan. See "--Benefit Plans--Stock Option Program for Nonemployee Directors."

Limitation of Liability and Indemnification Matters

  Our Restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability:

  . for any breach of their duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

  Our Restated Bylaws provide that we shall indemnify our directors and officers and may indemnify its employees and agents to the full extent permitted by law. We believe that indemnification under our Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers.

  On December 11, 1998, InfoSpace, all of our directors and Naveen Jain, our Chief Executive Officer at the time, entered into an Indemnification Agreement whereby Mr. Jain placed 8,000,000 shares of our common stock beneficially owned by him in an escrow account to indemnify us and our directors for certain known and unknown liabilities that may have arisen prior to September 30, 1998. See "Business--Legal Proceedings."

Compensation of Executive Officers

  The following table sets forth information concerning the compensation we paid to Naveen Jain, our chief executive officer, and the three other executive officers of InfoSpace as of December 31, 1999 who earned compensation in excess of $100,000 during 1999 (collectively, the "Named Executive Officers").

                           Summary Compensation Table


                                                        Long-Term
                                                       Compensation
                                                       ------------
                                                          Awards
                                            Annual     ------------
                                         Compensation   Securities
                                  Fiscal ------------   Underlying   All Other
Name and Principal Position        Year     Salary      Options(#)  Compensation
---------------------------       ------ ------------  ------------ ------------
Naveen Jain......................  1999    $231,571     1,400,000       $500(1)
 Chief Executive Officer           1998      62,500           --         --

Bernee D. L. Strom(2)............  1999     270,795           --         --
 President and Chief Operating
  Officer

Ellen B. Alben...................  1999     130,625        40,000        --
 Senior Vice President, Legal and
 Business Affairs and Secretary

Michael D. Kantor(3).............  1999     541,126(4)     40,000        --
 Senior Vice President,
  Advertising

--------
(1)  Consists of an award to Mr. Jain in connection with patent filings.

(2) Ms. Strom served as our President and Chief Operating Officer until December 31, 1999. From January 1, 2000 to June 30, 2000, Ms. Strom served as President of InfoSpace Venture Capital Fund 2000, LLC.

(3)  Mr. Kantor resigned his position with InfoSpace effective June 30, 2000.

(4) Consists of $90,792 in base salary and sales commissions of $450,334 paid to Mr. Kantor for advertising revenue attributable to Mr. Kantor.

Option Grants in Last Fiscal Year

  The following table sets forth certain information regarding stock options granted by InfoSpace to the Named Executive Officers during 1999.


                                           Individual Grants
                         -----------------------------------------------------  Potential Realizable Value
                         Number of                                              at Assumed Annual Rates of
                         Securities Percent of Total                           Stock Price Appreciation for
                         Underlying Options Granted                                   Option Term(3)
                          Options   to Employees in     Exercise    Expiration ----------------------------
Name                     Granted(#)  Fiscal Year(1)  Price($/Sh)(2)    Date        5%($)         10%($)
----                     ---------- ---------------- -------------- ---------- ------------- --------------
Naveen Jain............. 1,400,000        16.3%         $ 5.813       2/22/09  $   5,117,630 $   12,969,079
Bernee D. L. Strom......       --          --               --            --             --             --
Ellen B. Alben..........    40,000         0.5%          11.844      10/25/09        297,940        755,039
Michael D. Kantor.......    40,000         0.5%          11.516       8/31/09        289,686        734,122

--------
(1) Based on a total of 8,605,180 option shares granted to employees during 1999.

(2) Options were granted at an exercise price equal to the fair market value of our common stock at the time of the grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and are therefore not intended to forecast possible future appreciation, if any, of the price of our common stock. Assumes all options are exercised at the end of their respective 10-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

Aggregate Option Exercises in 1999 and Year-End Option Values

  The following table shows certain information concerning stock options exercised by the Named Executive Officers during 1999, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers on December 31, 1999.

                                                            Number of
                                                      Securities Underlying     Value of Unexercised
                           Shares                    Unexercised Options at    In the Money Options at
                          Acquired                     Fiscal Year-End(1)      Fiscal Year- End ($)(2)
                             on          Value      ------------------------- -------------------------
Name                     Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------------- ----------- ------------- ----------- -------------
Naveen Jain.............       --             --        50,000    1,350,000   $ 2,384,375 $ 64,378,125
Bernee D. L. Strom......   333,324    $10,436,540    1,250,008    4,416,668    64,531,663  228,010,486
Ellen B. Alben..........   167,012      2,143,797       62,160      490,828     3,236,923   25,239,306
Michael D. Kantor.......   177,464      1,623,586      195,167      123,369    10,316,395    6,017,673

--------
(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of common stock received on exercise of the options, less the aggregate exercise price of the options.

(2) These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing price of our common stock on December 31, 1999 ($53.50 per share) and the exercise price of the options.

Employment Agreement

  We entered into an employment agreement dated as of December 16, 1999 with Bernee D.L. Strom, pursuant to which Ms. Strom served as InfoSpace's President and Chief Operating Officer through December 31, 1999, and as President of our venture capital division from January 1, 2000 through June 30, 2000. This employment agreement superseded a prior employment agreement with Ms. Strom entered into in December 1998. Among other things, the employment agreement provided that we would continue to provide Ms. Strom with salary and benefits equal to those granted under her prior employment agreement, including an annual salary of $250,000 and insurance and other employee benefits, and option grants previously made to Ms. Strom pursuant to her prior employment agreement, through June 30, 2000. In addition, the employment agreement provided for a severance payment of $250,000 to Ms. Strom on June 30, 2000 and, under certain circumstances, reimbursement of certain expenses incurred by Ms. Strom in connection with her relocation to the Seattle, Washington area.

Benefit Plans

  The following is a brief summary of plans in effect during 1999 under which our executive officers and directors received benefits:

 Restated 1996 Flexible Stock Incentive Plan

  The purpose of the Stock Incentive Plan is to provide an opportunity for our employees, officers, directors, independent contractors and consultants to acquire our common stock. The Stock Incentive Plan provides for grants of stock options, stock appreciation rights, or SARs, and stock awards. We have authorized an aggregate of 45,967,866 shares of common stock for issuance under the Stock Incentive Plan. As of December 31, 1999, options to purchase 25,599,281 shares of common stock were outstanding under the Stock Incentive Plan at a weighted average exercise price of $5.2614 per share, and options to purchase 18,477,917 shares were available for future grant.

 Stock Option Program for Nonemployee Directors

  Under the Stock Incentive Plan, we grant a nonqualified stock option to purchase 20,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to our Board of Directors. Nonemployee directors serving at the time of the adoption of the program each received an option to purchase 5,000 shares of common stock. On November 19, 1998, each nonemployee director received a supplemental option to purchase 80,000 shares of common stock. We grant to each nonemployee director an additional nonqualified stock option to purchase 15,000 shares of common stock immediately following each Annual Meeting of Stockholders, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting of Stockholders or within the three-month period prior to such Annual Meeting of Stockholders. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of such grant.

 1998 Employee Stock Purchase Plan

  We adopted the 1998 Employee Stock Purchase Plan in August 1998. The Purchase Plan is intended to qualify under Section 423 of the Code and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the Purchase Plan, no employee may purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. We have authorized an aggregate of 3,600,000 shares of common stock for issuance under the Purchase Plan.

  The Purchase Plan is implemented with six-month offering periods. Offering periods begin on each February 1 and August 1. Participants purchase common stock under the Purchase Plan at a price equal to the lesser of 85% of their fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. As of December 31, 1999, 152,580 shares of common stock have been issued under the Purchase Plan.

 InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan

  InfoSpace, Inc. and Saraide each adopted the 2000 Stock Plan effective April 17, 2000. The purpose of the 2000 Stock Plan is to attract, retain and provide incentives to employees, directors and consultants of Saraide. The 2000 Stock Plan provides for grants of both Saraide options and InfoSpace options; optionees will have the right to exercise either set of options as they vest. When an optionee exercises a number of Saraide options, this will automatically cancel a proportional number of the optionee's InfoSpace options, and similarly, when an optionee exercises a number of InfoSpace options, this will automatically cancel a proportional number of the optionee's Saraide options. InfoSpace has authorized an aggregate of 10,000,000 shares of InfoSpace common stock for issuance under the 2000 Stock Plan, and Saraide has authorized an aggregate of 10,000,000 shares of Saraide common stock for issuance under the 2000 Stock Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Acorn Ventures-IS, LLC and John E. and Carolyn Cunningham are entitled to certain registration rights with respect to the shares of common stock and the common stock issuable upon exercise of the warrants purchased in private placements completed in 1998. Rufus W. Lumry, III, one of our directors, is the principal stockholder, sole director and president of Acorn Ventures, Inc., the sole member of Acorn Ventures-IS, LLC. John E. Cunningham is also one of our directors.

  On May 21, 1998, we entered into Consulting Agreements with Acorn Ventures and John E. Cunningham, IV, pursuant to which we are required to pay reasonable out-of-pocket expenses incurred by them in connection with their services as consultants. In addition, we have entered into agreements to indemnify Acorn Ventures-IS, LLC and John E. Cunningham, IV against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding in which they are parties or participants arising out of their services as consultants. These consulting services include assistance in defining our business strategy, identifying and meeting with sources of financing and assisting us in structuring and negotiation such financings. The Consulting Agreements have terms of five years and are terminable by either party upon breach of the Consulting Agreement by the other party or on 30 days' notice. Other than the reimbursement of out-of-pocket expenses, there is no cash compensation under the Consulting Agreements. We anticipate that the Consulting Agreements will be terminated in the third quarter of 2000.

  In July 1998, we entered into a joint venture agreement with Thomson Directories Limited to form TDL InfoSpace to replicate our infrastructure services in Europe. TDL InfoSpace has been providing content services in the United Kingdom since the third quarter of 1998. Under the Web site services agreement, Thomson provides its directory information to TDL InfoSpace and sells Internet yellow pages advertising for the joint venture through its local sales forces. We also license our technology and provide hosting services to TDL InfoSpace. Thomson and InfoSpace each purchased a 50% interest in TDL InfoSpace and are required to provide reasonable working capital to TDL InfoSpace. As of December 31, 1999, we had contributed $496,000 to the joint venture. Gary C. List, formerly one of our directors, is Chairman of Thomson Directories Limited and Chief Executive of its parent company, TDL Group Limited.

  In January 2000, we entered into contracts to provide content and promotional services to ImageX.com, Inc., pursuant to which we may earn up to $1.2 million in fees over a one-year period. Rufus W. Lumry, III, one of our directors, is President of Acorn Ventures, Inc., which directly and through affiliated entities beneficially owns over 12% of the common stock of ImageX.com, Inc. as of February 29, 2000 (based on information filed with the SEC by ImageX.com, Inc.).

  During 1999, we entered into a technology license and development agreement for the development of online shopping cart technology with TEOCO Corporation. Under the terms of the agreement, we paid a development fee to TEOCO Corporation of $400,000. We own all rights to the technology and have granted a perpetual license to TEOCO Corporation to use the developed technology for certain limited uses. Atul Jain, the President and majority shareholder of TEOCO Corporation, is the brother of Naveen Jain, our Chairman.

  We believe that all the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Any future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

  We have entered into indemnification agreements with each of our executive officers and directors.

  On December 11, 1998, we, all of our current and future directors and Naveen Jain entered into an Indemnification Agreement whereby Mr. Jain placed 8,000,000 shares of our common stock beneficially owned by him into an escrow account to indemnify us and our directors for a period of five years for certain known and unknown liabilities that may have arisen prior to September 30, 1998. The indemnification agreement, however, did not provide for indemnification for certain matters known by the Board prior to September 30, 1998 or losses less than $100,000.

  On February 10, 2000, in exchange for the release of such shares, Mr. Jain entered in a Noncompetition Agreement with us. In addition to noncompetition, nondisclosure and invention release provisions which apply for the duration of his employment, the Noncompetition Agreement also provides that Mr. Jain will not engage in activities which compete with our business of for a period of two years after termination of his employment with us for any reason.

  In connection with our Employment Agreement dated as of December 16, 1999 with Bernee D.L. Strom, we agreed to extend a loan to Ms. Strom in the amount of $10 million for the purpose of exercising stock options and paying federal taxes thereon. The loan will be due and payable two years from the date of the Employment Agreement, and bears interest at the prime rate. The largest amount outstanding since the date of the Employment Agreement was $10.0 million, which was the outstanding balance of the loan as of June 30, 2000. For a further description of the Employment Agreement, see "Management--Employment Agreement."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                      MANAGEMENT AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 31, 2000 and as adjusted to reflect the sale of our common stock offered by this prospectus as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors (iii) each of the executive officers named in the Summary Compensation Table in "Management--Compensation of Executive Officers," (iv) all directors and executive officers as a group and (v) the selling stockholders. The shares of common stock to be sold by the selling stockholders pursuant to this prospectus represent shares issued to the selling stockholders by us in connection with our acquisitions of TDLI, Zephyr Software Inc. and Orchest, Inc. No selling stockholder holds more than 1% of our outstanding common stock.

                                 Shares                           Shares Beneficially
                           Beneficially Owned                         Owned After
                          Prior to Offering(1)                          Offering
                          ------------------------   Number of    -----------------------
                            Number      Percent    Shares Offered   Number     Percent
                          ------------- ---------- -------------- ------------ ----------
Principal Stockholders,
 Directors
 and Executive Officers

Naveen Jain(2)..........     52,370,614     22.2%       --          52,370,614    22.2%
 c/o InfoSpace, Inc.
 601 108th Avenue NE
  Suite 1200
 Bellevue, WA 98004

Acorn Ventures-IS,
 LLC(3).................     19,585,191      7.9%       --          19,585,191     7.9%
 1309 114th Avenue S.E.
 Suite 200
 Bellevue, WA 98004

Pilgrim Baxter &
 Associates(4)..........     14,528,000      6.2%       --          14,528,000     6.2%
 825 Duportail Road
 Wayne, PA 19087

Putnam Investments,
 Inc.(5)................     13,827,412      5.9%       --          13,827,412     5.9%
 One Post Office Square
 Boston, MA 02109

Ellen B. Alben(6).......        281,870        *        --             281,870       *

John E. Cunningham,
 IV(7)..................        902,263        *                       902,263       *

Peter L. S. Currie(8)...        146,910        *        --             146,910       *

David C. House..........            530        *        --                 530       *

Michael D. Kantor(9)....        329,216        *        --             329,216       *

Rufus W. Lumry,
 III(10)................     19,585,191      7.9%       --          19,585,191     7.9%

Ashok Narasimhan(11)....        646,414        *        --             646,414       *

Arun Sarin(12)..........      2,300,875        *        --           2,300,875       *

Carl Stork(13)..........        430,000        *        --             430,000       *

Bernee D. L. Strom(14)..      1,874,810        *        --           1,874,810       *

All directors and
 executive officers as a
 group (15
 persons)(15)...........     77,229,309     32.4%       --          77,229,309    32.4%


                                   Shares                        Shares Beneficially
                             Beneficially Owned                      Owned After
                            Prior to Offering(1)                       Offering
                          ------------------------  Number of    ----------------------
                            Number       Percent  Shares Offered  Number      Percent
                          ------------- --------- -------------- ---------   ----------

Selling Stockholders

Former TDLI shareholders
 as a group.............      3,593,320         *   3,593,320           --           --

Former Zephyr Software
 Inc. shareholders as a
 group..................        651,392         *     651,392           --           --

Former Orchest. Inc.
 shareholders as a
 group..................        255,288         *     255,288

--------
  *   Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Represents 37,849,228 shares of common stock held in the name of Naveen and Anuradha Jain, 3,999,302 shares of common stock held by the Jain Family Irrevocable Trust, 3,971,042 shares of common stock held by Naveen Jain GRAT No. 1, 3,971,042 shares of common stock held by Anuradha Jain GRAT No. 1, 525,000 shares subject to options exercisable by Naveen Jain within 60 days of July 31, 2000, and 2,055,000 shares subject to options exercisable by Anuradha Jain within 60 days of July 31, 2000. Anuradha Jain is Mr. Jain's spouse.

 (3) Includes 13,750,208 shares of common stock issuable upon exercise of warrants currently exercisable, 30,173 shares of common stock held by Rufus W. Lumry, III, and 100,000 shares of common stock held by Mr. Lumry subject to options exercisable within 60 days of July 31, 2000. Mr. Lumry is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures-IS, LLC.

 (4) As of December 31, 1999, based on a Schedule 13G/A filed with the SEC on January 7, 2000, and adjusted to give effect to two-for-one stock splits effected by InfoSpace on January 4, 2000 and April 6, 2000.

 (5) As of December 31, 1999, based on a Schedule 13G filed with the SEC on February 17, 2000, and adjusted to give effect to two-for-one stock splits effected by InfoSpace on January 4, 2000 and April 6, 2000. Consists of 13,377,412 shares beneficially owned with shared dispositive power by Putnam Investment Management, Inc. and 450,000 shares beneficially owned with shared dispositive power by The Putnam Advisory Company, Inc. (with shared voting power over 86,600 of these shares), which are registered investment advisors and wholly owned by Putnam Investments, Inc. Putnam Investments, Inc. is a wholly owned subsidiary of Marsh & McLennan Companies, Inc.


 (6) Includes 81,196 shares of common stock subject to options exercisable within 60 days of July 31, 2000.

 (7) Includes 110,000 shares of common stock subject to options exercisable within 60 days of July 31, 2000, and 92,806 shares of common stock held by Clear Fir Partners LP. Mr. Cunningham is the President of Clear Fir Partners, LP.

 (8) Includes 110,000 shares of common stock subject to options exercisable within 60 days of July 31, 2000.

 (9) Includes 4,992 shares of common stock subject to options exercisable within 60 days of July 31, 2000.

(10) Includes 100,000 shares of common stock subject to options exercisable within 60 days of July 31, 2000, and shares held by Acorn Ventures-IS, LLC. See note (3) above.

(11) Includes 58,393 shares of common stock subject to options and warrants exercisable within 60 days of July 31, 2000. Represents 504,837 shares of common stock held directly by Ashok Narasimhan, 16,028 shares of common stock held by the Akshay Narasimhan Trust, 29,746 shares of common stock held by the Amrita Narasimhan Trust, and 37,410 shares of common stock held by the Anisha Narasimhan Trust.

(12) Includes 2,296,875 shares of common stock subject to options exercisable within 60 days of July 31, 2000. Should Mr. Sarin leave InfoSpace within twelve months of his hire date, a ratable portion of the vested options would be returned to InfoSpace.

(13) Includes 20,000 shares of common stock subject to options exercisable within 60 days of July 31, 2000.

(14) Includes 674,818 shares of common stock subject to options exercisable within 60 days of July 31, 2000.

(15) Includes 19,166,104 shares of common stock subject to options and warrants exercisable within 60 days of July 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 900,000,000 shares of common stock, $0.0001 par value per share, and 15,000,000 shares of preferred stock, $0.0001 par value per share. The following summary of certain provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Certificate of Incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

  As of July 31, 2000, there were 233,776,364 shares of common stock outstanding held by approximately 627 holders of record.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of InfoSpace, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. See "Risk Factors--Management Owns a Large Percentage of Our Stock" and "Dividend Policy."

Preferred Stock

  One share of preferred stock is outstanding, the voting rights of which are described below. Pursuant to our Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock.

Our Voting Share

  Prior to the closing of our combination with INEX, we entered into a voting and exchange trust agreement with InfoSpace.com Canada Holdings and Montreal Trust Company of Canada, as trustee. The voting and exchange trust agreement requires us to issue a voting share to the trustee who will hold the voting share in trust for the benefit of the holders of exchangeable shares. The voting share entitles the trustee to vote at meetings of the holders of our common stock. For each exchangeable share which is not held by us or our subsidiaries, the trustee will have the number of votes to which a holder of one share of our common stock is entitled with respect to any vote. Unless our charter or applicable law requires otherwise, the trustee and the holders of our common stock will vote together as a single class in the election of directors and in all matters which are submitted to a vote of our stockholders.

  The voting share will not entitle the trustee to receive dividends. In the event of our dissolution, liquidation or the winding up of our affairs, the trustee will receive an amount equal to the par value of the voting share. This amount will be adjusted to reflect the effect of any stock split, stock dividend, combination or similar change on the voting share. When there are no longer any outstanding exchangeable shares other than those exchangeable shares which are held by us or our subsidiaries, the voting share will cease to have any rights. In such event, we will redeem the voting share for an amount equal to the par value of the voting share and it will automatically return to being an authorized but unissued share of our preferred stock.

Warrants

  As of March 31, 2000, there were outstanding warrants to purchase 19,460,776 shares of common stock. Three investors hold warrants to purchase an aggregate of 13,771,890 and 244,392 shares of common stock, which expire on May 21, 2008 and August 6, 2008, respectively, at a weighted average exercise price of $0.43 per share. One investor holds a warrant to purchase 955,934 shares at an exercise price of $0.01 per share. This warrant expires on October 30, 2002. On August 24, 1998, in connection with the agreement relating to our white pages directory services, we issued to AOL warrants to purchase up to 7,919,328 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, based on the delivery by AOL of a minimum number of searches on our white pages directory service. As of March 31, 2000, there were 5,444,544 outstanding warrants. The warrants have an exercise price of $1.50 per share.

  Upon consummation of our combination with INEX, we assumed warrants that are exercisable for approximately 288,808 shares of our common stock.

Antitakeover Effects of Certain Provisions of Certificate of Incorporation and Washington and Delaware Law; Right of First Negotiation

  As noted above, our Board of Directors, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

  Election and Removal of Directors. Effective with the first annual meeting of stockholders following this offering, our Bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. See "Management--Board of Directors." Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of InfoSpace and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

  Approval for Certain Business Combinations. Our Certificate of Incorporation requires that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the Board of Directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

  Stockholder Meetings. Under our Certificate of Incorporation and Bylaws, the stockholders may call a special meeting only upon the request of holders of at least 30% of the outstanding shares. Additionally, the Board of Directors, the Chairman of the Board and the President may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

  Washington Statute. The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a "Target Corporation," with certain exceptions, from engaging in certain "Significant Business Transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the Target Corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the Target Corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the Target Corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a stockholder. After the five-year period, a Significant Business Transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.

  A Target Corporation includes a foreign corporation if:

  .  the corporation has a class of voting stock registered pursuant to
     Section 12 or 15 of the Securities Exchange Act of 1934;

  .  the corporation's principal executive office is located in Washington;

  .  any of:

   . more than 10% of the corporation's stockholders of record are Washington residents;

   . more than 10% of its shares of record are owned by Washington residents; or

   .  1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

  A corporation may not "opt out" of this statute. If we meet the definition of a Target Corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control of the Company.

  Delaware Statute. We are subject to Section 203 of the Delaware General Corporation law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

  . on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person:

  .  owns 15% or more of the corporation's voting stock; or

  . is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

  AOL Agreement. Pursuant to certain agreements with AOL, if we receive an unsolicited proposal, or we determine to solicit proposals or otherwise enter into discussions that would result in a sale of a controlling interest in InfoSpace or other merger, asset sale or other disposition that effectively results in a change of control (a "Disposition"), then we are required to give written notice to AOL, and AOL has seven days to provide notice to us of its desire to negotiate in good faith with us regarding a Disposition involving AOL. In the event that AOL timely delivers such a notice, then we will negotiate exclusively and in good faith with AOL regarding a Disposition for a period of 30 days from the date of delivery of our initial notice to AOL, after which we will be free to negotiate a Disposition with other third parties if we and AOL cannot in good faith come to terms. If such a Disposition is not consummated within five months from the date of delivery of our initial notice to AOL, the process described above will again apply. AOL's right of first negotiation could have the effect of delaying, deterring or preventing a change of control.

  These charter provisions, provisions of Washington and Delaware law and AOL's right of first negotiation may have the effect of delaying, deterring or preventing a change of control.

Registration Rights

  Pursuant to certain Investor Rights Agreements dated as of May 21, 1998, three investors holding an aggregate of 8,916,712 shares of common stock and warrants to purchase 14,373,792 shares of common stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders are entitled to notice of such registration and to include shares of common stock in such registration at our expense. Additionally, the Holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our commercially reasonable efforts to effect such registration. Further, the Holders may require us to file up to three additional registration statements on Form S-3 (and no more than two in any calendar year), and we will bear the expense for up to one such registration in any calendar year. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

  Pursuant to a Stockholder Rights Agreement dated as of August 6, 1998, six investors holding an aggregate of 3,700,000 shares of common stock are entitled to notice of registration if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, and are entitled to include shares of common stock in such registration at our expense. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

  In connection with the acquisition of all the outstanding membership units of YPI, the former members of YPI holding an aggregate of 680,000 shares of common stock may require us to file additional registration statements on Form S-3 at the expense of those stockholders requesting such registration.

  AOL, which holds a warrant to purchase 7,919,328 shares of common stock, is entitled to notice of registration if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, and is entitled to include shares of common stock issuable upon the exercise of such warrant in such registration at our expense. Further, AOL may require us to file up to four additional registration statements on Form S-3, and we will bear the expense for such registrations. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

  Pursuant to a Registration Rights Agreement dated as of December 29, 1999, the former stockholders of Zephyr Software holding an aggregate of 651,392 shares of our common stock are entitled to notice of registration if we propose to register any of our securities under the Securities Act on a Form S-3 registration statement (other than a registration relating to a merger, acquisition or exchange of a convertible debt transaction), either for our own account or for the account of other security holders, and are entitled to include shares of common stock in such registration at our expense. These registration rights are subject to certain conditions and limitations, among them the rights of the underwriters of an offering to limit the number of shares included in such registration.

Transfer Agent And Registrar

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, Seattle, Washington.

Nasdaq National Market Listing

  Our common stock is listed on the Nasdaq National Market under the symbol "INSP."

                              PLAN OF DISTRIBUTION

  The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

  . Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  . Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

  . Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  .  Privately negotiated transactions.

  To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

  In effecting sales, brokers, dealers or agents engaged by a selling stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

  In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

  We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

  At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

  We have agreed to indemnify each selling stockholder and any person controlling the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

  We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until each selling stockholder is able to sell all shares offered pursuant to this registration statement in a single three-month period in accordance with Rule 144 under the Securities Act of 1933.

                                 LEGAL MATTERS

  Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of InfoSpace, Inc. as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Prio, Inc. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included herein, and has so been included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 in connection with this offering. While the information contained in this prospectus is materially complete, this prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock please refer to the registration statement and to its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
InfoSpace, Inc.:

Independent Auditors' Report.............................................  F-2

Independent Auditors' Report.............................................  F-3

Consolidated Balance Sheets..............................................  F-4

Consolidated Statements of Operations....................................  F-5

Consolidated Statements of Changes in Stockholders' Equity and
 Accumulated Other Comprehensive Income..................................  F-6

Consolidated Statements of Cash Flows....................................  F-7

Notes to Consolidated Financial Statements...............................  F-9

Saraide, Inc.:

Independent Auditors' Report............................................. F-33

Consolidated Balance Sheets.............................................. F-34

Consolidated Statements of Operations.................................... F-35

Consolidated Statements of Stockholders' Equity.......................... F-36

Consolidated Statements of Cash Flows.................................... F-37

Notes to Consolidated Financial Statements............................... F-38

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of InfoSpace
Redmond, Washington

  We have audited the accompanying consolidated balance sheets of InfoSpace, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and accumulated other comprehensive income, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and Prio, Inc. (Prio), which has been accounted for as a pooling of interests as described in Note 7 to the consolidated financial statements. We did not audit the financial statements of Prio for the years ended December 31, 1998 and 1997, which statements reflect total revenues of $9,000 and $74,000, respectively, net loss of $14,150,000 and $8,283,000 for the respective years then ended, and total assets of $30,665,000 as of December 31, 1998. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Prio for such periods, is based solely on the report of such other auditors.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfoSpace, Inc. and subsidiaries as of December 31, 1999 and 1998, and results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Seattle, Washington
March 17, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Prio, Inc.:

  We have audited the balance sheet of Prio, Inc. (the Company), formerly SaveSmart, Inc., (a development stage enterprise) as of December 31, 1998, and related statements of operations, shareholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prio, Inc. (a development stage enterprise) as of December 31, 1998, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Mountain View, California
April 2, 1999

                                INFOSPACE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                            December 31,            March 31,
                                          1999          1998          2000
                                      ------------  ------------  -------------
                                                                   (unaudited)
               ASSETS

Current assets:
  Cash and cash equivalents.........  $ 37,985,250  $ 39,986,609  $  35,561,656
  Short-term investments, held-to-
   maturity (fair market value
   $124,656,361, $74,315,294 and
   $110,611,874)....................   124,720,142    74,301,803    114,459,290
  Accounts receivable, net of
   allowance for doubtful accounts
   of $702,960, $603,278 and
   $705,609.........................     6,663,497     3,470,364      8,273,390
  Interest receivable...............     3,333,772         9,874      2,771,622
  Notes receivable, net of allowance
   of $12,075, $0 and $9,975........    11,580,866        35,061     25,578,115
  Prepaid expenses and other
   assets ..........................    10,304,244     3,899,715     15,142,541
                                      ------------  ------------  -------------
    Total current assets............   194,587,771   121,703,426    201,786,614
Long-term investments, held-to-
 maturity (fair market value
 $70,971,645, $1,252,051 and
 $39,857,832).......................    71,416,776     1,252,438     37,838,717
Property and equipment, net ........     7,998,957     4,126,312     18,861,989
Other long-term assets .............       702,641       639,106      2,089,664
Other investments ..................    17,038,508       644,391     63,846,750
Intangible assets, net..............    73,842,557     5,304,256    385,787,368
                                      ------------  ------------  -------------
Total assets........................  $365,587,210  $133,669,929  $ 710,211,102
                                      ============  ============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..................  $  2,810,141  $  3,834,505  $   3,255,313
  Accrued expenses..................    18,501,053     6,656,497     24,096,173
  Deferred revenues.................     2,672,531     1,401,865      3,657,588
  Other current liabilities and
   short-term debt..................     1,042,437     1,057,560        764,611
                                      ------------  ------------  -------------
    Total current liabilities.......    25,026,162    12,950,427     31,773,685
Long-term liabilities...............       685,762       989,431      1,693,897
Minority interest...................           --            --      29,158,321
                                      ------------  ------------  -------------
    Total liabilities...............    25,711,924    13,939,858     62,625,903
Commitments and contingencies (Note
 8)
Stockholders' equity:
  Preferred stock, par value
   $.0001--Authorized, 15,000,000
   shares; issued and outstanding,
   1, 0 and 1 share.................           --            --             --
  Common stock, par value $.0001--
   Authorized, 900,000,000 shares;
   issued and outstanding,
   211,853,372, 178,958,716 and
   227,733,868 shares...............        21,185        17,896         22,773
  Additional paid-in capital........   440,878,391   164,490,626    829,459,962
  Accumulated deficit...............   (98,512,435)  (40,940,646)  (182,227,743)
  Deferred expense--warrants........    (2,311,159)   (3,126,862)    (2,080,070)
  Unearned compensation--stock
   options..........................    (1,518,144)     (668,595)    (1,259,254)
  Accumulated other comprehensive
   income...........................     1,317,448       (42,348)     3,669,531
                                      ------------  ------------  -------------
    Total stockholders' equity......   339,875,286   119,730,071    647,585,199
                                      ------------  ------------  -------------
Total liabilities and stockholders'
 equity.............................  $365,587,210  $133,669,929  $ 710,211,102
                                      ============  ============  =============

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Three Months Ended
                                Years Ended December 31,                   March 31,
                          ---------------------------------------  --------------------------
                              1999          1998         1997          2000          1999
                          ------------  ------------  -----------  -------------  -----------
                                                                          (unaudited)
Revenues................  $ 37,390,303  $  9,631,927  $ 1,816,542  $  19,005,740  $ 5,259,418
Cost of revenues .......     7,267,447     2,330,685      492,809      3,118,772    1,308,500
                          ------------  ------------  -----------  -------------  -----------
   Gross profit.........    30,122,856     7,301,242    1,323,733     15,886,968    3,950,918
Operating expenses:
 Product development....    11,316,073     7,567,202    4,560,136      4,777,280    2,486,604
 Sales and marketing....    47,651,048    10,783,310    1,476,576      8,452,028    5,416,649
 General and
  administrative........    12,486,244     7,378,030    5,069,138      6,077,685    2,650,575
 Amortization of
  intangibles...........     3,223,031       709,923       64,056      7,490,751      299,279
 Acquisition and
  related charges.......    13,350,700     2,800,000            0     86,397,306          --
 Other--non-recurring
  charges...............    11,359,500     4,500,000      137,000      2,887,609          --
                          ------------  ------------  -----------  -------------  -----------
   Total operating
    expense.............    99,386,596    33,738,465   11,306,906    116,082,659   10,853,107
                          ------------  ------------  -----------  -------------  -----------
   Loss from
    operations..........   (69,263,740)  (26,437,223)  (9,983,173)  (100,195,691)  (6,902,189)
Other income, net.......    11,703,468       593,348       39,258      3,462,752    1,265,486
Equity in loss from
 joint venture..........       (11,517)     (124,976)         --             --           --
Unrealized gain on
 investments............           --            --           --      23,597,688          --
Minority interest.......           --            --           --      (9,843,321)         --
                          ------------  ------------  -----------  -------------  -----------
Loss from operations
 before income tax
 expense and cumulative
 effect of change in
 accounting principle...   (57,571,789)  (25,968,851)  (9,943,915)   (82,978,572)  (5,636,703)
Income tax expense......           --            --           --         (17,520)         --
                          ------------  ------------  -----------  -------------  -----------
Loss from operations
 before cumulative
 effect of change in
 accounting principle...   (57,571,789)  (25,968,851)  (9,943,915)   (82,996,092)  (5,636,703)
Cumulative effect of
 change in accounting
 principle..............           --            --           --        (719,216)         --
                          ------------  ------------  -----------  -------------  -----------
Net loss................  $(57,571,789) $(25,968,851) $(9,943,915) $ (83,715,308) $(5,636,703)
                          ============  ============  ===========  =============  ===========
Basic and diluted net
 loss per share.........  $      (0.29) $      (0.23) $     (0.11) $       (0.39) $     (0.03)
                          ============  ============  ===========  =============  ===========
Shares used in computing
 basic net loss per
 share..................   196,222,147   114,519,323   91,469,901    217,120,107  179,618,040
                          ============  ============  ===========  =============  ===========
Shares used in computing
 diluted net loss per
 share..................   196,222,147   114,519,323   91,696,568    217,120,107  179,618,040
                          ============  ============  ===========  =============  ===========



                See notes to consolidated financial statements.

                                INFOSPACE, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   AND ACCUMULATED OTHER COMPREHENSIVE INCOME

                               Years Ended December 31,             March 31
                         ---------------------------------------  -------------
                             1999          1998         1997          2000
                         ------------  ------------  -----------  -------------
                                                                   (unaudited)
Common stock and
 additional paid in
 capital:
Balance, beginning of
 year................... $164,508,522  $ 26,247,955  $ 8,988,597  $ 440,899,576
  Common stock issued...  202,757,019   121,765,685   15,606,030      6,908,430
  Common stock issued
   for acquisitions.....   61,125,843     7,902,309      292,188    376,669,824
  Common stock issued
   for stock options....    2,313,210     1,019,850           23      4,661,779
  Common stock issued in
   exchange
   transactions.........    1,414,000       224,726      109,720            --
  Common stock issued
   for warrants and
   preferred shares.....    5,315,541     2,356,412      988,957            --
  Common stock issued
   for conversion of
   special shares and
   debentures...........      170,369           --           --             --
  Common stock issued
   for employee stock
   purchase plan........      286,088           --           --         343,126
  Unearned
   compensation--stock
   options..............    3,175,984     1,728,772      262,440            --
  Cancelled options for
   deferred services....     (167,000)          --           --             --
  Deferred expense--
   warrants.............          --      3,262,813          --             --
                         ------------  ------------  -----------  -------------
Balance, end of year....  440,899,576   164,508,522   26,247,955    829,482,735
                         ------------  ------------  -----------  -------------
Balance attributed to
 common stock...........       21,185        17,896        9,323         22,773
Balance attributed to
 additional paid in
 capital................  440,878,391   164,490,626   26,238,632    829,459,962
                         ------------  ------------  -----------  -------------
Balance, common stock
 and additional paid in
 capital................  440,899,576   164,508,522   26,247,955    829,482,735
                         ------------  ------------  -----------  -------------
Accumulated deficit:
Balance, beginning of
 year...................  (40,940,646)  (14,971,795)  (5,027,880)   (98,512,435)
  Net loss..............  (57,571,789)  (25,968,851)  (9,943,915)   (83,715,308)
                         ------------  ------------  -----------  -------------
Balance, end of year....  (98,512,435)  (40,940,646) (14,971,795)  (182,227,743)
                         ------------  ------------  -----------  -------------
Deferred expense--
 warrants:
Balance, beginning of
 year...................   (3,126,862)          --           --      (2,311,159)
  Deferred expense--
   warrants.............          --     (3,262,813)         --             --
  Warrant expense.......      815,703       135,951          --         231,089
                         ------------  ------------  -----------  -------------
Balance, end of year....   (2,311,159)   (3,126,862)         --      (2,080,070)
                         ------------  ------------  -----------  -------------
Unearned compensation--
 stock options:
Balance, beginning of
 year...................     (668,595)     (189,955)     (71,437)    (1,518,144)
  Unearned
   compensation--stock
   options..............   (3,175,984)   (1,728,722)    (262,440)           --
  Cancelled options for
   deferred services....      167,000           --           --             --
  Compensation expense--
   stock options........    2,159,435     1,250,132      143,922        258,890
                         ------------  ------------  -----------  -------------
Balance, end of year....   (1,518,144)     (668,545)    (189,955)    (1,259,254)
                         ------------  ------------  -----------  -------------
Accumulated other
 comprehensive income:
Balance, beginning of
 year...................      (42,348)      (25,780)      (5,181)     1,317,448
  Unrealized gain (loss)
   on equity
   investments..........    1,324,301           --           --       2,409,722
  Foreign currency
   translation
   adjustment...........       35,495       (16,568)     (20,599)       (57,639)
                         ------------  ------------  -----------  -------------
Balance, end of year....    1,317,448       (42,348)     (25,780)     3,669,531
                         ------------  ------------  -----------  -------------
                         $339,875,286  $119,730,121  $11,060,425  $ 647,585,199
                         ============  ============  ===========  =============

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Three Months Ended
                                Years Ended December 31,                 March 31,
                           -------------------------------------  ------------------------
                               1999         1998         1997        2000         1999
                           ------------  -----------  ----------  -----------  -----------
                                                                        (unaudited)
 Net loss................   (57,571,793) (25,968,851) (9,943,915) (83,715,308)  (5,636,703)
 Adjustments to
  reconcile net loss to
  net cash provided
  (used) by operating
  activities.............           --           --          --           --           --
  Trademark
   amortization..........     1,500,000    1,500,000         --           --           --
  Depreciation and other
   amortization..........     5.545,201    1,578,543     590,325    8,650,408    1,522,071
  Write-off of in-
   process research and
   development...........     9,200,000    2,800,000         --    74,100,000          --
  Write-down of
   inventory to net
   realizable value......           --           --      783,000          --           --
  Compensation expense--
   stock options.........    19,811,694    1,273,132     859,922      258,888       24,089
  Currency translation...     42,520,00      (28,308)    (29,830)         --           --
  Warrants expense.......       815,703      135,951         --     3,118,698      203,925
  Noncash issuance of
   common stock..........           --        70,000         --           --           --
  Noncash services
   exchanged.............     1,414,000      190,436      49,720      110,000          --
  Bad debt expense.......       499,464      687,602      47,000       29,061      150,437
  Equity in loss in
   joint venture.........        25,759       56,976         --       (81,025)      55,052
  Gain on disposal of
   interest in
   investee..............           --       (35,000)        --           --           --
  Gain on sale of
   intangibles...........     (7,830,00)         --          --           --           --
  Loss (gain) on
   disposal of fixed
   assets................        21,019      111,229     225,743       14,099        1,905
  Warrants--income.......    (1,295,325)         --          --    (3,218,222)         --
  Unrealized gain in
   investments...........           --           --          --   (23,597,688)         --
  Cumulative translation
   adjustment............           --           --          --        (4,124)         --
  Minority interest in
   venture fund..........           --           --          --     9,843,321          --
  Business acquisition
   cost .................           --           --          --    14,684,574          --
  Cumulative effect of
   change in accounting
   principle ............           --           --          --       505,743          --
  Cash provided (used)
   by changes in
   operating assets and
   liabilities, net of
   assets acquired in
   business
   combinations:                    --           --          --           --           --
   Accounts receivable...    (3,681,473)  (3,656,668)   (421,990)  (1,057,751)    (346,890)
   Notes receivable......   (11,314,171)         --          --           --           --
   Interest receivable...    (3,312,082)         --          --       562,150     (420,480)
   Prepaid expenses and
    other assets.........    (8,055,947)  (2,506,941)   (286,253)  (3,020,563)    (933,484)
   Other long-term
    assets...............       (90,716)    (337,500)        --       (14,846)     (15,876)
   Other tangible
    assets...............           --       (66,865)        --           --           --
   Accounts payable......    (1,024,359)   4,332,060     583,374      251,204   (2,239,320)
   Accrued expenses......    11,365,894    4,845,658     199,648   (3,729,167)  (2,835,308)
   Other long-term
    liabilities..........       (57,000)     128,440         --           --           --
   Deferred revenue......     1,273,963    1,337,716      58,261      479,314       87,888
                           ------------  -----------  ----------  -----------  -----------
 Net cash used by
  operating activities...   (34,895,479) (13,552,390) (7,284,995)  (5,831,234) (10,382,754)
 Investing Activities:
 Business acquisitions
  net of cash required...   (19,514,794)    (311,951)    (14,000) (11,417,506)         --
 Other investments.......   (13,800,250)    (150,000)        --           --           --
 Purchase of domain
  name...................      (120,000)         --          --           --      (100,000)
 Proceeds from sale of
  domain name............        10,000          --          --           --           --
 Purchase of trademark...           --    (3,290,000)        --           --           --
 Internally developed
  software...............      (340,498)         --          --       (84,493)    (214,666)
 Purchase of property
  and equipment..........    (5,369,792)  (3,938,162)   (914,666)  (4,257,509)  (1,130,867)
 Investments in joint
  venture................           --      (495,767)        --           --           --
 Proceeds of notes
  receivable.............           --           --          --     6,893,826          929
 Repayment of notes
  receivable.............           --           --          --   (20,873,075)    (250,000)
 Minority interest
  contribution in
  venture fund...........           --           --          --    19,315,000          --
 Proceeds from sales of
  fixed assets...........           --         4,997         --           --           --
 Purchase of other
  assets.................           --           --          --   (17,500,000)    (500,000)
 Short-term investments,
  net....................   (50,418,339) (74,301,803)        --    10,260.852   68,187,154
 Long-term investments,
  net....................   (70,164,338)  (1,252,438)        --    33,578,059  (45,074,269)
 Other...................           --           --      (29,087)         --           --
                           ------------  -----------  ----------  -----------  -----------
 Net cash provided
  (used) by investing
  activities.............  (159,718,011) (83,735,124)   (957,753)  15,915,154   20,918,281
 Financing Activities:
  Proceeds from issuance
   of common stock.......        66,000   46,153,871  14,348,010          --     1,870,641
  Payment to shareholders
   for fractional
   shares................           --           (28)        --           --           --
  Proceeds from public
   offerings, net of
   expenses..............   185,039,027   77,830,903         --           --           --
  Proceeds from issuance
   of long-term debt.....       550,000    1,144,992   2,912,254          --           --
  Repayment of long-term
   debt..................      (958,000)    (868,220)  (141,2340)         --           --
  Repayment of
   stockholder loan
   payable...............           --        (5,116)    (39,728)         --           --
  Proceeds from issuance
   of ESPP shares........       286,088          --          --       343,126          --
  Proceeds from exercise
   of warrants...........     5,315,541       40,161         --        91,880      110,966
  Proceeds from exercise
   of stock options......     2,313,210    1,016,210         --     8,480,722       52,784
  Short-term and long-
   term investments......           --           --          --   (21,423,242)     141,992
                           ------------  -----------  ----------  -----------  -----------
  Net cash provided
   (used) by financing
   activities............   192,611,866  125,312,773  17,079,302  (12,507,514)   2,176,383
                           ------------  -----------  ----------  -----------  -----------
 Net increase (decrease)
  in cash and cash
  equivalents............    (2,001,624)  28,025,259   8,836,554   (2,423,594)  12,711,910

                                INFOSPACE, INC.

                                                                 Three Months Ended
                                Years Ended December 31,              March 31,
                            ----------------------------------  ---------------------
                               1999        1998        1997        2000       1999
                            ----------  ----------  ----------  ---------- ----------
 Cash and cash
  equivalents, beginning
  of period..............   39,987,009  11,961,646   3,125,092  37,985,250 39,986,609
                            ----------  ----------  ----------  ---------- ----------
 Cash and cash
  equivalents, end of
  period.................   37,985,385  39,986,905  11,961,646  35,561,656 52,698,519
                            ----------  ----------  ----------  ---------- ----------
 Supplemental Disclosure
  of Noncash Financing
  and Investing
  Activities:
 Acquisitions from
  purchase transactions:
  Stock issued...........   61,125,843   7,932,000     382,188         --         --
  Net assets assumed.....     (149,723)   (191,000)    (90,000)        --         --
 Issuance of convertible
  preferred stock upon
  conversion of note and
  accrued interest
  payable................          --          --    1,531,000         --         --
 Property and equipment
  acquired under
  equipment financing and
  capital lease
  obligations............      308,000     198,000     376,000         --         --
 Issuance of common stock
  for notes receivable...          --          --       32,000         --         --
 Issuance of warrants and
  options for deferred
  services and abandoned
  financing..............    2,665,000     216,000      28,000         --         --
 Conversion of note
  payable as
  consideration for
  interest in previously
  consolidated
  subsidiary.............          --      250,000         --          --         --
 Compensation expense for
  Series E warrants......   17,652,000         --          --          --         --
 Stock issued in exchange
  transaction............      169,000     334,726     102,720     110,000        --
 Stock issued for
  retirement of
  debentures.............      170,369         --          --          --         --
 Interest paid...........      132,000     124,923      36,000         --         --




                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Years Ended December 31, 1999, 1998 and 1997 and
             Three Months Ended March 31, 2000 and 1999 (unaudited)

Note 1: Summary of Significant Accounting Policies

  Description of business: InfoSpace, Inc., (the Company or InfoSpace), previously known as InfoSpace.com, Inc., a Delaware corporation, was founded in March 1996. The Company is an international Internet information infrastructure services company that provides enabling technologies and Internet services to Web sites, merchants and wireless devices.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Business combinations: Business combinations accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. Amounts allocated to in-process research and development are expensed in the period of acquisition.

  Business combinations accounted for under the pooling-of-interests method of accounting include the financial position and results of operations as if the acquired company had been a wholly-owned subsidiary since inception. In such cases, the assets, liabilities and stockholders' equity of the acquired entities were combined with the Company's respective amounts at their recorded values. The equity of the acquired entity is reflected on an as-if-converted basis to InfoSpace equity at the time of issuance. Prior period financial statements have been recast to give effect to the merger. Certain reclassifications have been made to the financial statements of the pooled entities to conform with the Company.

  Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

  Investments: The Company principally invests its available cash in high-quality corporate issuers, and in debt instruments of the U.S. Government and its agencies. All debt instruments with original maturities greater than three months up to one year from the balance sheet date are considered short-term investments. Investments maturing after twelve months from the balance sheet date are considered long-term. The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's short-term and long-term investments are classified as held-to-maturity as of the balance sheet date as the company has both the ability and the intent to hold the investments to maturity and are reported at amortized cost.

  Property and equipment: Property and equipment are stated at cost. Depreciation is computed under the straight-line method over the following estimated useful lives:

     Computer equipment and software................................. 3 years
     Office equipment................................................ 5 years
     Office furniture................................................ 7 years
     Leasehold improvements.......................................... lease term

  On January 1, 1999, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software developed or Obtained for Internal Use. This requires capitalization of certain costs incurred in connection with developing or obtaining internal use software and amortization of these costs over future periods, which prior to the adoption of SOP 98-1, were expensed. For the year ended December 31, 1999, the Company has capitalized $478,304 of costs associated with internally developed

                                INFOSPACE, INC.

software. These costs are included in property and equipment on the accompanying balance sheet and are generally amortized over five years.

  Intangible assets: Goodwill, purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful lives. Goodwill and purchased technology are generally amortized over three to five years. Other intangibles, primarily consisting of purchased trademarks and domain name licenses are amortized over an estimated useful life of three years.

  Other investments: The Company invests in equity investments of public and privately-held technology companies for business and strategic purposes. These investments are included in long-term assets and are classified as available-for-sale. Investments in companies whose securities are not publicly traded are recorded at cost. Investments in companies whose securities are publicly traded are recorded at fair value. Unrealized gains or losses on these investments are recorded as comprehensive income in the Company's stockholders' equity. Realized gains or losses are recorded based on the identified cost of the investment sold.

  Other long-lived assets: Management periodically evaluates long-lived assets, consisting primarily of purchased technology, goodwill, property and equipment, to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining life. No impairment loss has been recognized through December 31, 1999.

  Revenue recognition: The Company's revenues are derived from its consumer, merchant and wireless services. These include advertising, content carriage, licensing fees, e-commerce fees and guaranteed transaction fees in lieu of revenue share.

  Advertising: Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as services are rendered.

  Content carriage: Revenues from fixed fee content carriage agreements are recognized ratably over the related contract term. For content carriage fee contracts that are performance based with an established maximum, the Company recognizes revenues as the services are rendered, not to exceed the maximum amount over the fixed term.

  Licensing fees: Revenue from licensed services is recognized ratably over the term of the license agreement.

  Commerce fees: Transaction fees are recognized in the period the transaction occurred and was reported to the Company by the content providers or online merchants.

  Guaranteed transaction fees: Guaranteed minimum payments are recognized ratably over the term of the agreements. Revenues earned above the guaranteed minimum payments are recognized ratably over the remaining term of the agreements.

  Also included in revenues are barter revenues generated from exchanging banners for banners, banners for content or banners for print or other advertising. Barter revenues are recorded at the lower of the estimated fair market value of goods and services received or impressions given, and are recognized when the Company's advertisements are run. For barter agreements, the Company records a receivable or liability at the end of the reporting period for the difference in the fair value of the services provided or received.

  Cost of revenues: Cost of revenues consists of expenses associated with the enhancement, maintenance and support of our content services, including direct personnel expenses, communication costs

                                INFOSPACE, INC.

such as high-speed Internet access, server equipment depreciation and content license fees. Fees paid for content licenses are capitalized and amortized over the license period.

  Product development: Product development expenses consist principally of personnel costs for research, design, development, enhancement and maintenance of the proprietary technology used to integrate and distribute the Company's consumer, merchant and wireless services. These expenses are net of capitalized internally developed software costs.

  Advertising costs: Costs for print advertising are recorded as expense when the advertisement appears. Advertising costs related to electronic impressions are recorded as expense as impressions are provided. Advertising expense totaled approximately $5,369,000, $1,280,000 and $263,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

  Unearned compensation: Unearned compensation represents the unamortized difference between the option exercise price and the fair market value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plan (Note 5). The amortization of unearned compensation is charged to operations and is amortized over the vesting period of the options.

  Deferred expense-warrants: Deferred expense-warrants represents the fair value of the warrants that were issued and is expensed ratably over the four year vesting period. The amortization of deferred warrant expense is charged to sales and marketing expense.

  Acquisition and other related charges: Acquisition and other related charges consist of in-process research and development and other one-time charges related directly to the acquisitions, such as legal and accounting fees.

  Other non-recurring charges: Other non-recurring charges in the first quarter of 2000 consist of expense recorded for the fair market value of warrants issued by Prio, Inc. Prio had previously issued warrants for services provided. These warrants were accounted for under variable plan accounting. Subsequent to the acquisition of Prio, the agreement with these warrants was terminated and the remaining unvested warrants accelerated to full vesting. Other non-recurring charges in 1999 consist of costs associated with litigation settlements.

  Foreign currencies: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the period. Gains and losses on foreign currency transactions are included in Other income, net.

  Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables. These instruments are generally unsecured and uninsured. The Company places its cash equivalents and investments with major financial institutions. The Company operates in one business segment and sells advertising to various companies across several industries. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the years ended December 31, 1999 and 1998, one customer accounted for approximately 21% and 20% of revenues, respectively. For the year ended December 31, 1997, no one customer accounted for more than 10% of

                                INFOSPACE, INC.

revenues. At December 31, 1999, one customer accounted for approximately 14% of accounts receivable. At December 31, 1998, one customer accounted for approximately 26% of accounts receivable.

  Income taxes: The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

  Reclassification: Certain reclassifications have been made to the 1998 and 1997 balances to conform with the 1999 presentation.

  Reverse stock split: A one-for-two reverse stock split of the Company's common stock was effected on August 25, 1998. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  Stock splits: A two-for-one stock split of the Company's common stock was effected in May 1999. A second two-for-one stock split of the Company's common stock was effected in January 2000. A third two-for-one stock split of the Company's common stock was effected in April 2000. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for these stock splits.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from estimates.

  Recent accounting pronouncements: In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. The Company adopted SAB 101 on January 1, 2000. Prior to January 1, 2000 and implementation of the SAB, the Company recorded revenues from customers for development fees, implementation fees and/or integration fees when the service was completed. If this revenue was recognized on a straight-line basis over the term of the related service agreements, in accordance with SAB 101, the Company would have deferred $719,216 of revenue and recognized in 2000 and 2001. In accordance with SAB 101, the Company recorded a cumulative effect of change in accounting principle of $719,216 and recorded $213,473 (unaudited) in revenue in the first quarter of 2000 related to previously recognized development, implementation and/or integration fees that would have been recorded as revenue if the fees were recognized on the straight-lined basis in prior periods. The remaining balance of $502,743 will be recognized from April 2000 through November 2001.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS 133, as amended by SFAS 137, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of this new standard will have a significant effect on earnings or the financial position of the Company.

                                INFOSPACE, INC.

Note 2: Balance Sheet Components

  Investments at December 31, 1999 consist of the following:

                                              Gross      Gross
                                Amortized   Unrealized Unrealized     Market
                                   Cost        Gain       Loss        Value
                               ------------ ---------- ----------  ------------
   Corporate notes and
    bonds ...................  $100,604,357  $ 61,109  $(530,513)  $100,134,953
   U.S. Government
    securities ..............    52,920,693    14,198   (249,720)    52,685,171
   Commercial paper .........    27,362,325   147,997        --      27,510,322
   Certificate of deposit ...    15,249,543    79,125    (31,108)    15,297,560
                               ------------  --------  ---------   ------------
                               $196,136,918  $302,429  $(811,341)  $195,628,006
                               ============  ========  =========   ============

  Maturity information is as follows:

                                                       Amortized
                                                          Cost      Fair Value
                                                      ------------ ------------
   Within one year .................................. $124,720,142 $124,656,361
   1 year through 5 years ...........................   71,416,776   70,971,645
                                                      ------------ ------------
                                                      $196,136,918 $195,628,006
                                                      ============ ============

  Investments at December 31, 1998 consist of the following:

                                               Gross      Gross
                                  Amortized  Unrealized Unrealized   Market
                                    Cost        Gain       Loss       Value
                                 ----------- ---------- ---------- -----------
   Commercial paper ............ $68,810,756  $13,259     $(253)   $68,823,762
   Municipal securities ........   1,499,665      485       --       1,500,150
   U.S. Government
    securities .................   5,243,820      --       (387)     5,243,433
                                 -----------  -------     -----    -----------
                                 $75,554,241  $13,744     $(640)   $75,567,345
                                 ===========  =======     =====    ===========

  Maturity information is as follows:

                                                         Amortized
                                                           Cost     Fair Value
                                                        ----------- -----------
   Within one year .................................... $74,301,803 $74,315,294
   1 year through 5 years .............................   1,252,438   1,252,051
                                                        ----------- -----------
                                                        $75,554,241 $75,567,345
                                                        =========== ===========

                                INFOSPACE, INC.

                                                      December 31,  December 31,
                                                          1999          1998
                                                      ------------  ------------
   Property and equipment:
     Computer equipment ............................. $ 6,624,664    $3,561,385
     Purchased software .............................   2,736,850       773,808
     Internally developed software ..................     478,304           --
     Office equipment ...............................     403,977       152,028
     Office furniture ...............................     346,181       296,145
     Leasehold improvements .........................     904,698       431,715
                                                      -----------    ----------
                                                       11,494,674     5,215,081
     Accumulated depreciation .......................  (3,495,717)   (1,088,769)
                                                      -----------    ----------
                                                      $ 7,998,957    $4,126,312
                                                      ===========    ==========
   Intangible assets:
     Goodwill ....................................... $70,436,117    $4,860,671
     Core technology ................................   6,500,000       800,000
     Assembled workforce ............................     420,000        40,000
     Other ..........................................     624,590       499,974
                                                      -----------    ----------
                                                       77,980,707     6,200,645
     Accumulated amortization .......................  (4,138,150)     (896,389)
                                                      -----------    ----------
                                                      $73,842,557    $5,304,256
                                                      ===========    ==========
   Accrued expenses:
     Salaries and related expenses .................. $ 2,979,731    $  193,592
     Accrued carriage fees ..........................     907,503           --
     Accrued revenue share ..........................   1,064,638        93,067
     Accrued settlement costs .......................  10,500,000     4,500,000
     Other ..........................................   3,049,181     1,869,838
                                                      -----------    ----------
                                                      $18,501,053    $6,656,497
                                                      ===========    ==========

Note 3: Notes Receivable

  On June 30, 1999, the Company loaned an unrelated third party $6.0 million at 12% interest per annum. The short-term note and accrued interest was repaid on February 7, 2000.

  On December 1, 1999, the Company loaned an unrelated third party $2.5 million. This short-term note is due by August 1, 2000, and accrues interest at 12% per annum. On January 19, 2000 and February 18, 2000, the Company loaned the same third party an additional $1.0 million and $1.5 million. These two notes are due by September 1, 2000 and accrue interest at 12% per annum. All three of these notes are secured by all of the assets and properties of the borrower and are considered fully collectible. At December 31, 1999, accrued interest on this note is $25,000.

  On December 21, 1999, the Company loaned a director of the Company $1.9 million. The promissory note is due on December 16, 2001, and accrues interest at the prime rate. The note is secured by a pledge of the officer's shares of the Company's common stock. The pledged shares are valued in excess of the note balance. At December 31, 1999, accrued interest on this note is $4,405. At December 31, 1999, the Company also had approximately $1.1 million in short-term loans to employees and unrelated parties at various interest rates. Approximately $941,000 of this balance has been repaid subsequent to year-end (unaudited).

                                INFOSPACE, INC.

Note 4: Long-Term Debt

  The Company's long-term debt as of December 31 consists of (in thousands):

                                                          1999         1998
                                                       -----------  -----------
     Demand note payable.............................. $   250,000  $   250,000
     Equipment lease line.............................   1,219,331    1,186,063
     Loan related to joint venture....................         --       144,000
     Equipment financing and capitalized leases ......     187,525      175,143
     Current portion..................................  (1,042,436)  (1,057,560)
                                                       -----------  -----------
     Long-term portion................................ $   614,420  $   697,646
                                                       ===========  ===========

  In January 1996, the Company executed a demand note with a commercial entity in the amount of $250,000, which is the amount outstanding as of December 31, 1999. The note bears interest at LIBOR (5.82% as of December 31, 1999) plus 1% per annum, and the full principal amount plus interest is due on demand. The note may be converted into shares of the Company's preferred stock at the then prevailing conversion or market price, until the note is paid in full. In January 2000, the Company exercised its right to repay the demand note in accordance with the terms of the note payable (the "Terms"), by sending a check for full amount of principal and accrued interest. Lender attempted to reject the repayment on the grounds that it had attempted to convert the note in early 1998. Management believes that such lender's claim is without merit based on the Terms and intends to defend its claim vigorously.

  In June 1997, the Company entered into a loan and security agreement (the "Agreement," as amended in September 1998) with Phoenix Leasing Incorporated. The Agreement provides the Company with available borrowings not to exceed $2,124,000, in aggregate, $2,099,000 of which was drawn through December 31, 1999. Principal and interest are due in 36 equal monthly installments with a final payment equal to 15% of the original principal amount due on the 37th month from the time of the borrowing. The notes bear interest at effective rates ranging from 15.0% to 16.4% per annum. Principal repayments for the borrowings are due as follows: 2000, $607,000; 2001, $561,000; and 2002, $50,000.

  In October 1997, the Company entered into a joint venture agreement (the Joint Agreement) with DataCard to form DSIPL. Pursuant to the terms of the Joint Agreement, DSIPL will perform development services for DataCard and the Company. In connection with the Joint Agreement, DataCard loaned Prio $500,000, the proceeds of which were used by Prio to fund DSIPL. DataCard had the option to convert $250,000 of the notes payable into 50% ownership interest in DSIPL, which was exercised by DataCard in May 1998. The remaining amount of the note of $144,000 was paid in full during 1999.

Note 5:  Other Investments

  The Company invests in equity instruments of public and privately-held technology companies for business and strategic purposes. These investments are recorded as long-term assets and are classified as available-for-sale securities.

  The Company also holds warrants in public and privately-held technology companies for business and strategic purposes. Certain of these warrant agreements contain provisions that require the Company to meet specific performance criteria for the warrants to vest. When the Company meets its performance obligations it records revenue equal to the difference in the exercise price of the warrant and the fair market value of the underlying security. The Company recorded revenue in the amount of $1,895,325 for vesting in performance warrants and stock for the year ended December 31, 1999.

                                INFOSPACE, INC.

                                                         Unrealized  Carrying
                                                            Gain       Value
                                                         ---------- -----------
   Investments in public companies...................... $1,324,301 $ 4,060,076
   Investments in privately-held companies..............        --   12,359,800
   Investment in joint venture..........................        --      618,632
                                                         ---------- -----------
   Total other investments.............................. $1,324,301 $17,038,508
                                                         ========== ===========

Note 6:  Stockholders' Equity

  Authorized shares: On May 1, 1998, the Company's Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 55,000,000 shares, consisting of 40,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share.

  On August 25, 1998, the Board of Directors approved and the Company effected a one-for-two reverse stock split of the Company's common stock.

  Also, on August 25, 1998, the Company filed a Restated Certificate of Incorporation. The effect was to change the authorized number of all classes of Company stock to 65,000,000 shares, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share after giving effect to the one-for-two reverse stock split.

  In April 1999, the Company closed a follow-on offering. The Company sold 17,360,000 shares and raised approximately $185 million, net of expenses. Certain shareholders sold 12,080,000 shares.

  On April 6, 1999, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on May 5, 1999.

  On May 24, 1999, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock to 200,000,000 shares.

  On November 29, 1999, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on January 5, 2000.

  On January 21, 2000, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on April 6, 2000. On April 3, 2000, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares to 900,000,000 shares.

  Restated 1996 Flexible Stock Incentive Plan: On June 3, 1998, the Board of Directors approved the Restated 1996 Flexible Stock Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, which

                                INFOSPACE, INC.

entitle holders to cash compensation measured by appreciation in the value of the stock. Not more than 3,000,000 shares of stock shall be available for the grant of options or the issuance of stock under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the option has not been exercised shall continue to be available under the Plan. The Plan is administered by the Board of Directors. Options granted under the Plan typically vest over four years, 25% one year from the date of grant and ratably thereafter on a monthly basis. Additional options have been granted to retain certain existing employees, which options vest monthly over four years.

  On June 3, 1998, the Board of Directors approved the Option Exchange Program and the Option Replacement Program, allowing employees of the Company to exchange their nonqualified stock options for incentive stock options. Nonqualified stock options to purchase a total of 2,900,424 shares were exchanged for incentive stock options to purchase the equivalent number of shares with an exercise price equal to the fair market value at the date of exchange.

  On May 24, 1999, the stockholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 8,000,000 shares. On January 21, 2000, the Board of Directors approved the deletion of this limitation.

  On May 24, 1999, the stockholders approved an amendment to the Plan to annually increase the number of shares reserved for issuance on the first day of the Company's fiscal year beginning January 1, 2000 by an amount equal to the lesser of (A) 8,000,000 shares, (B) three percent of the Company's outstanding shares at the end of the Company's preceding fiscal year, and (C) a lesser amount determined by the Board of Directors.

  On May 24, 1999, the stockholders approved an amendment to the Plan to limit the number of shares of Common Stock that may be granted to any one individual pursuant to stock options in any fiscal year of the Company to 8,000,000 shares, plus an additional 8,000,000 shares in connection with his or her initial employment with the Company, which grant shall not count against the limit.

  Included in the table below as outstanding at December 31, 1999 are options to purchase 1,630,675 shares that were issued outside of the Plan, of which 754,269 were exercisable as of December 31, 1999. The options issued outside the Plan include 1,512,971 options that were assumed in acquisitions.

                                INFOSPACE, INC.

  Activity and price information regarding the options are summarized as follows:

                                                                Weighted average
                                                     Options     Exercise price
                                                    ----------  ----------------
   Outstanding, December 31, 1996 .................  8,650,442       $ 0.03
     Granted ......................................  3,348,054         0.56
     Cancelled.....................................    (61,865)        0.76
     Exercised ....................................    (29,470)        0.51
                                                    ----------
   Outstanding, December 31, 1997 ................. 11,907,161         0.18
     Granted ...................................... 16,791,512         1.37
     Cancelled .................................... (4,137,972)        0.41
     Exercised .................................... (2,318,484)        0.45
                                                    ----------
   Outstanding, December 31, 1998 ................. 22,242,217         1.00
     Granted ......................................  8,725,180        13.76
     Cancelled ....................................   (838,008)        2.91
     Exercised .................................... (4,055,202)        0.71
                                                    ----------
   Outstanding, December 31, 1999 ................. 26,074,187         5.26
     Granted ......................................  3,067,527        85.45
     Cancelled ....................................   (244,120)       17.66
     Exercised .................................... (2,865,698)        1.54
                                                    ----------
   Outstanding, March 31, 2000..................... 26,031,896        14.35
                                                    ==========
   Options exercisable, March 31, 2000.............  8,051,025         1.26
                                                    ==========

  Information regarding stock option grants during the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                 Year ended                                               Year ended
                              December 31, 1999      Year ended December 31, 1998      December 31, 1997
                         --------------------------- ---------------------------- ---------------------------
                                   Weighted Weighted            Weighted Weighted           Weighted Weighted
                                   Average  Average             Average  Average            Average  Average
                                   exercise   fair              exercise   fair             exercise   fair
                          Shares    price    value     Shares    price    value    Shares    price    value
                         --------- -------- -------- ---------- -------- -------- --------- -------- --------
Exercise price exceeds
 market price...........       --   $  --    $  --          --     --     $ --    2,000,000  $0.50    $0.38
Exercise price equals
 market price........... 8,354,955   13.99    14.00  14,659,512   1.46     1.50     413,062   0.19     2.01
Exercise price is less
 than market price......   430,756    8.68    14.20   2,132,000   0.17     0.45     934,992   0.10     0.30

  The Company granted 3,067,527 options in the first quarter of 2000 at exercise prices equal to market prices. The weighted average exercise price and fair market value of these options is $85.45 and $88.28, respectively.

  The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant date. In those cases where options have been granted when the option price is below fair market value, the Company recognizes compensation expense over the vesting period using the aggregated percentage of compensation accrued method as prescribed by Financial Standards Accounting Board Interpretation
No. 28. Compensation expense of $884,714, $1,246,132, and $143,922, was recognized during the years

                                INFOSPACE, INC.

ended December 31, 1999, 1998 and 1997, respectively, and $258,890 for the quarter ended March 31, 2000 for options granted with exercise prices less than grant date fair market value.

  To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted through December 31, 1999: risk-free interest rate ranging from 4.24% to 6.56%; expected dividend yield of 0-%; 121% volatility; and an expected life of five years for 1999 and six years for 1998 and prior.

  Had compensation expense for the Plan been determined based on fair value at the grant dates for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses for the years ended December 31, 1999, 1998 and 1997, and quarter ended March 31, 2000 would have been adjusted to the following pro forma amounts:

                                      Year ended                  Quarter ended
                         ---------------------------------------  -------------
                                                                    March 31,
                             1999          1998         1997          2000
                         ------------  ------------  -----------  -------------
Net loss as reported.... $(57,571,793) $(25,968,851) $(9,943,915) $ (83,715,308)
Net loss, pro forma.....  (73,024,084)  (26,384,715)  (9,995,405)  (106,554,207)
Basic net loss per
 share, pro forma....... $      (0.38) $      (0.23) $     (0.11) $       (0.49)

  Additional information regarding options outstanding as of December 31, 1999, is as follows:

                          Options outstanding              Options exercisable
                   -------------------------------------  -----------------------
                                  Weighted
                                   average     Weighted                 Weighted
     Range of                     remaining    average                  average
     exercise        Number      contractual   exercise     Number      exercise
      prices       outstanding   life (yrs.)    price     Exercisable    price
     --------      -----------   -----------   --------   -----------   --------
   $0.003-- 0.94    7,808,136       6.65        $ 0.13     5,694,528     $ 0.06
     1.00-- 4.89    9,850,925       7.97          1.89     2,722,225       1.94
     5.35-- 9.97    2,802,776       7.74          6.69       346,779       6.65
    10.11--14.32    4,041,800       9.75         16.48           --         --
    15.59--28.78      874,000       9.87         22.99           --         --
    37.25--50.81      696,550       9.94         45.45        49,784      38.13
                   ----------       ----        ------     ---------     ------
                   26,074,187       8.62          5.26     8,813,316       1.11
                   ==========       ====        ======     =========     ======

  At December 31, 1999 17,806,060 shares were available for future grants under the Plan.

  In connection with the May and August 1998 private placement offering, the Company issued warrants to purchase 16,510,688 shares of common stock to five third-party participants for consulting services performed in identifying, structuring and negotiating future financings. These warrants expire between May 21, 2008 and August 6, 2008. The activity and additional information are as follows:

       Outstanding, December 31, 1998............................... 16,510,688
       Exercised.................................................... (1,870,872)
                                                                     ----------
       Outstanding, December 31, 1999............................... 14,639,816
                                                                     ==========

        Range of
        Exercise                                                       Number
         prices                                                      Outstanding
        --------                                                     -----------
       $0.25-0.50..................................................   7,869,968
        0.63-0.75..................................................   3,415,960
        1.25.......................................................   3,353,888

                                INFOSPACE, INC.

  In July 1998, the Company issued warrants to purchase 3,823,736 shares of common stock at an exercise price of $.003 to a former consultant in conjunction with the acquisition of Outpost (Note 4). All of these warrants were exercised in 1999.

  On August 24, 1998, the Company issued to AOL warrants to purchase up to 7,919,328 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $1.50 per share. The warrants were valued using the fair value method, as required under SFAS No. 123. The fair value of the warrants was approximately $3,300,000 at the date of grant, and is being amortized ratably over the four-year vesting period. The underlying assumptions used to determine the value of the warrants are an expected life of six years and a 5.5% risk-free interest rate.

  The Company assumed warrants to purchase 288,808 shares of the Company's common stock as a result of the acquisition of INEX Corporation (Note 7). These warrants were issued to seven third-party participants. Two of the third party participants exercised 24,486 of the warrants in December 1999. The remaining warrants expire between January 29, 2000 and July 31, 2000. The range of exercise prices and number outstanding at December 31, 1999 are as follows:

        Range of                                                       Number
       Exercise prices                                               Outstanding
       ---------------                                               -----------
       $1.88........................................................   34,278
        4.00........................................................   85,640

  The Company assumed warrants to purchase 474,203 shares of the Company's stock as a result of the acquisition of Prio, Inc. with an exercise price of $9.97 per share. The warrants were issued to a third-party participant in December of 1998 and are exercisable over a maximum of a 48 month period, based on achievement of performance milestones and other criteria as defined in the warrant agreement. In 1999, Prio recorded warrant expense for all the warrants issued, of which 118,551 were unvested at December 31, 1999, of $18 million based on the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; contractual life of nine years; and risk-free interest rate of 6.37%. The compensation cost for the unvested warrants was remeasured when vesting occurred and additional warrant expense of $2.9 million was recognized on March 31, 2000.

  Stock purchase rights plan: On June 26, 1998, the Board of Directors approved the InfoSpace Stock Purchase Rights Plan. The plan was offered to employees of the Company and its subsidiaries. The purpose of the plan was to provide an opportunity for employees to invest in the Company and increase their incentive to remain with the Company. A maximum of 4,000,000 shares of common stock were available for issuance under the plan. During July 1998, the Company offered shares to employees under the plan, resulting in the sale of 1,786,008 shares at $.94 per share. The plan was terminated on August 24, 1998.

  1998 Employee Stock Purchase Plan: The Company adopted the 1998 Employee Stock Purchase Plan (the ESPP) in August 1998. The ESPP was implemented upon the effectiveness of the initial public offering. The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company or subsidiary's common stock and the Company's executives may not participate in the ESPP. An aggregate of 3,600,000 shares of common stock are authorized for issuance under the ESPP.

                                INFOSPACE, INC.

  The ESPP was implemented with six-month offering periods, with the first such period commencing upon the effectiveness of the initial public offering and ending July 31, 1999. Thereafter, offering periods will begin on each February 1 and August 1. The price of common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period was equal to the lesser of 100% of the initial public offering price of the common stock offered hereby and 85% of the fair market value on July 31, 1999. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. There were 152,580 shares issued for the first ESPP offering period which ended on July 31, 1999.

Note 7: Business Combinations

  Millet Software (unaudited): On March 31, 2000 the Company acquired all of the common stock of Millet Software (privacybank.com) for purchase consideration of 488,224 shares of the Company's common stock and acquisition expenses of $54,531. Millet was a privately held company that developed secure technology that provides an automated process for filling in payment forms. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion ("APB") No. 16. Results of operations for Millet have been included with those of the Company for the period subsequent to the date of acquisition.

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

   Tangible assets acquired...................................... $   110,354
   Liabilities assumed...........................................    (404,374)
                                                                  -----------
    Book value of net liabilities acquired.......................    (294,020)
   Fair value adjustments:
    Fair value of purchased technology, including in-process
     research and development....................................   6,000,000
    Fair value of assembled workforce............................     170,000
                                                                  -----------
   Fair value of net assets acquired.............................   5,875,980
   Purchase price:
    Fair value of shares issued..................................  29,647,618
    Acquisition costs............................................      54,531
                                                                  -----------
   Excess of purchase price over net assets acquired, allocated to goodwill.................................................. $23,826,169
                                                                  ===========

  The $6,000,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles in the U.S. require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended March 31, 2000, include the write-off of $2,400,000 of purchased in-process research and development. The remaining $3,600,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill and assembled workforce over an estimated life of five years.

  Saraide Inc. (unaudited): On March 10, 2000 the Company acquired eighty percent of the common stock of Saraide, Inc. (formerly saraide.com, inc.), a privately held provider of wireless Internet services in

                                INFOSPACE, INC.

Europe, Japan and Canada, for purchase consideration of 9,233,672 shares of the Company's common stock and acquisition expenses of $340,489. The acquisition was accounted for as a purchase in accordance with APB No. 16. Results of operations for Saraide have been included with those of the Company for the period subsequent to the date of acquisition.

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

   Tangible assets acquired..................................... $ 15,231,884
   Liabilities assumed..........................................  (31,412,332)
                                                                 ------------
    Book value of net liabilities acquired......................  (16,180,448)
   Fair value adjustments:
    Fair value of purchased technology, including in-process
     research and development...................................   97,000,000
    Fair value of contract list.................................   16,000,000
    Fair value of assembled workforce...........................    2,100,000
                                                                 ------------
   Fair value of net assets acquired............................   98,919,552
   Purchase price:
    Fair value of shares issued.................................  347,022,206
    Acquisition costs...........................................      340,489
                                                                 ------------
   Excess of purchase price over net assets acquired, allocated to goodwill................................................. $248,443,143
                                                                 ============

  The $97,000,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles in the United States require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended March 31, 2000, include the write-off of $71,700,000 of purchased in-process research and development. The remaining $25,300,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill, assembled workforce and contract list over an estimated life of five years.

 Minority Interest:

  Net liabilities and losses applicable to the minority interest in Saraide exceed the minority interest equity capital in Saraide. The minority interest portion of the net liabilities and further losses are charged against the Company, the majority interest, since the minority interest is not obligated to fund these net liabilities and further losses. If Saraide has future earnings, the Company will recognize income to the extent of such losses previously absorbed.

  Prio, Inc.: On February 14, 2000, the Company completed the merger with Prio, Inc., a privately held provider of commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments. Under the terms of the merger, which was accounted for as a pooling-of-interests, the Company exchanged 9,322,418 shares of the Company's common stock for all of the preferred and common shares of Prio. The consolidated balance sheet as of March 31, 2000, December 31, 1999 and December 31, 1998, the statements of operations and statements of cash flows for the quarters ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, and the statement of stockholders' equity for the years ended December 31, 1999, 1998 and 1997 are presented as if Prio was a wholly-owned subsidiary since inception.

                                INFOSPACE, INC.

 Pro forma information-- Prio, Inc. merger:

  The following reflects the summarized results of operations for InfoSpace and Prio for the quarters ended March 31, 2000 and 1999. These results of operations have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated or which may occur in the future.

                                                     Quarter ended March 31,
                                                     -------------------------
                                                         2000         1999
                                                     ------------  -----------
                                                     (unaudited)   (unaudited)
      Revenues:
        InfoSpace................................... $ 17,686,289  $ 5,259,418
        Prio........................................    1,319,459          --
                                                     ------------  -----------
                                                     $ 19,005,748  $ 5,259,418
                                                     ============  ===========
      Net loss:
        InfoSpace................................... $(66,327,822) $(1,486,150)
        Prio........................................  (17,387,486)  (4,150,553)
                                                     ------------  -----------
                                                     $(83,715,308) $(5,636,703)
                                                     ============  ===========
      Change in stockholders' equity:
        InfoSpace................................... $318,325,098
        Prio........................................  (10,615,185)

  Zephyr Software Inc: On December 29, 1999, the Company acquired all of the common stock of Zephyr Software Inc., a privately held company, and its wholly owned subsidiary Zephyr Software (India) Private Limited ("Zephyr") for a purchase consideration of 651,392 shares of the Company's common stock and acquisition expenses of $539,512. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion ("APB") No. 16. Results of operations for Zephyr have been included with those of the Company for the period subsequent to the date of acquisition.

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

                                                                     Book and
                                                                    Fair Value
                                                                    ----------
   Tangible assets acquired.......................................  $  217,932
   Liabilities assumed............................................    (238,622)
                                                                    ----------
     Book value of net liabilities acquired.......................     (20,690)
   Purchase price:
     Fair value of shares issued..................................   8,643,105
     Acquisition costs............................................     539,512
                                                                    ----------
   Excess of purchase price over net assets acquired, allocated to goodwill......................................................  $9,203,307
                                                                    ==========

  The Company is amortizing the goodwill over an estimated useful life of three years.

  eComLive.com, Inc.: On December 16, 1999, the Company acquired all of the common stock of eComLive.com, Inc., a privately held company, for a purchase consideration of 1,372,712 shares and acquisition expenses of $582,246. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

                                INFOSPACE, INC.

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

                                                                   Book and
                                                                  Fair Value
                                                                  -----------
   Tangible assets acquired...................................... $    59,128
   Liabilities assumed...........................................     (60,053)
                                                                  -----------
     Book value of net liabilities acquired......................        (925)
   Fair value adjustments:
     Fair value of purchased technology, including in-process
      research and development...................................   5,300,000
     Fair value of assembled workforce...........................     140,000
                                                                  -----------
   Fair value of net assets acquired.............................   5,439,075
   Purchase price:
     Fair value of shares issued.................................  31,995,220
     Acquisition costs...........................................     582,246
                                                                  -----------
   Excess of purchase price over net assets acquired, allocated to goodwill.................................................. $27,138,391
                                                                  ===========

  The $5,300,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1999, include the write-off of $2,000,000 of purchased in-process research and development. The remaining $3,300,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated life of five years.

  Union-Street.com: On October 14, 1999, the Company acquired all of the common stock of Union-Street.com, a privately held company, for a purchase consideration of 1,746,588 shares and acquisition expenses of $395,656. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

                                                                   Book and
                                                                  Fair Value
                                                                  -----------
   Tangible assets acquired...................................... $    69,412
   Liabilities assumed...........................................    (176,631)
                                                                  -----------
     Book value of net liabilities acquired......................    (107,219)
   Fair value adjustments:
     Fair value of purchased technology, including in-process
      research and development...................................   5,300,000
     Fair value of assembled workforce...........................     160,000
                                                                  -----------
   Fair value of net assets acquired.............................   5,352,781
   Purchase price:
     Fair value of shares issued.................................  20,487,518
     Acquisition costs...........................................     395,656
                                                                  -----------
   Excess of purchase price over net assets acquired, allocated to goodwill.................................................. $15,530,393
                                                                  ===========

                                INFOSPACE, INC.

  The $5,300,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1999, include the write-off of $3,300,000 of purchased in-process research and development. The remaining $2,000,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated useful life of five years.

  INEX Corporation: On October 14, 1999, the Company completed the merger with INEX Corporation, a privately held company that developed and marketed Internet commerce applications to deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. Under the terms of the merger , which was accounted for as a pooling-of-interests, the Company exchanged 3,600,000 shares of common stock for (1) directly to those INEX shareholders who elected to receive our common stock in exchange for their INEX shares at the closing of the combination, (2) upon the exchange or redemption of the exchangeable shares of InfoSpace.com Canada Holdings Inc., an indirect subsidiary of the Company, which exchangeable shares were issued to those INEX shareholders who elected to receive exchangeable shares, or who did not make an election to receive shares of our common stock at the closing, and (3) upon the exercise of outstanding warrants and options to purchase INEX common shares, which the Company assumed and which will become exercisable for shares of InfoSpace common stock. The consolidated financial statements for the three years ended December 31, 1999 and the accompanying notes reflect the Company's financial position and the results of operations as if INEX was a wholly-owned subsidiary since inception.

  My Agent technology: On June 30, 1999 the Company acquired the MyAgent technology and related assets from Active Voice Corporation for $18 million dollars. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their fair values at the date of the acquisition. Other than the MyAgent technology modules, no other assets or liabilities were assumed as part of this acquisition.

  The Company recorded a non-recurring charge of $3.9 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. Separately, the Company also recorded a one-time charge of approximately $1.0 million for expenses related to bonus payments made to certain Active Voice MyAgent team employees who accepted employment with InfoSpace but who are under no agreement to continue their employment with InfoSpace. The Company also recorded $13.7 million of goodwill and $480,000 of other intangible assets. These intangibles will be amortized over their useful life, which the Company has estimated to be five years.

  The allocation of the purchase price is summarized as follows:

   Fair value of purchased technology, including in-process
    research and development.....................................  $ 4,300,000
   Fair value of assembled workforce.............................       80,000
                                                                   -----------
   Fair value of net assets acquired.............................    4,380,000
   Purchase price:
     Cash paid...................................................   18,000,000
     Acquisition costs...........................................       83,054
                                                                   -----------
   Excess of purchase price over net assets acquired, Allocated to goodwill..................................................  $13,703,054
                                                                   ===========

                                INFOSPACE, INC.

  The $4.3 million value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended June 30, 1999, include the write-off of $3.9 million of purchased in-process research and development. The remaining $400,000 represents the purchase of core technology which is being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated life of five years.

  Prior to the acquisition, the MyAgent product team was not accounted for as a separate entity, a subsidiary, or a line of business, or division of the business, but rather was an integral part of the research and development group. Accordingly, historical financial information is not available.

  Outpost Network, Inc.: On June 2, 1998, the Company acquired all of the common stock of Outpost, a privately held company, for a purchase consideration of 11,999,904 shares of the Company's common stock, cash of $35,000, assumed liabilities of $264,000, and acquisition expenses of $1,957,000. In conjunction with the acquisition, the Company was required to issue warrants valued at $1,902,000 to a former consultant, which are included in acquisition costs. The transaction was accounted for as a purchase.

  Of the purchase price of $7,992,000, $2,800,000 was allocated to in-process research and development, $800,000 was allocated to core technology and existing products and $4,543,000 was recorded as goodwill. Generally accepted accounting principles require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1998, include the write-off of the purchased in-process research and development. The core technology and goodwill are being amortized over a useful life of five years.

  YPI: On May 16, 1997, the Company acquired all outstanding Membership Interest Units of YPI, a limited liability company, in a transaction accounted for as a purchase. YPI operations began to be included in the Company's financial statements on the effective date of the acquisition, May 1, 1997. In conjunction with the acquisition, the Company acquired certain advertising agreements and assumed a note payable for $90,000. The purchase price of $306,000 was allocated to advertising agreements of $85,417, note payable of $90,000 and goodwill of $310,383. The aggregate number of shares of the stock issued was derived from revenues generated by the business during the specified measurement period. Before December 31, 1997, the number of shares to be issued was finalized and a total of 680,000 shares were issued to the sellers on January 2, 1998.

 Pro forma information relating to acquisitions (unaudited)

  The following unaudited pro forma information shows the results of the Company for the year ended December 31, 1999 as if the acquisitions of Zephyr Software, eComLive and Union-Street occurred on January 1, 1999 The pro forma results of operations are unaudited, have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combinations been in effect on the dates indicated or which may occur in the future.

                                                                  (unaudited)
                                                                  ------------
   Revenue....................................................... $ 37,470,483
   Net loss......................................................  (70,947,571)
   Basic and diluted net loss per share.......................... $      (0.36)

                                INFOSPACE, INC.

Note 8: Commitments and Contingencies

  The Company has noncancellable operating leases for corporate facilities. The leases expire through 2003. Rent expense under operating leases totaled approximately $1,181,000, $935,000 and $339,000, for the years ended December 31, 1999, 1998 and 1997, respectively. The Company also has noncancellable carriage fee agreements with certain affiliates.

  Future minimum rental payments required under noncancellable operating leases are as follows for the years ending December 31:

     2000............................................................ $1,397,000
     2001............................................................  1,311,000
     2002............................................................  1,296,000
     2003............................................................    596,000
     2004............................................................     17,000
                                                                      ----------
                                                                      $4,617,000
                                                                      ==========

  Future payments required under noncancellable affiliate carriage fee agreements are as follows for the years ending December 31:

     2000........................................................... $12,083,000
     2001...........................................................  11,572,000
     2002...........................................................     900,000
     2003...........................................................     900,000
     2004...........................................................     900,000
                                                                     -----------
                                                                     $26,355,000
                                                                     ===========

  Litigation: On December 15, 1999, a complaint was filed against the Company on behalf of a former employee in federal court in New Jersey alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, and promissory estoppel. The former employee contends he agreed to work for InfoSpace on the basis of certain misrepresentations, that he entered into an agreement with the Company that entitles him to an option to purchase 300,000 shares of the Company's common stock, and that he was terminated without cause. The former employee seeks
(1) the right to purchase the shares of stock, (2) unspecified compensatory and punitive damages, and (3) litigation costs and attorney's fees. On January 31, 2000, the Company answered the complaint. Discovery is complete. The case has been transferred to the United States District Court for the Western District of Washington and a trial date has not yet been set. The Company is currently investigating the claims at issue and believes the Company has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

  One of the shareholders of INEX Corporation filed a complaint on September 22, 1999 alleging that the original shareholders of INEX and INEX itself were bound by a shareholders agreement that entitled it to pre-emptive rights and rights of first refusal. The complaint alleges that INEX improperly made private placements, issued employee options and permitted share transfers after February 1997. The complainant alleges it should have acquired rights in approximately 88% of the INEX share capital, which would be less than one percent of our common stock. The complaint also alleges other breaches of contract, breach of fiduciary duty, corporate oppression, unlawful interference with economic relations and conspiracy. The complaint was amended on December 20, 1999 to allege that the Company assumed the obligations of

                                INFOSPACE, INC.

INEX under the alleged shareholders agreement as a result of our acquisition of INEX on October 14, 1999. The complaint seeks damages against the Company and named former INEX shareholders for the difference between the issue or sale price of INEX shares issued or transferred after February 1997 and before October 14, 1999 and the highest trading value of shares of the Company's common stock received or receivable in exchange attained before the date of trial. In the alternative, the complaint seeks special damages in the amount of $50,000,000 Canadian. The complaint also seeks $500,000 in punitive damages and constructive trusts, equitable liens and tracing remedies in both INEX shares formerly held by certain shareholders and shares of the Company's common stock received by those shareholders in exchange for their INEX shares. 435,134 shares of the Company's common stock and shares exchangeable into the Company's common stock that were part of the INEX purchase price which are held to satisfy this claim. The Company is currently investigating the claims at issue and believes the Company has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

  On December 23, 1998, the Company initiated litigation against Internet Yellow Pages, Inc., or IYP, by filing suit in United States District Court for the Western District of Washington. On February 3, 1999, the Company served a first amended complaint on IYP and Greg Crane, an agent of IYP, in which the Company asserted claims for (a) account stated, (b) breach of contract, and (c) fraud. On March 5, 1999, IYP answered the Company's complaint in the Washington action, and asserted claims for breach of contract, fraud, extortion and Consumer Protection Act violations. IYP seeks relief consisting of approximately $1,500,000 and other unquantified money damages and treble damages for the CPA and attorneys' fees. Discovery is complete. The Company is currently investigating the claims at issue and believes the Company has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in these suits. The case is scheduled for a streamlined mini-trial before a federal magistrate on July 31, 2000.

  Settlement of litigation: On February 8, 2000, the Company reached a settlement with an alleged former employee. Under the terms of the settlement, the alleged former employee received a cash payment of $10.5 million. As this subsequent event was settled prior to the issuance of the financial statements, the expense has been recorded in the fourth quarter of 1999 in Other non-recurring expense.


  On February 22, 1999, the Company reached a settlement with a former employee. Under the terms of the settlement the former employee received a cash payment of $4.5 million. As this subsequent event was settled after December 31, 1998 but prior to the issuance of the financial statements, the expense was recorded in the fourth quarter of 1998 in Other non-recurring expense.

  Contingencies: In the Company's early stage of development, the Company did not clearly document arrangements with employees and consultants, including matters relating to the issuance of stock options. As a result of this incomplete documentation, the Company may receive claims in the future asserting rights to acquire common stock.

                                INFOSPACE, INC.

Note 9: Income Taxes

  No provision for federal income tax has been recorded as the Company has incurred net operating losses through December 31, 1999. The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                           1999          1998         1997
                                       ------------  ------------  -----------
Deferred tax assets:
  Net operating loss carryforward .... $ 24,633,500  $  3,036,000  $ 1,688,000
  Tax credits.........................    1,492,000       472,000      273,000
  Intangible amortization ............      428,000        60,000       37,000
  Compensation expense--stock
    options ..........................      204,000        59,000       59,000
  Allowance for bad debt .............      237,000       203,000       16,000
  Litigation accrual .................    3,675,000     1,530,000       47,000
  Accrued carriage fees...............      318,000           --           --
  Other, net .........................      473,500       503,000      636,000
  Warrants ...........................    6,002,000        46,000          --
  Deferred revenue ...................      199,000       473,000          --
  Sect. 195 start-up costs............    7,273,000     5,604,000    1,400,000
  State tax assets....................    4,236,000     2,564,000      445,000
                                       ------------  ------------  -----------
    Gross deferred tax assets ........   49,171,000    14,550,000    4,601,000
Deferred tax liabilities:
  Purchased technology ...............      868,000       252,000          --
  Prepaid expenses ...................      125,000       113,000          --
  Depreciation .......................      115,000        13,000        2,000
  Unrealized investment gains ........      463,000           --           --
  Other ..............................        5,000           --         2,000
                                       ------------  ------------  -----------
    Gross deferred tax liabilities ...    1,576,000       378,000        4,000
                                       ------------  ------------  -----------
    Net deferred tax assets ..........   47,595,000    14,172,000    4,597,000
Valuation allowance ..................  (47,595,000)  (14,172,000)  (4,597,000)
                                       ------------  ------------  -----------
Deferred tax balance ................. $        --   $        --   $       --
                                       ============  ============  ===========

  At December 31, 1999, 1998 and 1997, the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the years ended December 31, 1999, 1998 and 1997, was $33,423,000, $9,575,000 and $3,080,000,
respectively.

  As of December 31, 1999, the Company's federal net operating loss carryforward for income tax purposes was approximately $70 million. If not utilized, the federal net operating loss carryforwards will begin to expire between 2011 and 2019. Changes in ownership, as defined by Section 382 of the Code, may limit the amount of net operating loss carryforwards used in any one year. The Company's federal research tax credit carryforwards for income tax purposes are approximately $1,492,000. If not utilized, the federal tax credit carryforwards will begin to expire between 2011 and 2019.

  Deferred tax assets of approximately $17.5 million as of December 31, 1999 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

                                INFOSPACE, INC.

  The Company acquired Prio, Inc. in February 2000. As of the date of acquisition, the availability of Prio's tax attributes consisting primarily of net operating loss carryforwards and credit carryforwards will be limited under Federal and California tax laws. As of December 31, 1998, Prio, Inc. has federal net operating loss carryforwards of $20,750,000, which will expire between 2009 and 2019 and California net operating loss carryforwards of $21,033,000 which will expire from 2001 through 2004. Prio also has available research tax credit carryforwards of $1,120,000, which will expire between 2011 and 2019 and California research & manufacturing credits of $693,000 which will carry forward indefinitely.

Note 10: Net Loss Per Share

  The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 5, were included in the computation of diluted loss per share as they were antidilutive. Options and warrants to purchase a total of 31,909,169, 12,757,182 and 5,517,716 shares of common stock were excluded from the calculations of diluted loss per share for the years ended December 31, 1999, 1998 and 1997, respectively. 680,000 contingently issuable shares of common stock have been excluded from the calculation of basic earnings per share for the year ended December 31, 1997 (Note 6).

Note 11: Information on Products and Services

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers as well as the reporting of selected information about operating segments in interim financial statements for the year ended December 31, 1998. The adoption of SFAS 131 did not have a material effect on the Company's primary consolidated financial statements but did affect the Company's disclosures.

  The Company generates substantially all of its revenues through integrated technology and services delivered through a common physical infrastructure, and therefore the Company has only one reportable segment. Substantially all revenues are generated from domestic sources. Substantially all of the Company's long-lived assets are physically located within the United States.

  Total operating expenses are controlled centrally based on established budgets by operating department. Operating departments include product development, sales and marketing, account management and customer service, and finance and administration. Assets, technology, and personnel resources of the Company are shared and utilized for all of the Company's service offerings. These resources are allocated based on contractual requirements, the identification of enhancements to the current service offerings, and other non-financial criteria. The Company does not prepare operating statements by revenue source. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source.

                                INFOSPACE, INC.

 Revenue Information

  Revenues are derived from the Company's consumer, merchant and wireless services. These services generate revenues from advertising, content carriage, licensing fees, commerce transaction fees and guaranteed transaction fees in lieu of revenue share. Contracts with customers often utilize services from more than one area of service and include revenue from more than one revenue source.

                                                    Year Ended December 31,
                                               ---------------------------------
                                                  1999        1998       1997
                                               ----------- ---------- ----------
     Consumer revenues........................ $29,371,286 $8,370,965 $1,424,748
     Merchant revenues........................   7,355,717  1,260,962    391,794
     Wireless revenues........................     663,300        --         --
                                               ----------- ---------- ----------
     Total revenues........................... $37,390,303 $9,631,927 $1,816,542
                                               =========== ========== ==========

Note 12: Related-Party Transactions

  During the years ended December 31, 1999, 1998 and 1997, the Company sold advertising to other entities in which the Company's chief executive officer had equity interests resulting in revenues of $580,912, $19,269 and $200,000, respectively.

  During 1999, the Company entered into a technology license and development agreement for the development of a shopping cart technology with a software development company whose majority owner is related to the Company's Chairman. Under the terms of the agreement the Company paid a development fee of $400,000. The Company owns all rights to the technology and has granted a perpetual license to the software development company to use the developed technology for certain limited uses.

  In 1999 and 1998, Prio advanced to its affiliate $325,000 and $175,000, respectively. Payments which are due in 13 installments, as defined in the advance agreement, through December 2001, are applied against amounts due affiliate for consulting services provided by the affiliate to Prio. The total expense for such consulting services amounted to $100,000 and $270,000 for the years ended December 31, 1999 and 1998, respectively.

  The outstanding current portion of the advance is $187,000 and $100,000 as of December 31, 1999 and 1998, respectively. The long-term portion of $50,000 as of December 31, 1999 is included in Other Assets.

Note 13: Investments in Joint Ventures

  In 1998, the Company entered into a joint venture with Thomson Directories Limited to form TDL InfoSpace to replicate the Company's infrastructure services in Europe. TDL InfoSpace has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. Under the license agreement between Thomson and TDL InfoSpace, Thomson licenses its U.K. directory information database to TDL InfoSpace. Under the Web site services agreement between Thomson and TDL InfoSpace, Thomson also sells Internet yellow pages advertising for the joint venture through its local sales force. Under the Company's license agreement with TDL InfoSpace, the Company licenses technology and provides hosting services to TDL InfoSpace.

  In October 1997, Prio entered into a joint venture agreement with DataCard to form DSIPL. Pursuant to the terms of the joint venture agreement, DSIPL performs development services for DataCard and Prio.

                                INFOSPACE, INC.

Note 14: Subsequent Events (unaudited)

 Business Combinations:

  On July 26, 2000, the Company signed a definitive agreement to acquire Seattle, Washington-based Go2Net, Inc., a provider of applications and technology infrastructure for narrowband and broadband. Under terms of the acquisition, which is expected to be accounted for as a pooling of interests, the Company will exchange 1.82 shares of its common stock for each of Go2Net's shares and options. The Company expects to complete this acquisition in the third or fourth quarter of 2000, subject to satisfaction of customary closing conditions, including shareholder approval.

  On July 24, 2000, the Company signed a definitive agreement to acquire Thomson Directories Limited's investment in TDL InfoSpace. The acquisition of this investment will give the Company control of TDL InfoSpace. The number of shares to be exchanged will be determined at the close of the transaction. The Company expects this transaction to close in the third or fourth quarter of 2000.

  On July 3, 2000, the Company acquired Tempe, Arizona-based IQorder.com, a company that has developed technology that allows consumers to enter in a model number, UPC code, part number, barcode or ISBN in order to locate a product, compare prices and make an instant purchase. Under the terms of the acquisition, which will be accounted for as a purchase, the Company exchanged 989,959 shares of common stock for all of IQorder's outstanding shares, warrants and options valued at $58 million.

  On June 27, 2000, the Company signed a definitive agreement for an asset purchase with The boxLot Company. The asset purchase is valued at approximately $21.5 million. The Company expects this purchase to be completed in the third or fourth quarter of 2000.

  On August 4, 2000, the Company acquired Cupertino, California-based, Orchest, Inc. (MoneyPlant.com). Orchest has developed a Web site to provide online account information aggregation for consumers.

 Commitments:

  In March 2000, the Company entered into a five-year lease agreement which began in May 2000 for the corporate headquarters in Bellevue, Washington. The Company will pay a monthly base rent of $250,825 per month during the first year, $252,647 per month during the second year, $263,551 per month during the third year, $265,373 per month during the fourth year and $276,276 per month during the final year.

 Investment in Joint Venture:

  On May 25, 2000, the Company sold its interest in DSIPL at an amount equal to the Company's book value.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and shareholders of Saraide, Inc. and Subsidiaries
San Mateo, California

  We have audited the accompanying consolidated balance sheets of Saraide, Inc. and subsidiaries (collectively, the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999, and the period from inception (June 30, 1998) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999, and the period from inception
(June 30, 1998) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

  The Company was in the development stage at December 31, 1998; during the year ended December 31, 1999, the Company completed its development activities and commenced its planned principal operations.

DELOITTE & TOUCHE LLP

San Jose, California
May 10, 2000

                         SARAIDE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                       -------------------------
                                                           1999         1998
                                                       ------------  -----------
                        ASSETS
Current Assets:
  Cash and cash equivalents........................... $  4,768,833  $ 2,319,678
  Accounts receivable, net of allowance for doubtful
   accounts of $18,203................................      619,560          --
  Other receivables...................................      291,713       37,220
  Prepaid expenses and other current assets...........      814,762       46,623
                                                       ------------  -----------
    Total current assets..............................    6,494,868    2,403,521
Intangible Assets, Net................................   13,031,596    1,800,000
Property and Equipment, Net...........................    7,694,196      672,933
Other Long-term Assets................................    1,042,590      290,657
                                                       ------------  -----------
Total................................................. $ 28,263,250  $ 5,167,111
                                                       ============  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities............ $  4,443,038  $ 1,871,711
  Notes payable.......................................   18,950,332          --
  Current portion of capital lease obligations........      311,560          --
  Deferred revenue....................................      799,909          --
                                                       ------------  -----------
    Total current liabilities.........................   24,504,839    1,871,711
Capital Lease Obligations, net of current portion.....      909,957          --
                                                       ------------  -----------
    Total liabilities.................................   25,414,796    1,871,711
Commitments and Contingencies (Note 9)
Stockholders' equity;
  Series A convertible preferred stock, par value
   $0.01; 1999 and 1998, 25,000,000 shares and
   20,000,000 shares authorized, respectively; 1999
   and 1998, 19,061,478 shares and 6,751,078 shares
   issued and outstanding, respectively (liquidation
   preference of $19,061,478)............................   190,615       67,511
  Series B convertible preferred stock, par value
   $0.01; 1999, 2,166,667 shares authorized, 1,666,667
   shares issued and outstanding, none in 1998
   (liquidation preference of $7,500,000)................    16,667          --
  Common stock, par value $0.01; 1999 and 1998,
   43,833,333 and 20,010,000 shares authorized,
   respectively; 1999, 2,468,434 shares issued and
   outstanding, none in 1998..........................       24,684          --
  Additional paid-in capital..........................   37,637,463    6,683,567
  Accumulated deficit.................................  (31,247,278)  (3,411,379)
  Unearned compensation--stock options................   (3,719,960)         --
  Accumulated other comprehensive loss................      (53,737)     (44,299)
                                                       ------------  -----------
    Total stockholders' equity........................    2,848,454    3,295,400
                                                       ------------  -----------
Total................................................. $ 28,263,250  $ 5,167,111
                                                       ============  ===========

                See notes to consolidated financial statements.

                         SARAIDE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  Year Ended December 31, 1999 and Period from
              Inception (June 30, 1998) Through December 31, 1998

                                                           1999         1998
                                                        -----------  ----------
Revenues:
  Service revenue...................................... $ 1,662,066  $      --
  Consulting revenue...................................     150,000         --
                                                        -----------  ----------
    Total revenues.....................................   1,812,066         --
Cost of revenues.......................................   8,482,412         --
                                                        -----------  ----------
Gross loss.............................................   6,670,346         --
Operating expenses:
  Product development..................................   2,098,887   1,335,430
  Selling, general and administrative..................  10,279,438   2,161,603
  Amortization of intangible assets....................   1,953,520         --
  In-process research and development..................   3,460,000         --
  Stock compensation expense...........................   2,438,551         --
                                                        -----------  ----------
    Total operating expenses...........................  20,230,396   3,497,033
                                                        -----------  ----------
Operating loss.........................................  26,900,742   3,497,033
Other expense (income):
  Interest income......................................    (348,763)    (85,654)
  Interest expense.....................................   1,189,147         --
  Other................................................      94,773         --
                                                        -----------  ----------
    Total other expense (income).......................     935,157     (85,654)
                                                        -----------  ----------
Net loss...............................................  27,835,899   3,411,379
Currency translation adjustment........................       9,438      44,299
                                                        -----------  ----------
Comprehensive loss..................................... $27,845,337  $3,455,678
                                                        ===========  ==========



                See notes to consolidated financial statements.

                         SARAIDE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Year Ended December 31, 1999 and Period from
              Inception (June 30, 1998) Through December 31, 1998

                           Series A Preferred
                                 Shares        Series B Preferred Shares     Common Stock
                          -------------------- ---------------------------------------------
                            Shares     Amount      Shares       Amount      Shares   Amount
                          ----------- -------- -------------- ---------------------- -------
Preferred stock issued
 to founders for cash in
 July 1998..............    4,751,078 $ 47,511            --  $       --         --  $   --
Preferred stock issued
 to Northern Telecom
 Ltd. in July 1998 for
 developed technology...    2,000,000   20,000            --          --         --      --
Net loss................          --       --             --          --         --      --
Currency translation
 adjustment.............          --       --             --          --         --      --
                          ----------- -------- -------------- ----------- ---------- -------
Balance, December 31,
 1998...................    6,751,078   67,511            --          --         --      --
  Exercise of stock
   options..............          --       --             --          --   1,554,199  15,542
  Common stock issued to
   employees............          --       --             --          --     914,235   9,142
  Warrants issued for
   technology...........          --       --             --          --         --      --
  Warrants issued for
   loan facility........          --       --             --          --         --      --
  Preferred stock and
   warrants issued for
   acquisition..........          --       --       1,666,667      16,667        --      --
  Preferred stock issued
   to investors.........   12,310,400  123,104            --          --         --      --
  Unearned
   compensation--stock
   options..............          --       --             --          --         --      --
  Compensation expense--
   stock options........          --       --             --          --         --      --
  Net loss..............          --       --             --          --         --      --
  Currency translation
   adjustment...........          --       --             --          --         --      --
                          ----------- -------- -------------- ----------- ---------- -------
Balance, December 31,
 1999...................   19,061,478 $190,615      1,666,667 $    16,667  2,468,434 $24,684
                          =========== ======== ============== =========== ========== =======

                                                                   Accumulated
                          Additional                                  Other         Total
                            Paid-in   Accumulated     Unearned    Comprehensive Stockholders'
                            Capital     Deficit     Compensation      Loss         Equity
                          ----------- ------------  ------------  ------------- -------------
Preferred stock issued
 to founders for cash in
 July 1998..............  $ 4,703,567 $        --   $       --      $    --     $  4,751,078
Preferred stock issued
 to Northern Telecom
 Ltd. in July 1998 for
 developed technology...    1,980,000          --           --           --        2,000,000
Net loss................          --    (3,411,379)         --           --       (3,411,379)
Currency translation
 adjustment.............          --           --           --       (44,299)        (44,299)
                          ----------- ------------  -----------     --------    ------------
Balance, December 31,
 1998...................    6,683,567   (3,411,379)         --       (44,299)      3,295,400
  Exercise of stock
   options..............      279,622          --           --           --          295,164
  Common stock issued to
   employees............      212,634          --           --           --          221,776
  Warrants issued for
   technology...........       62,500          --           --           --           62,500
  Warrants issued for
   loan facility........    2,795,000          --           --           --        2,795,000
  Preferred stock and
   warrants issued for
   acquisition..........    9,258,333          --           --           --        9,275,000
  Preferred stock issued
   to investors.........   12,187,296          --           --           --       12,310,400
  Unearned
   compensation--stock
   options..............    6,158,511          --    (6,158,511)         --              --
  Compensation expense--
   stock options........          --           --     2,438,551          --        2,438,551
  Net loss..............          --   (27,835,899)         --           --      (27,835,899)
  Currency translation
   adjustment...........          --           --           --        (9,438)         (9,438)
                          ----------- ------------  -----------     --------    ------------
Balance, December 31,
 1999...................  $37,637,463 $(31,247,278) $(3,719,960)    $(53,737)   $  2,848,454
                          =========== ============  ===========     ========    ============

                See notes to consolidated financial statements.

                         SARAIDE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Year Ended December 31, 1999 and Period from
              Inception (June 30, 1998) Through December 31, 1998

                                                         1999         1998
                                                     ------------  -----------
Cash Flows From Operating Activities:
 Net loss........................................... $(27,835,899) $(3,411,379)
 Reconciliation to net cash used in operating
  activities:
  Depreciation of property and equipment............    1,095,591       38,283
  Amortization expense..............................    1,953,520      200,000
  In-process research and development...............    3,460,000          --
  Non-cash compensation expense--stock options......    2,438,551          --
  Non-cash interest expense--warrants...............      745,332          --
  Changes in operating assets and liabilities:
   Accounts receivable..............................   (1,452,925)     (37,220)
   Other non-current assets.........................     (751,933)         --
   Prepaid expenses.................................   (1,059,446)     (46,623)
   Accounts payable and accrued liabilities.........      514,532    1,871,711
   Deferred revenue.................................      799,909          --
   Other current liabilities........................    3,115,099          --
                                                     ------------  -----------
    Net cash used in operating activities...........  (16,977,669)  (1,385,228)
Cash Flows From Investing Activities:
 Capital expenditures...............................   (6,958,460)    (711,216)
 Internally developed software......................   (1,345,661)         --
 Cash balances of acquired business--GSM Network....       50,384          --
 Acquisition of GSM Information Network (Note 3)....   (2,358,858)
 Deposits...........................................                  (290,657)
                                                     ------------  -----------
    Net cash used in investing activities...........  (10,612,595)  (1,001,873)
Cash Flows From Financing Activities:
 Notes payable to related parties...................   16,000,000          --
 Proceeds from issuance of common stock.............      516,940          --
 Net proceeds from capital leases...................    1,221,517          --
 Proceeds from issuance of preferred stock..........   12,310,400    4,751,078
                                                     ------------  -----------
    Net cash provided by financing activities.......   30,048,857    4,751,078
Impact of Changes in Current Exchange Rates.........       (9,438)     (44,299)
                                                     ------------  -----------
Net Increase in Cash and Cash Equivalents...........    2,449,155    2,319,678
Cash and Cash Equivalents:
 Beginning of year..................................    2,319,678          --
                                                     ------------  -----------
 End of year........................................ $  4,768,833  $ 2,319,678
                                                     ============  ===========
Supplemental Disclosure of Cash Flow Information:
 Warrant for loan facility.......................... $  2,795,000  $       --
                                                     ============  ===========
 Preferred stock and warrants issued for GSM
  Information Network acquisition................... $  9,275,000  $       --
                                                     ============  ===========
 Warrants issued for technology..................... $     62,500  $       --
                                                     ============  ===========
 Cash paid during the year for interest............. $     58,308  $       --
                                                     ============  ===========
 Preferred stock issued for developed technology.... $        --   $ 2,000,000
                                                     ============  ===========

                See notes to consolidated financial statements.

                         SARAIDE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Year Ended December 31, 1999 and Period from
              Inception (June 30, 1998) Through December 31, 1998

Note 1: Nature of Business and Subsequent Event

  Business--Saraide, Inc. (a Delaware corporation) and its subsidiaries (collectively, the "Company") develops processing and transmission engines and establishes relationships with data or information providers for the purposes of developing, improving and distributing services that enable wireless carriers and internet content providers to create and deliver wireless internet services via both Short Message Service ("SMS") and Wireless Application Protocol ("WAP") technologies.

  During the period from its inception (June 30, 1998) to December 31, 1998, the Company devoted substantially all of its efforts to recruiting personnel to conduct research, product development, and sales and marketing and did not generate revenues from services. During the year ended December 31, 1999, the Company completed its development activities and commenced its planned principal operations.

  Subsequent Events--On March 10, 2000, the Company was acquired by InfoSpace, Inc. (formerly InfoSpace.com, Inc.), a global Internet information infrastructure services company. Under the terms of the Reorganization Agreement, InfoSpace's wireless services were merged with and into the Company, and InfoSpace issued 9,590,864 shares (or options to purchase shares), as adjusted for a subsequent 2:1 stock split, of its common stock in exchange for eighty-percent (80%) of the then outstanding shares of the Company's common and preferred stock, and options to purchase shares of common stock.

Note 2: Summary of Significant Accounting Policies

  Basis of Presentation--The consolidated financial statements include the accounts of Saraide, Inc. and its wholly-owned subsidiaries Saraide.com Ltd. (Canada), GSM Information Network, b.v. (GIN) and Saraide Sarl (France). All intercompany balances and transactions have been eliminated.

  Business combinations--The acquisition of GIN (Note 3) was accounted for under the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations", and the consolidated financial statements include the results of operations of GIN from the date of acquisition. Net assets of GIN were recorded at their fair value at the date of acquisition with the excess of the purchase price over such fair values allocated to goodwill.

  Use of Estimates in Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include amounts held in bank demand accounts and highly liquid money market funds. The carrying amount of money market funds approximates fair value due to the short maturity of these instruments. The Company's policy is to place its cash and cash equivalents with high credit quality financial institutions, government agencies and corporate entities.

  Property and Equipment--Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Computer equipment, computer software, computer licenses and other property, plant and equipment are depreciated over periods ranging from 3 to 5 years.

                         SARAIDE, INC. AND SUBSIDIARIES

Leasehold improvements are amortized over the shorter of their estimated lives, being 3 years, or the lease term, including option periods, as appropriate.

  Intangible Assets--Intangible assets, consisting of the rights and title to Northern Telecom Ltd.'s DNSP developed software, goodwill and other intangible assets associated with the acquisition of GIN (Note 3), are amortized using the straight-line basis over their estimated useful lives of five years. Accumulated amortization was $2,153,000 and $200,000 at December 31, 1999 and 1998, respectively.

  Long-Lived Assets--In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses were identified by the Company for the years ended December 31, 1999 and in the period from inception to December 31, 1998.

  Revenue Recognition--Revenue recognition policies for each revenue source are as follows:

  . Services--Service revenues are comprised of amounts earned for the delivery of messaging services to wireless carriers. Revenue for these services is recognized as incurred and billed. Fees billed to mobile phone carriers for the set-up and integration of service agreements are deferred and recognized ratably over the contract period.

  . Consulting--Consulting revenues are recognized upon delivery of services to end users.

  Research and Development--Research and development expenses are charged to operations as incurred.

  Foreign Currency--The functional currencies of the foreign subsidiaries are the local currencies. Assets and liabilities denominated in foreign currencies are translated at the exchange rate at the balance sheet date. Translation adjustments resulting from this process are charged or credited to Other Comprehensive Income (Loss). Revenue and expenses are translated at average rates of exchange prevailing during the period. Gains and losses on foreign currency transactions are included in Other Expense (Income).

  Comprehensive Income (Loss)--At December 31, 1999 and 1998, accumulated other comprehensive loss consisted of unrealized exchange rate losses.

  Concentration of credit risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables. These instruments are generally unsecured and uninsured. Accounts receivables are typically unsecured and are derived from revenues earned from wireless carriers located primarily in the Netherlands. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the years ended December 31, 1999, four customers accounted for approximately 33%, 17%, 13% and 10% of revenues. At December 31, 1999, three customers accounted for approximately 20%, 18% and 16% of account receivables.

  Stock-Based Compensation--As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to account for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Options granted to non-employees are accounted for using the minimum value method prescribed by SFAS 123.

                         SARAIDE, INC. AND SUBSIDIARIES

  Unearned compensation--Unearned compensation represents the unamortized difference between the option exercise price and the fair value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plan (Note 7). Amortization of unearned compensation is charged to operations over the vesting period of the options.

  Income Taxes--The Company accounts for income taxes using the asset and liability approach for financial reporting purposes. Under SFAS No. 109 "Accounting for Income Taxes", deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. The Company has fully provided for its net operating loss carry forwards as realization is not assured.

  Recent Accounting Pronouncements--In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company is required to adopt SFAS No. 133 for its fiscal year ending December 31, 2001. Management anticipates the adoption of SFAS No. 133 will not have a significant effect, if any, on the Company's financial position or results of operations.

  Effective January 1, 1999, the Company adopted Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, in 1999 the Company capitalized direct payroll costs totaling $1,345,661. No depreciation of such costs was recorded in fiscal 1999 as the projects were in progress at year-end. Prior to adoption of SOP 98-1, such software development costs were expensed as incurred.

Note 3: Purchase Business Combinations

  On May 25, 1999, the Company acquired all of the common stock of GIN, a privately held company, for a purchase consideration of $16,775,000, consisting of $7,500,000 in cash ($2,500,000 paid in September 1999 and $5,000,000 to be paid in May 2000); and $9,275,000 representing 1,666,667 shares of Series B Preferred Stock at $4.50 per share, and warrants to purchase a total of 500,000 shares of Series B Preferred Stock, at $1.00 per share.

  The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

   Goodwill........................................................ $ 7,972,617
   Developed technology............................................   3,800,000
   In-process research and development.............................   3,460,000
   Customer list...................................................   1,200,000
   Assembled workforce.............................................     150,000
   Other net assets................................................     192,383
                                                                    -----------
     Fair value of net assets acquired............................. $16,775,000
                                                                    ===========

  Accounting principles generally accepted in the United States of America require purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1999, include the write-off of $3,460,000 of purchased in-process research and development.

                         SARAIDE, INC. AND SUBSIDIARIES

  The operating results of GIN have been included in the consolidated statements of operations from the date of acquisition. Unaudited pro forma results of operations, assuming the acquisition had taken place at January 1, 1999, would be as follows:

                                                                       1999
                                                                   ------------
   Revenue........................................................ $  2,939,000
                                                                   ============
   Operating loss.................................................  (28,012,000)
                                                                   ============
   Net loss.......................................................  (28,947,000)
                                                                   ============

Note 4: Property and Equipment

  Property and equipment at December 31 consists of:

                                                             1999        1998
                                                          -----------  --------
   Computer hardware..................................... $ 2,795,099  $484,650
   Computer software.....................................   4,027,459   143,907
   Office equipment......................................     543,396    82,659
   Leasehold improvements................................   1,459,244       --
   Other.................................................       4,374       --
                                                          -----------  --------
                                                            8,829,572   711,216
   Accumulated depreciation and amortization.............  (1,135,376)  (38,283)
                                                          -----------  --------
                                                          $ 7,694,196  $672,933
                                                          ===========  ========

Note 5: Accrued Liabilities

  Accounts payable and accrued liabilities at December 31 consist of:

                                                             1999       1998
                                                          ---------- ----------
   Accounts payable...................................... $2,908,523 $1,076,625
   Accrued payroll and related benefits..................    526,958    489,712
   Accrued interest......................................    385,507        --
   Accrued rent..........................................    320,270    303,822
   Taxes payable.........................................    181,412        --
   Other accrued liabilities.............................    120,368      1,552
                                                          ---------- ----------
                                                          $4,443,038 $1,871,711
                                                          ========== ==========

Note 6: Notes Payable

  Notes Payable at December 31, 1999 consists of:

   Bridge loan from shareholders................................... $16,000,000
   Discount on bridge loan.........................................  (2,049,668)
   Note payable for the GIN Acquisition (Note 3)...................   5,000,000
                                                                    -----------
                                                                    $18,950,332
                                                                    ===========

  On September 1, 1999 and November 9, 1999, the Company entered into bridge loan agreements with its shareholders by issuing convertible promissory notes (Promissory Notes), bearing interest at prime (8.50% at December 31, 1999) in exchange for $10 million and $6 million in cash, respectively. Principal and any accrued but unpaid interest were due and payable on December 31, 2000.

                         SARAIDE, INC. AND SUBSIDIARIES

  In connection with the first bridge loan, the Company granted the shareholders warrants ("Warrants") expiring December 31, 2004 or on the occurrence of a liquidity event, as defined, and exercisable for shares of Series A at a rate of 50,000 shares per $1 million of principal amount of the applicable Promissory Note, at a purchase price of either (i) $10.00 per share if the Next Financing were not to have occurred on or prior to December 31, 1999 or (ii) the price per share of the Company's most senior equity securities issued and sold at the Next Financing if this event were to have occurred on or prior to December 31, 1999. No beneficial conversion feature was attributed to the warrants as the $10 per share represent management's best estimate of the fair value of the Next Financing. The estimated value of the warrants was $2,795,000 when issued. Such amount was recognized as an addition to shareholders equity with an offsetting discount against the $10,000,000 face amount of the first bridge loan. The discount is being amortized to interest expense over the term of the loan agreements. Such amortization totaled approximately $745,000 for the year ended December 31, 1999.

  On December 13, 1999, the Company entered into an Election and Termination Agreement in which the shareholders elected not to convert the Promissory Notes into equity and to terminate the Warrants in exchange for the Company's promise to repay the bridge loans as soon as practicable following the closing of the transactions contemplated by the Reorganization Agreement (Note 1). As a result, the bridge loans were repaid immediately following the acquisition of the Company by InfoSpace, Inc., on March 10, 2000.

Note 7: Shareholders' Equity

  Significant terms of the Series A and B preferred shares, which are not redeemable, are as follows:

  Conversion Rights--Each share of Series A and B is convertible (1) at the option of the holder into a number of common shares determined by dividing the Conversion Price, as defined, by the $1.00 and $4.50 Issue Prices, respectively, and (2) will automatically convert into shares of common stock upon the closing of a firmly underwritten public offering by the Company resulting in gross proceeds to the Company of not less than $25,000,000 at a price per share equal to at least $10.00, as adjusted for dilution, provided that the valuation of the Company prior to such offering is not less than $75,000,000 ("Qualified Public Offering"). The Conversion Price is subject to adjustments for certain dilutive issuances, splits and combinations, as defined.

  Liquidation Preferences--Upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, Series A and B holders are entitled to receive a distribution in the amount per share equal to the Issue Price as adjusted for stock splits, combinations, recapitalizations or Preferred Dividends, prior and in preference to any payments to common stockholders. After payment of these preferences, any remaining assets shall be distributed ratably to common stock holders.

  Dividend Rights--No dividends or other distributions on common stock unless the Series A and B holders simultaneously receive a distribution at least equal to the per share amount to be declared, paid or set aside for the common stock, multiplied by the number of shares of common stock into which such Series A and B shares is then convertible.

  Voting Rights--The Series A and B holders have the number of votes equal to the number of shares of common stock into which such Series A and B shares are then convertible, and vote together with the common stock holders as a single class.

Stock Option Plans

  In December 1998, the Board of Directors approved the 1998 Equity Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an

                         SARAIDE, INC. AND SUBSIDIARIES
opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). Not more than 4,185,000 shares of stock shall be available for the grant of options under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the options have not been exercised shall continue to be available under the Plan. The Plan is administered by a committee appointed by the Board of Directors. This committee has the authority to determine the employees, officers, independent contractors and consultants (excluding member(s) of the committee) to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. Options granted under the Plan typically vest over four years, ratably on a quarterly basis.

  If the continuous service of a participant in the Plan terminates due to an involuntary termination without cause or due to a constructive termination, as defined, within one month before, or eighteen months after a Change of Control, as defined, the vesting and exercisability of all stock option awards of the participant are accelerated in full. The transaction with InfoSpace described in Note 1 resulted in a Change in Control.

  The following transactions have occurred in the Plan from its adoption through December 31, 1999:

                                                                      Weighted
                                                                      Average
                                                          Number of   Exercise
                                                           Options     Price
                                                          ----------  --------
   Granted (fair value of $0.24 per share)...............    612,235   $0.24
   Exercised.............................................        --      --
   Canceled..............................................        --      --
                                                          ----------
   Outstanding, December 31, 1998 (612,235 options
    exercisable).........................................    612,235    0.24
   Granted (fair value of $1.27 per share)...............  2,281,650    0.19
   Exercised............................................. (1,554,199)   0.19
   Canceled..............................................   (198,343)   0.13
                                                          ----------
   Outstanding, December 31, 1999 (1,141,343 options
    exercisable).........................................  1,141,343    0.22
                                                          ==========

  At December 31, 1999, a total of 1,489,458 shares were available for future grants under the Plan.

  The following table summarizes information as of December 31, 1999 concerning options outstanding:

                                                       Options Outstanding
                                                   ----------------------------
                                                               Weighted Average
      Ranges of                                                   Remaining
       Exercise                                      Number      Contractual
        Prices                                     Outstanding   Life (Yrs.)
      ---------                                    ----------- ----------------
     $0.10........................................    753,931        7.95
     $0.45........................................    387,412        9.71
                                                    ---------        ----
     $0.10-0.45...................................  1,141,343        8.53
                                                    =========        ====

Additional Stock Plan Information

  As discussed in Note 1, the Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees," and its related

                         SARAIDE, INC. AND SUBSIDIARIES
interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock awards granted at fair market value.

  SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income as if the Company had adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of the minimum value method, which requires subjective assumptions, including the expected time to exercise, which affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions for 1999 and 1998, respectively: no dividends during the expected term; risk-free interest rates ranging from 4.80% to 5.82%, and expected life of five years. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair value of the employee awards had been amortized to expense over the vesting period of the employee awards, pro forma net loss would have been $28,566,000 for the fiscal year ended December 31, 1999 and would not have been materially different from the net loss for the period from inception through December 31, 1998.

Note 8: Income Taxes

  Deferred tax assets (liabilities) are comprised of the following at December
31:

                                                          1999         1998
                                                       -----------  -----------
   Net operating loss carryforwards--US............... $ 5,758,000  $ 1,284,000
   Net operating loss carryforwards--Foreign..........   3,007,000          --
   Depreciation and amortization......................     183,000      263,000
   Stock compensation.................................     449,000          --
   Deferred revenue...................................     259,000          --
   Other..............................................     329,000       66,000
                                                       -----------  -----------
     Total gross deferred tax assets..................   9,985,000    1,613,000
   Valuation allowance................................  (9,985,000)  (1,613,000)
                                                       -----------  -----------
   Net deferred tax assets............................ $       --   $       --
                                                       ===========  ===========

  At December 31, 1999, the Company has available federal and California state net operating loss carryforwards of approximately $16,934,000 and $2,625,000, respectively, to offset future taxable income through 2019 and 2003, respectively. The Company also has net operating loss carryforwards for Canadian tax purposes of approximately $6,834,000 which will begin to expire in 2005. In addition, the Company has Canadian investment tax credits of approximately $170,000 available to be carried forward. The investment tax credits will expire beginning in 2008. At December 31, 1999, the deferred tax assets have been fully reserved due to the uncertainty surrounding the realization of such benefits.

  Current tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change," as defined by the Internal Revenue Code. The events described under Note 1 may limit the Company's ability to utilize its carryforwards.

Note 9: Commitments and Contingencies

  Leases and Third Party Service Agreements--The Company's offices are leased under various noncancelable operating lease arrangements. The agreements expire at various dates through May 2004, and certain of the leases contain renewal options. The Company also leases certain equipment under various

                         SARAIDE, INC. AND SUBSIDIARIES
capital and operating lease agreements. Future minimum lease payments under capital and operating leases were as follows at December 31, 1999:

                                                           Capital   Operating
                                                            Leases     Leases
                                                          ---------- ----------
   Fiscal year ending:
     2000................................................ $  515,287 $1,823,361
     2001................................................    507,735  1,296,366
     2002................................................    320,661    749,870
     2003................................................        --     369,150
     2004................................................        --     153,813
                                                          ---------- ----------
   Total minimum lease payments..........................  1,343,683 $4,392,560
                                                                     ==========
   Amount representing interest..........................    122,166
                                                          ----------
   Present value of minimum lease payments...............  1,221,517
   Current portion.......................................    311,560
                                                          ----------
   Long-term obligations................................. $  909,957
                                                          ==========

  Capital lease obligations are collateralized by equipment with a cost of $1,572,982 (net book value of $1,482,587) at December 31, 1999.

  Rent expense related to operating leases was $1,672,538 in fiscal 1999.

Note 10: Employee Benefit Plan

  During 1999, the Company adopted a 401(k) Profit Sharing Plan. Qualified employees as defined under the Plan are eligible to participate and may make voluntary contributions subject to the limitation set forth by the Plan or applicable tax laws. Employee salary contributions are fully vested. The Company may make discretionary contributions as determined by the Company's management. There were no contributions made during 1999.

Note 11: Subsequent Event (unaudited)

  The Company recorded a restructuring charge of $2,171,462 in the second quarter of 2000 for the closure of its Dallas, Texas facility. The restructuring charges are broken down as follows:

                                                      Restructuring      Reserve
           Type of charge           Cash/Non-cash        charge          balance
    ----------------------------------------------------------------------------
     Severance and related costs        Cash             $957,000       $957,000
    ----------------------------------------------------------------------------
     Lease termination penalties        Cash              412,300             --
    ----------------------------------------------------------------------------
     Leasehold improvements             Cash              802,162             --
    ----------------------------------------------------------------------------
                                                       $2,171,462       $957,000


                                  * * * * * *

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee................ $ 37,942
   Nasdaq National Market listing fee.................................   17,500
   Printing and engraving expenses....................................   25,000
   Legal fees and expenses............................................   50,000
   Accounting fees and expenses.......................................   25,000
   Miscellaneous expenses.............................................    1,354
                                                                       --------
     Total............................................................ $156,796
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

  Section 10 of the registrant's Restated Bylaws (Exhibit 3.2 hereto) requires indemnification to the full extent permitted under the DGCL as it now exists or may hereafter be amended. Subject to any restrictions imposed by the DGCL, the Restated Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Restated Bylaws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article 10 of the registrant's Restated Certificate of Incorporation (Exhibit
3.1 hereto) provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  The registrant has entered into certain indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.1 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the DGCL. Reference is made to the Underwriting Agreement (Exhibit 1.1 hereto), in which the Underwriters have agreed to indemnify the officers and directors of the registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  For the prior three years, the registrant has issued and sold unregistered securities as follows:

    (1) An aggregate of 8,000,000 shares of common stock was issued on May 6, 1997, in connection with the registrant's acquisition of all the issued and outstanding membership interests in Yellow Pages on the Internet, LLC ("YPI"). Such shares were placed in an escrow account upon issuance pending finalization of the purchase price of YPI. Prior to December 31, 1997, the purchase price was finalized and on January 2, 1998 an aggregate of 680,000 shares of common stock was issued to the former members of YPI. The remaining shares held in the escrow account were released to the registrant and canceled.

    (2) An aggregate of 220,000 shares of common stock was issued in a private placement on February 4, 1998 to one investor. The aggregate consideration received for such shares was $110,000 or $0.50 per share.

    (3) An aggregate of 100,000 shares of common stock was issued on April 20, 1998 to a former employee of the registrant in connection with the settlement of a dispute involving compensation.

    (4) An aggregate of 60,000 shares of common stock was issued in a private placement on May 4, 1998 to the law firm of Garvey Schubert & Barer in consideration for legal services rendered.

    (5) An aggregate of 1,000,000 shares of common stock was issued in a private placement on May 21, 1998 to two investors. The aggregate consideration was $500,000 or $0.50 per share.

    (6) An aggregate of 9,160,000 shares of common stock and warrants for the purchase of 16,228,184 shares of common stock at a weighted average exercise price of $0.74 per share were issued in a private placement on May 21, 1998 to five investors pursuant to common stock and common stock Warrant Purchase Agreements. The aggregate consideration received for such shares was $4,580,000 and the aggregate consideration received for such warrants was $40,570.38.

    (7) An aggregate of 11,999,904 shares of common stock was issued on June 2, 1998, in exchange for the entire issued share capital of Outpost Network, Inc. The form of the transaction was a merger, whereby a wholly-owned subsidiary of the registrant was merged with and into Outpost. The recipients of the common stock were the former shareholders of Outpost.

    (8) An aggregate of 40,000 shares of common stock was issued on June 30, 1998 to a consultant in exchange for services.

    (9) An aggregate of 1,786,008 shares of common stock was issued on July 6, 1998 to nineteen investors pursuant to the registrant's 1998 Stock Purchase Rights Plan, adopted June 26, 1998. The aggregate consideration received for such shares was $1,674,393.75 or $0.94 per share.

    (10) A warrant for the purchase of 3,823,736 shares of common stock with an exercise price of $0.0025 per share was issued on July 14, 1998, to a former consultant to the registrant in connection with the Outpost merger described at (7).

    (11) An aggregate of 8,160,000 shares of common stock was issued in a private placement completed in July and August 1998 to 26 investors. The aggregate consideration received for such shares was $8,160,000 or $1.00 per share.

    (12) An aggregate of 159,160 shares of common stock and warrants to purchase 282,504 shares of common stock with a weighted average exercise price of $0.74 per share were issued on August 6, 1998 to five investors in connection with the May 1998 stock purchase described at (6).

    (13) Warrants to purchase up to 7,919,328 shares of common stock at an exercise price of $1.50 per share were issued on August 24, 1998 to a strategic partner.

    (14) An option to purchase 2,000,000 shares of common stock at an exercise price of $1.75 per share was exercised by a former consultant on October 28, 1998.

    (15) On March 22, 1999, the registrant issued 1,729,816 shares of common stock upon the net exercise of warrants by an investor at a weighted average exercise price of $0.74 per share. The warrants were issued on May 21,1998 and August 6, 1998 in connection with the May 1998 stock purchase described at (6).

    (16) From April 1996 through June 30, 1999, the registrant granted stock options to purchase an aggregate of 25,416,624 shares of common stock to employees, consultants and directors with exercise prices ranging from $0.0025-$16.86 per share pursuant to the registrant's Restated 1996 Flexible Stock Incentive Plan in consideration for services. From April 10, 1996 to December 31, 1998, the registrant also granted stock options outside of the plan to purchase 4,036,840 shares of common stock, with a weighted average exercise price of $0.25 per share, to employees, consultants and directors.

    (17) In connection with our acquisition of INEX Corporation, on October 14, 1999, we issued 185,226 shares of our common stock to some of the former shareholders of INEX in exchange for their shares of capital stock in INEX. InfoSpace.com Canada Holdings Inc., our wholly owned indirect subsidiary, issued 540,001 Exchangeable Shares to some of the former shareholders of INEX in exchange for their shares of capital stock of INEX. The Exchangeable Shares are exchangeable on a one-to-one basis into shares of our common stock.

    (18) In connection with our acquisition of Union-Street.com, Inc., on October 14, 1999, we issued 873,294 shares of our common stock to the former shareholders of Union-Street.com, Inc. in exchange for all of the outstanding capital stock of Union-Street.com.

    (19) In connection with our acquisition of eComLive, Inc., on December 16, 1999, we issued 711,248 shares of our common stock to the former stockholders of eComLive in exchange for all outstanding shares and options to purchase shares of eComLive, Inc.

    (20) In connection with our acquisition of Zephyr Software Inc., on December 29, 1999, we issued 333,912 shares of our common stock to the former stockholders of Zephyr Software in exchange for all of the outstanding shares of capital stock of Zephyr Software.

    (21) In connection with our acquisition of Prio, Inc., on February 14, 2000, we issued 9,322,418 shares of our common stock to the former stockholders of Prio in exchange for all of the outstanding shares of capital stock of Prio.

    (22) In connection with our acquisition of eighty percent of the common stock of Saraide, on March 10, 2000, we issued 9,233,672 shares of our common stock to the stockholders of Saraide.

    (23) In connection with our acquisition of Millet Software, Inc., on March 31, 2000, we issued 488,224 shares of our common stock to the former stockholders of Millet Software in exchange for all of the outstanding shares of capital stock of Millet Software.

  No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act of 1933, as amended, pursuant to:

  . with respect to issuances described in (3), (8)-(10), (14) and (16), Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701;

  . with respect to issuances described in (17) and (21)-(23), Section 3(a)(10) thereof following a fairness hearing for the issuance of the securities; and

  .  with respect to issuances described in (1), (2), (4)-(7), (11)-(13),
     (15) and (18)-(20), Section 4(2) thereof on the basis that the transactions did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                               Description
 ------                               -----------
  2.1   Agreement and Plan of Merger, dated as of May 12, 1998, among the registrant, Outpost Network, Inc., certain shareholders of Outpost
        Network, Inc. and Outpost Acquisition, Inc. (1)

  2.2.  Agreement and Plan of Acquisition and Arrangement, dated as of August
        13, 1999, among the registrant and INEX Corporation. (5)

  3.1.  Restated Certificate of Incorporation of the registrant. (1)

  3.2.  Certificate of Amendment to Restated Certificate of Incorporation. (2)

  3.3.  Restated Bylaws of the registrant. (1)

  4.1. Form of Certificate of the Powers, Designations, Preferences and Rights of Series A Preferred Stock. (5)

  5.1. Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

 10.1. Form of Indemnification Agreement between the registrant and each of its Directors and Executive Officers. (1)

 10.2.  Restated 1996 Flexible Stock Incentive Plan and Terms of Stock Option
        Grant Program for Nonemployee Directors under the Restated 1996
        Flexible Stock Incentive Plan. (3)

 10.3.  1998 Employee Stock Purchase Plan. (1)

 10.4.  Lease, dated May 14, 1998, between the registrant and TIAA Realty, Inc.
        (1)

 10.5.  Registration Rights Agreement, dated May 1, 1997, among the registrant,
        John E. Richards, Peter S. Richards, John Enger and Alexander Hutton
        Capital L.L.C., as subsequently amended by Agreement dated as of January 2, 1998, among the registrant, John E. Richards, Peter S.
        Richards, John Enger and Alexander Hutton Capital L.L.C. (1)

 10.6.  Agreement, dated January 2, 1998, among the registrant, John E.
        Richards, Peter S. Richards, John Enger and Alexander Hutton Capital,
        L.L.C. (1)

 10.7. Form of Common Stock and Common Stock Warrant Purchase Agreements, dated May 21, 1998, between the registrant and each of Acorn Ventures-
        IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham. (1)


 Number                               Description
 ------                               -----------
 10.8.  Form of Investor Rights Agreements, dated as of May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners,
        LLP and John and Carolyn Cunningham. (1)

 10.9. Form of Co-Sale Agreements, dated as of May 21, 1998, among the registrant, Naveen Jain and each of Acorn Ventures-IS, LLC, Kellett
        Partners, LLP and John and Carolyn Cunningham. (1)

 10.10. Form of Common Stock Warrant, dated May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham. (1)

 10.11. Common Stock Purchase Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein. (1)

 10.12. Stockholder Rights Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein. (1)

 10.13. Form of Amendment to Common Stock and Common Stock Warrant Purchase
        Agreements, dated August 6, 1998, between the Registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn
        Cunningham.(1)

 10.14. License Agreement, dated July 28, 1998, between the registrant and
        American Business Information, Inc. (now known as infoUSA, Inc.).(1)

 10.15. Amended and Restated Content Provider Agreement, made as of August 24,
        1998, effective as of April 25, 1998, between the registrant and 800-
        U.S. Search.(1)

 10.16. Letter Agreement with Bernee D. L. Strom, dated November 22, 1998.(1)

 10.17. Lease, dated February 2000, between the registrant and Three Bellevue
        Center, LLC.(4)

 10.18. Letter Agreement with Bernee D. L. Strom, dated December 16, 1999.(4)

 10.19. Letter Agreement with Naveen Jain, dated February 10, 2000.(4)

 10.20. Employment Agreement between InfoSpace, Inc., Saraide Inc. and Arun
        Sarin.(2)

 10.21. InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan.(6)

 21.1.  Subsidiaries of the registrant. (5)

 23.1.  Consent of Deloitte & Touche LLP, Independent Auditors.

 23.2.  Consent of KPMG LLP, Independent Auditors.

 23.3. Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1).

 23.4.  Consent of Deloitte & Touche LLP, Independent Auditors.

 24.1.  Power of Attorney (contained on signature page hereto).

 27.1.  Restated Financial Data Schedule for the three months ended March 31,
        2000.(6)

 27.2.  Restated Financial Data Schedule for the year ended December 31,
        1999.(6)

 27.3.  Restated Financial Data Schedule for the three months ended December
        31, 1999.(6)

 27.4.  Restated Financial Data Schedule for the three months ended September
        30, 1999.(6)

 27.5.  Restated Financial Data Schedule for the three months ended June 30,
        1999.(6)

 Number                              Description
 ------                              -----------
 27.6.  Restated Financial Data Schedule for the three months ended March 31,
        1999.(6)

 27.7.  Restated Financial Data Schedule for the year ended December 31,
        1998.(6)

 27.8.  Restated Financial Data Schedule for the year ended December 31,
        1997.(6)

--------
(1) Incorporated by reference to the Registration Statement on Form S-1 (No. 333-62323) filed by the registrant on August 27, 1998, as amended.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q filed by the registrant for the quarter ended March 31, 2000.

(3) Incorporated by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the registrant on June 25, 1999.

(4) Incorporated by reference to the Annual Report on form 10-K filed by the registrant for the year ended December 31, 2000.

(5) Incorporated by reference to the Registration Statement on Form S-1 (No. 333-86313) filed by the Registrant on September 1, 1999, as amended.

(6) Incorporated by reference to the Registration Statement on Form S-3 (No. 333-93167) filed by the Registrant on December 21, 1999, as amended.

  (b) Financial Statement Schedules

  All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes;

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 10th day of August, 2000.

                                          InfoSpace, Inc.

                                                    /s/ Ellen B. Alben
                                          By: _________________________________
                                                      Ellen B. Alben,
                                              Senior Vice President, Legal and
                                                      Business Affairs

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ellen B. Alben and Tammy D. Halstead, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of August, 2000.

                 Signature                                     Title
                 ---------                                     -----

             /s/ Arun Sarin                 Chief Executive Officer and Vice Chairman
___________________________________________  (Principal Executive Officer)
                Arun Sarin

          /s/ Rand L. Rosenberg             Chief Financial Officer and Senior Vice
___________________________________________  President, Corporate Finance and
             Rand L. Rosenberg               Development
                                             (Principal Financial Officer)

          /s/ Tammy D. Halstead             Senior Vice President and Chief Accounting
___________________________________________  Officer (Principal Accounting Officer)
             Tammy D. Halstead

             /s/ Naveen Jain                Chairman of the Board
___________________________________________
                Naveen Jain

       /s/ John E. Cunningham, IV           Director
___________________________________________
          John E. Cunningham, IV

         /s/ Peter L. S. Currie             Director
___________________________________________
            Peter L. S. Currie

                 Signature                                     Title
                 ---------                                     -----
           /s/ David C. House               Director
___________________________________________
              David C. House

         /s/ Rufus W. Lumry, III            Director
___________________________________________
            Rufus W. Lumry, III

                                            Director
___________________________________________
             Ashok Narasimhan

                                            Director
___________________________________________
                Carl Stork

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  2.1   Agreement and Plan of Merger, dated as of May 12, 1998, among the registrant, Outpost Network, Inc., certain shareholders of Outpost
        Network, Inc. and Outpost Acquisition, Inc. (1)

  2.2.  Agreement and Plan of Acquisition and Arrangement, dated as of August
        13, 1999, among the registrant and INEX Corporation. (5)

  3.1.  Restated Certificate of Incorporation of the registrant. (1)

  3.2.  Certificate of Amendment to Restated Certificate of Incorporation. (2)

  3.3.  Restated Bylaws of the registrant. (1)

  4.1. Form of Certificate of the Powers, Designations, Preferences and Rights of Series A Preferred Stock. (5)

  5.1. Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

 10.1. Form of Indemnification Agreement between the registrant and each of its Directors and Executive Officers. (1)

 10.2.  Restated 1996 Flexible Stock Incentive Plan and Terms of Stock Option
        Grant Program for Nonemployee Directors under the Restated 1996
        Flexible Stock Incentive Plan. (3)

 10.3.  1998 Employee Stock Purchase Plan. (1)

 10.4.  Lease, dated May 14, 1998, between the registrant and TIAA Realty, Inc.
        (1)

 10.5.  Registration Rights Agreement, dated May 1, 1997, among the registrant,
        John E. Richards, Peter S. Richards, John Enger and Alexander Hutton
        Capital L.L.C., as subsequently amended by Agreement dated as of January 2, 1998, among the registrant, John E. Richards, Peter S.
        Richards, John Enger and Alexander Hutton Capital L.L.C. (1)

 10.6.  Agreement, dated January 2, 1998, among the registrant, John E.
        Richards, Peter S. Richards, John Enger and Alexander Hutton Capital,
        L.L.C. (1)

 10.7. Form of Common Stock and Common Stock Warrant Purchase Agreements, dated May 21, 1998, between the registrant and each of Acorn Ventures-
        IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham. (1)

 10.8. Form of Investor Rights Agreements, dated as of May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham. (1)

 10.9. Form of Co-Sale Agreements, dated as of May 21, 1998, among the registrant, Naveen Jain and each of Acorn Ventures-IS, LLC, Kellett
        Partners, LLP and John and Carolyn Cunningham. (1)

 10.10. Form of Common Stock Warrant, dated May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn Cunningham. (1)

 10.11. Common Stock Purchase Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein. (1)

 10.12. Stockholder Rights Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein. (1)

 10.13. Form of Amendment to Common Stock and Common Stock Warrant Purchase
        Agreements, dated August 6, 1998, between the Registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn
        Cunningham.(1)

 10.14. License Agreement, dated July 28, 1998, between the registrant and
        American Business Information, Inc. (now known as infoUSA, Inc.).(1)


 Number                               Description
 ------                               -----------
 10.15. Amended and Restated Content Provider Agreement, made as of August 24,
        1998, effective as of April 25, 1998, between the registrant and 800-
        U.S. Search.(1)

 10.16. Letter Agreement with Bernee D. L. Strom, dated November 22, 1998.(1)

 10.17. Lease, dated February 2000, between the registrant and Three Bellevue
        Center, LLC.(4)

 10.18. Letter Agreement with Bernee D. L. Strom, dated December 16, 1999.(4)

 10.19. Letter Agreement with Naveen Jain, dated February 10, 2000.(4)

 10.20. Employment Agreement between InfoSpace, Inc., Saraide Inc. and Arun
        Sarin.(2)

 10.21. InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan.(6)

 21.1.  Subsidiaries of the registrant.(5)

 23.1.  Consent of Deloitte & Touche LLP, Independent Auditors.

 23.2.  Consent of KPMG LLP, Independent Auditors.

 23.3. Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1).

 23.4.  Consent of Deloitte & Touche LLP, Independent Auditors.

 24.1.  Power of Attorney (contained on signature page hereto).

 27.1.  Restated Financial Data Schedule for the three months ended March 31,
        2000.(6)

 27.2.  Restated Financial Data Schedule for the year ended December 31,
        1999.(6)

 27.3.  Restated Financial Data Schedule for the three months ended December
        31, 1999.(6)

 27.4.  Restated Financial Data Schedule for the three months ended September
        30, 1999.(6)

 27.5.  Restated Financial Data Schedule for the three months ended June 30,
        1999.(6)

 27.6.  Restated Financial Data Schedule for the three months ended March 31,
        1999.(6)

 27.7.  Restated Financial Data Schedule for the year ended December 31,
        1998.(6)

 27.8.  Restated Financial Data Schedule for the year ended December 31,
        1997.(6)

--------
(1) Incorporated by reference to the Registration Statement on Form S-1 (No. 333-62323) filed by the registrant on August 27, 1998, as amended.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q filed by the registrant for the quarter ended March 31, 2000.

(3) Incorporated by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the registrant on June 25, 1999.

(4) Incorporated by reference to the Annual Report on form 10-K filed by the registrant for the year ended December 31, 2000.

(5) Incorporated by reference to the Registration Statement on Form S-1 (No. 333-86313) filed by the Registrant on September 1, 1999, as amended.

(6) Incorporated by reference to the Registration on Form S-3 (No. 333-93167) filed by the Registrant on December 21, 1999, as amended.